       As filed with the Securities and Exchange Commission on January 29, 1999

                                                      Registration No. 333-68793
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                         PRE-EFFECTIVE AMENDMENT NO. 2
                                     TO THE
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         FIRST BANCORP OF INDIANA, INC.
    (exact name of registrant as specified in its articles of incorporation)


               INDIANA                                6035                              35-2061832
  (state or other jurisdiction of              (Primary Standard             (IRS Employer Identification No.)
   incorporation or organization)          Classification Code Number)

                           2200 West Franklin Street
                           Evansville, Indiana 47712
                                (812) 423-3196
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 Harold Duncan
                     President and Chief Executive Officer
                          First Federal Savings Bank
             2200 West Franklin Street, Evansville, Indiana 47712
                                (812) 423-3196
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:
                           Paul M. Aguggia, Esquire
                           Aaron M. Kaslow, Esquire
                             Brian K. Lee, Esquire
                        Muldoon, Murphy & Faucette LLP
                          5101 Wisconsin Avenue, N.W.
                            Washington, D.C. 20016
                                (202) 362-0840


     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /
                               ----


===========================================================================================================
    Title of each Class of         Amount to     Purchase Price   Aggregate Offering    Registration
 Securities to be Registered     be Registered     Per Share           Price (1)             Fee
-----------------------------------------------------------------------------------------------------------
Common Stock                         2,512,750           $10.00          $25,127,500       $6,986 (2)
$.01 par Value                        Shares
===========================================================================================================

(1)Estimated solely for the purpose of calculating the registration fee.
(2)Previously paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

PROSPECTUS

                         First Bancorp of Indiana, Inc.
           (Proposed holding company for First Federal Savings Bank)
                        2,185,000 Shares of Common Stock

================================================================================

First Federal Savings Bank of Evansville, Indiana is converting from the mutual form to the stock form of organization. As part of the conversion, First Federal will become a wholly-owned subsidiary of First Bancorp of Indiana, Inc. First Bancorp is offering its common stock to the public under the terms of First Federal's Plan of Conversion which must be approved by a majority of the votes eligible to be cast by the members of First Federal. The conversion will not go forward if First Federal does not receive this approval or if First Bancorp does not sell at least the minimum number of shares.

================================================================================

                                OFFERING SUMMARY

                            Price Per Share:  $10.00
                     Proposed trading symbol: Nasdaq - FBEI

                                         Minimum       Maximum
                                       -----------   -----------

Number of shares:                        1,615,000     2,185,000
Gross offering proceeds:               $16,150,000   $21,850,000
Estimated offering expenses:           $   671,000   $   736,000
Estimated net proceeds:                $15,479,000   $21,114,000
Estimated net proceeds per share:      $      9.58   $      9.66

     With the approval of the Office of Thrift Supervision, First Bancorp may increase the maximum number of shares by up to 15% to 2,512,750 shares.

     Capital Resources, Inc. will use its best efforts to assist First Bancorp in selling at least the minimum number of shares but does not guarantee that this number will be sold. Capital Resources is not obligated to purchase any shares in this offering.

     The subscription offering will end at 12:00 Noon, local time, on ______________, 1999. If the conversion is not completed by ___________,
     1999 and the Office of Thrift Supervision gives First Federal additional time to complete the conversion, First Bancorp will give all subscribers the opportunity to modify or cancel their orders. No single extension of time may exceed 90 days and extensions may not go beyond ____________, 2001. First Bancorp will hold all funds received from subscribers in an interest-bearing savings account at First Federal Savings Bank until the completion or termination of the conversion. Funds will be returned promptly if the conversion is canceled.

                             _____________________

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

For a discussion of risks that you should consider, see "RISK FACTORS" beginning on page __.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                              ____________________

For additional information about the conversion and the stock offering, please refer to the more detailed information in this prospectus. For assistance, please contact First Federal's stock information center at (___)___________.

                            CAPITAL RESOURCES, INC.
                The date of this prospectus is ___________, 1999

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Summary.................................................................
Risk Factors............................................................
Selected Financial Information..........................................
Recent Developments.....................................................
Use of Proceeds.........................................................
Dividend Policy.........................................................
Market for Common Stock.................................................
Capitalization..........................................................
Historical and Pro Forma Regulatory Capital Compliance..................
Pro Forma Data..........................................................
Subscriptions by Executive Officers and Directors.......................
First Federal Savings Bank and Subsidiary Consolidated Statements
 of Income..............................................................
Management's Discussion and Analysis of Financial Condition
 and Results of Operations..............................................
Business of First Bancorp...............................................
Business of First Federal...............................................
Management of First Bancorp.............................................
Management of First Federal.............................................
Regulation..............................................................
Taxation................................................................
The Conversion..........................................................
Restrictions on Acquisition of First Bancorp............................
Description of Capital Stock of First Bancorp...........................
Registration Requirements...............................................
Legal and Tax Opinions..................................................
Experts.................................................................
Where You Can Find More Information.....................................
Index to Consolidated Financial Statements..............................

                                    SUMMARY

     Because this is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully before you decide to invest. For assistance, please contact First Federal's stock information center at (812) ____________.

                                 The Companies

First Bancorp of Indiana, Inc.   First Federal formed First Bancorp to be the
2200 West Franklin Street        holding company for First Federal.  To date,
Evansville, Indiana 47712        First Bancorp has only conducted organizational
(812) 423-3196                   activities. After the conversion, First Bancorp
                                 will own all of First Federal's capital stock and will direct, plan and coordinate First
                                 Federal's business activities. In the future, First Bancorp might become an operating company or acquire or organize other operating subsidiaries, including other financial institutions, although it currently has no specific plans or agreements to do so.

First Federal Savings Bank       First Federal is a community oriented financial
2200 West Franklin Street        institution that operates out of four offices
Evansville, Indiana 47712        in Evansville, Indiana. First Federal's
(812) 423-3196                   principal business is attracting deposits from
                                 the general public and using those funds to originate residential mortgage loans. First
                                 Federal also maintains a significant portfolio of investment and mortgage-backed securities.
                                 At September 30, 1998, First Federal had assets of $111.6 million, deposits of $91.0 million and equity of $15.1 million. For a discussion of First Federal's business strategy and recent results of operations, see "Management's
                                 Discussion and Analysis of Financial Condition and Results of Operations." For a discussion of First Federal's business activities, see
                                 "Business of First Federal."

                                The Conversion

What is the Conversion           The conversion is a change in First Federal's
(page ___)                       legal form of organization. As a mutual savings
                                 bank, First Federal currently has no stock or stockholders. Instead, First Federal operates for the mutual benefit of its depositors, who elect the board of directors and vote on other important matters. Through the conversion,
                                 First Federal will become a stock savings bank and will be owned and controlled by the holder of its stock, which will be First Bancorp.
                                 Voting rights in First Bancorp will belong to its stockholders. First Federal is conducting the conversion under the terms of its Plan of Conversion. The Office of Thrift Supervision has approved the conversion with the condition that First Federal's members approve the Plan of Conversion. First Federal has called a special meeting for _________, 1999 to vote on the Plan of Conversion.

Reasons for the Conversion       By converting to the stock form of
(page ___)                       organization, First Federal will be structured
                                 in the form used by commercial banks, most
                                 business entities and a large number of savings
                                 institutions. The conversion will be important
                                 to First Federal's future growth and
                                 performance by:

                                     .   providing a larger capital base
                                         from which First Federal can operate;

                                     .   enhancing First Federal's ability
                                         to attract and retain qualified
                                         management through stock-based
                                         compensation plans;

                                     .   enhancing First Federal's ability
                                         to diversify into other financial
                                         services related activities; and

                                     .   expanding First Federal's ability to
                                         provide services to the public.

                                 At this time, First Federal does not have any specific plans or arrangements for diversification or expansion.

Benefits of the Conversion to    In connection with the conversion, First
 Management (page __)            Bancorp and First Federal intend to adopt the
                                 following benefit plans and employment
                                 agreements:

                                     .   Employee Stock Ownership Plan.
                                         This plan intends to purchase 8% of
                                         the shares issued in the conversion.
                                         The shares will be allocated to
                                         employees over a period of years in
                                         proportion to their compensation.

                                     .   Stock Option Plan.  Under this
                                         plan, First Bancorp may award stock
                                         options to key employees and
                                         directors.  The number of options
                                         available under this plan will be
                                         equal to 10% of the number shares
                                         sold in the conversion.  This plan
                                         will require shareholder approval.

                                     .   Management Recognition and
                                         Development Plan.  Under this plan,
                                         First Bancorp may award shares of
                                         restricted stock to key employees and
                                         directors at no cost to the
                                         recipient.  The number of shares
                                         available under this plan will equal
                                         4% of the number of shares sold in
                                         the conversion. This plan will
                                         require shareholder approval.

                                     .   Employment Agreements with First
                                         Federal's President and Executive
                                         Vice President.  These agreements
                                         will provide for severance benefits
                                         if the executive is terminated
                                         following a change in control of
                                         First Bancorp or First Federal.

                                     .   Employee Severance Compensation
                                         Plan. This plan will provide
                                         severance benefits to eligible
                                         employees if there is a change in
                                         control of First Bancorp or First
                                         Federal.

                                         For a table that summarizes the value
                                         of these benefits, see "Management of
                                         First Federal -- Summary of Benefits
                                         to Management from the Conversion."
                                         For a discussion of certain risks
                                         associated with these plans and
                                         agreements, see "Risk Factors -- The
                                         implementation of benefit plans will
                                         increase future compensation expense"
                                         and "-- Employment agreements and
                                         severance plan could discourage
                                         takeover attempts."

                                 The Offering

Subscription Offering            First Federal has granted subscription rights
(page ___)                       in the following order of priority to:

                                     1.  Persons with $50 or more on
IMPORTANT: Subscription rights           deposit at First Federal as of June
are not transferable, and                30, 1997.
persons with subscription
rights may not subscribe for         2.  The First Federal Savings Bank
shares for the benefit of any            Employee Stock Ownership Plan.
other person.  If you violate
this prohibition you may lose        3.  Persons with $50 or more on
your right to purchase shares            deposit at First Federal as of
in the conversion and may be             December 31, 1998.
subject to criminal prosecution
and/or other sanctions.              4.  First Federal's depositors as of
                                         January 29, 1999 and borrowers of
                                         First Federal as of March 16, 1988
                                         whose loans continue to be
                                         outstanding as of January 29, 1999.

                                 To ensure that First Federal properly
                                 identifies your subscription rights, you must list all your savings accounts and loans as of the eligibility dates on the stock order form. If you do not list all your accounts and loans your subscription may be reduced or rejected if the offering is oversubscribed.

                                 The subscription offering will expire at 12:00 Noon, local time, on ________, 1999. If the offering is oversubscribed, shares will be allocated in order of the priorities described above following a formula contained in the Plan of Conversion and described under "The Conversion-- The Subscription, Direct Community and Syndicated Community Offerings."

Community Offering (Page __)     First Bancorp may offer shares not sold in the
                                 subscription
                                 offering to the general public. People and trusts of people who are residents of Vanderburgh, Warrick, Posey, Gibson and Spencer
                                 Counties, Indiana will have first preference to purchase these shares. If shares are available, First Bancorp expects to offer shares to the general public immediately after the conclusion of the subscription offering, but may begin a community offering at any time during the subscription offering.

                                 First Bancorp and First Federal may reject orders received from the general public either in whole or in part. If your order is rejected in part, you will not have the right to cancel the remainder of the order.

Purchase Price                   The purchase price is $10.00 per share. The
                                 purchase price was determined by the Boards of Directors of First Bancorp and First Federal in consultation with Capital Resources. You will not pay a commission to buy any shares in the conversion.

Number of Shares to be Issued    First Bancorp will sell between 1,615,000 and
(page ___)                       2,185,000 shares of its common stock in this
                                 offering. With the approval of the Office of Thrift Supervision, First Bancorp may increase the number of shares to 2,512,750.

                                 The amount of common stock being offered in the conversion is based on an independent appraisal of the estimated pro forma market value of First Bancorp and First Federal. Capital Resources Group, Inc., the independent appraiser, has estimated that, in its opinion, as of December 4, 1998, the aggregate pro forma market value of First Bancorp and First Federal ranged between $16,150,000 and $21,850,000, with a midpoint of $19,000,000. Capital
                                 Resources Group is the parent company of Capital Resources. The appraisal was based in part on First Federal's financial condition and operations and the effect of the additional capital raised by the sale of common stock in this offering. The independent appraisal will be updated prior to the completion of the conversion.

Purchase Limitations (page __)   The minimum purchase is 25 shares.

                                 The maximum purchase in the subscription offering for any person or group of persons through a single deposit account is $150,000 of common stock, which equals 15,000 shares.

                                 The maximum purchase for any person in the community offering is $150,000 of common stock, which equals 15,000 shares.

                                 The maximum purchase in the subscription offering and community offering combined by any person, related persons or persons acting together is $220,000 of common stock, which equals 22,000 shares.

How to Purchase Common Stock     If you want to subscribe for shares of common
(page ___)                       stock, complete an original stock order form
                                 and send it together with full payment to First
                                 Federal in the postage-paid envelope provided.
                                 You must sign the certification that is part of the stock order form. First Federal must receive your stock order form before the end of the subscription offering.

                                 You may pay for shares in any of the
                                 following ways:

IMPORTANT:  After First Federal      .   In cash if delivered in person.
receives your order, you cannot
withdraw or change your order        .   By check or money order made payable to
without the consent of First             First Bancorp of Indiana, Inc.
Federal.  If First Bancorp
intends to sell fewer than           .   By withdrawal from an account at First
1,615,000 shares or more than            Federal. To use funds in an IRA at
2,512,750 shares, all                    First Federal you must transfer your
subscribers will be notified             account to an unaffiliated institution
and provided with the                    or broker. Please contact First
opportunity to modify or cancel          Federal's stock information center at
their orders.                            least one week before the expiration of
                                         the subscription offering for
                                         assistance.


                                 PLEASE NOTE: Payment for subscriptions of $25,000 or more must be by certified or cashier's check, money order or account withdrawal.

                                 First Federal will pay interest on subscription funds at the rate it pays on passbook accounts from the date it receives your funds until completion or termination of the conversion. All funds authorized for withdrawal from deposit accounts with First Federal will earn interest at the applicable account rate until completion of the conversion. There will be no early withdrawal penalty for subscriptions paid for by withdrawal from certificates of deposit.

Use of Proceeds (page ___)       First Bancorp will use 50% of the net proceeds
                                 of the offering to buy all of the common stock of First Federal. First Federal will use these funds to expand its residential and consumer loan portfolios and to purchase investments similar to the kinds it currently holds. First
                                 Bancorp will loan an amount equal to 8% of the gross proceeds of the offering to First
                                 Federal's employee stock ownership plan to fund its purchase of common stock and will keep the remainder of the net proceeds for general corporate purposes. These purposes may include, for example, paying dividends or buying back shares of common stock. First Bancorp and First
                                 Federal may also use the proceeds of the offering for expansion and diversification of their business, although they have no specific plans for such activity at this time.

Purchases by Officers and        First Federal's directors and executive
Directors (page ___)             officers intend to subscribe for 91,100 shares,
                                 which equals 4.2% of the shares issued at the maximum of the offering range. Directors and executive officers will pay the same $10.00 per share price as all other persons who purchase shares in the conversion.

Market for Common Stock          First Bancorp has obtained preliminary approval
(page ___)                       for its common stock to be quoted on the Nasdaq
                                 National Market under the symbol FBEI. After shares of First Bancorp common stock commence trading, you may contact a stock broker to buy or sell shares. First Bancorp cannot assure you that there will be an active trading market for its common stock. See "Risk Factors -- Possible limited market for First Bancorp's common stock may negatively effect the market price."

Dividend Policy (page ___)       First Bancorp intends to adopt a policy of
                                 paying regular cash dividends, but has not yet made a decision as to how much or how often.

                                  RISK FACTORS

     Before investing in the common stock please carefully consider the matters discussed below. First Bancorp's common stock is not a savings account or deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

Competition has hurt First Federal's net interest income

     First Federal faces intense competition both in making loans and attracting deposits. Competition has made it more difficult for First Federal to make new loans and has led First Federal to maintain a large investment in debt and mortgage-backed securities, which generally earn less interest for First Federal than loans. In recent years, in order to compete for deposits with larger financial institutions that provide a wider range of products and services, First Federal has offered amongst the highest deposit rates in its market area. This competition for loans and deposits has contributed to a narrow interest rate spread, which hurts net interest income. For more information about the market in which First Federal operates and the competition it faces, see "Business of First Federal -- Market Area" and "-- Competition."

Expanded consumer lending operations will make loan portfolio more risky and may not be as profitable as expected

     In January 1999, First Federal significantly expanded its consumer lending operations by hiring four loan officers and three clerical staff to develop an indirect automobile lending program. First Federal's goal is to sell 60-80% of the automobile loans that it makes and to grow its consumer loan portfolio to $20 million over two years. Automobile loans tend to have a higher rate of default than mortgage loans and full repayment of defaulted loans is more unlikely because the value of the automobiles securing these loans goes down over time. First Federal's consumer loan portfolio will have additional risk because a portion of the loans that First Federal intends to keep will be those where the borrower has a lower credit rating. These loans have higher interest rates to compensate for the lower credit quality. As its consumer loan portfolio grows, First Federal expects to increase its allowance for loan losses by charging a provision for loan losses against income. If actual losses exceed expectations, First Federal could have to take additional charges to income. First Federal expects to make a profit on the sale of automobile loans.
However, if First Federal is not able to make as many loans as it expects, the income from its consumer lending operations may not exceed the costs of these operations.

Increasing interest rates may hurt First Federal's profits

     Like most financial institutions, First Federal's ability to make a profit depends largely on its net interest income, which is the difference between interest income it receives from its loans and investment securities and interest it pays on deposits and borrowings. If interest rates rise, First Federal anticipates that its net interest income could be negatively affected as interest paid on deposits would increase more quickly than the interest received on loans and investment securities. In addition, rising interest rates may adversely affect First Federal's earnings because rising rates may cause a decrease in customer demand for loans and a reduction in value of First Federal's securities available for sale. For further discussion of how changes in interest rates could impact First Federal, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset and Liability Management."

High capital levels will cause First Bancorp to have a below average return on equity after conversion

     Return on equity, which is net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. In recent years, First Federal's return on equity has been below the average return on equity for publicly held savings associations and banks of comparable size. As a result of the additional capital to be raised in this offering, First Bancorp expects that after the conversion its return on equity will continue to be below average. In addition, compensation expense will increase as a result of adopting new benefit plans. Over time, First Bancorp intends to use the proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity competitive with other publicly traded financial institutions. This goal could take a number of years to achieve, and First Bancorp cannot assure you that this goal can be attained. Consequently, you should not expect a competitive return on equity in the near future. See "Pro Forma Data" for an illustration of the effects of this stock offering.

The implementation of benefit plans will increase future compensation expense

     First Federal will recognize additional material employee compensation and benefit expenses that stem from the shares purchased or granted to employees and executives under new benefit plans. First Federal cannot predict the actual amount of these new expenses because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. First Federal would recognize expenses for its Employee Stock Ownership Plan when shares are committed to be released to participants' accounts and would recognize expenses for the Management Recognition and Development Plan over the vesting period of awards made to recipients. These expenses have been reflected in the pro forma financial information under "Pro Forma Data" assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower. Recently proposed accounting rules would also require First Bancorp to recognize compensation expense for stock options awarded to non-employee directors. For further discussion of these plans, see "Management of First Federal -- Benefits."

Issuance of shares for benefit programs may reduce your ownership interest

     If stockholders approve the new stock-based benefit plans, First Bancorp intends to issue shares to its officers and directors through these plans. If the shares for the Management Recognition and Development Plan are issued from authorized but unissued stock, your ownership interest could be reduced by up to approximately 3.85%. If the shares for the Stock Option Plan are issued from authorized but unissued stock, your ownership interest could be reduced by up to approximately 9.09%. See "Pro Forma Data."

Possible voting control by management and employees may discourage takeover attempts

     The shares that First Federal's directors and executive officers intend to purchase in the conversion, when combined with the shares that may be awarded or sold to participants under First Federal's Employee Stock Ownership Plan and First Bancorp's stock-based benefit plans, could ultimately result in management and employees controlling a significant percentage of First Bancorp's common stock. If these individuals were to coordinate their actions they could have significant influence over the outcome of any stockholder vote. This voting power may discourage takeover attempts that you would like to see happen. In addition, the total voting power of management and employees could reach in excess of 20% of First Bancorp's outstanding stock. That level would enable management and employees as a group to defeat any stockholder matter that requires an 80% vote. For information about management's intended purchases and shares that may be awarded under new benefit plans, see "Subscriptions by Executive Officers and Directors" and "Management of First Federal-- Benefits."

Anti-takeover provisions and statutory provisions could discourage takeover attempts

     Provisions in First Bancorp's Articles of Incorporation and Bylaws, the corporation law of the state of Indiana, and federal regulations may make it difficult and expensive to pursue a takeover attempt that management opposes. These provisions may discourage or prevent takeover attempts that you would like to see happen. These provisions will also make the removal of the current board of directors or management of First Bancorp, or the appointment of new directors, more difficult. These provisions include: limitations on voting rights of beneficial owners of more than 10% of First Bancorp's common stock; supermajority voting requirements for certain business combinations; the election of directors to staggered terms of three years; the elimination of cumulative voting for directors; the removal of directors without cause only upon the vote of holders of two thirds of the outstanding voting shares; and limitations on calling special meetings of shareholders. The Bylaws of First Bancorp also contain provisions regarding the timing and content of stockholder proposals. For further information about these provisions, see "Restrictions on Acquisition of First Bancorp."

Employment agreements and severance plan could discourage takeover attempts

     The proposed employment agreements with the President and Executive Vice President of First Federal provide for cash severance payments if the executive is terminated following a change in control of First Bancorp or First Federal. If a change in control had occurred at September 30, 1998 the aggregate amount of the severance payment to these executive officers under the agreements would have been approximately $486,000. In addition, if a change in control had occurred at September 30, 1998 and all eligible employees had been terminated, the aggregate payment due under First Federal's severance plan would have been approximately $381,000. These arrangements may have the effect of increasing the costs of acquiring First Bancorp, thereby discouraging future attempts to take over First Bancorp or First Federal. For information about the proposed employment agreements and the severance plan, see "Management of First Federal-
- Executive Compensation."

Year 2000 data processing problems could interrupt First Federal's business and have an adverse financial impact

     First Federal is a user of computers, computer software and equipment utilizing embedded microprocessors that will be affected by the year 2000 issue. As the century date change occurs, date-sensitive systems that use a two-digit date field to designate a year may recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may cause erroneous results, ranging from system malfunctions to incorrect or incomplete processing. Because First Federal is substantially dependent on its computer systems and the computer systems of third parties, the failure of these systems to be year 2000 compliant could cause substantial disruption of First Federal's business and could have a material adverse financial impact on First Federal. Failure to resolve year 2000 issues presents the following risks to First
Federal:

     (1) First Federal could lose customers to other financial institutions, resulting in a loss of revenue, if First Federal's third party service bureau is unable to process properly customer transactions;

     (2) governmental agencies, such as the Federal Home Loan Bank, and correspondent banks could fail to provide funds to First Federal, which could materially impair First Federal's liquidity and affect First Federal's ability to fund loans and deposit withdrawals;

     (3) concern on the part of depositors that year 2000 issues could impair access to their deposit account balances could result in First Federal experiencing deposit outflows prior to December 31, 1999; and

     (4) First Federal could incur increased personnel costs if additional staff is required to perform functions that inoperative systems would have otherwise performed.

First Federal has developed a plan and created a committee to analyze how the year 2000 will impact its operations and to monitor the status of its vendors. For further information on First Federal's year 2000 compliance efforts, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."

Possible limited market for First Bancorp's common stock may negatively effect the market price

     Although First Bancorp has received preliminary approval to list its common stock on the Nasdaq National Market, First Bancorp does not know whether an
active trading market will develop.   Because of the relatively small size of
this offering, you may not be able to sell all of your shares of First Bancorp on short notice and the sale of a large number of shares at one time could temporarily depress the market price. Furthermore, First Bancorp cannot guarantee that if you purchase shares in the conversion you will be able to sell your shares at or above the $10.00 purchase price. For further information about the trading market for First Bancorp's common stock, see "Market for Common Stock."

Possible increase in number of shares issued would result in less favorable pricing ratios

     Capital Resources Group may increase its appraisal up to 15% to reflect the results of the offering or changes in the financial condition or results of operations of First Federal or changes in market conditions or general financial, economic or regulatory conditions after the offering begins without any further notice to you. If this happens, First Bancorp anticipates that it would issue, without any additional notice, up to 2,512,750 shares of common stock for an aggregate price of up to $25,127,500. This increase in the number of shares would decrease pro forma net earnings per share and stockholders' equity per share, which means that the price-to-earnings and price-to-book ratios for First Bancorp would increase. Because many investors favor purchasing shares of financial institutions at lower price-to-book and price-to-earnings ratios, an increase in the number of shares sold could negatively effect the market price of First Bancorp's common stock. For further information regarding pro forma information, see "Pro Forma Data."

Your subscription funds could be held for an extended period if completion of the conversion is delayed

     If the conversion is not completed by __________, 1999 as a result of changes that lead to a material revision in the appraisal of First Federal and the Office of Thrift Supervision consents to an extension of time to complete the conversion, First Bancorp would conduct a resolicitation offering. Federal regulations permit the Office of Thrift Supervision to grant one or more time extensions, none of which may exceed 90 days. Extensions may not go beyond __________, 2001. In the resolicitation offering, all subscribers would be mailed a supplement to this prospectus and given the opportunity to confirm, modify or cancel their subscriptions. Failure to respond would be deemed a cancellation and all subscription funds, together with accrued interest, would be returned to the subscriber, or if the subscriber authorized payment by withdrawal of funds on deposit at First Federal, that authorization would terminate. If a subscriber affirmatively confirms his or her subscription order during the resolicitation offering, First Bancorp and First Federal would continue to hold the subscriber's subscription funds until the end of the resolicitation offering. All subscriptions held by First Bancorp and First Federal when the resolicitation offering expires would be irrevocable without the consent of First Bancorp and First Federal until the completion or termination of the conversion.

Regulatory reform legislation may reduce powers of First Bancorp and First
Federal

     In 1998 the U.S. Congress considered legislation that was intended to modernize the financial services industry. Under the proposed legislation, newly formed unitary savings and loan holding companies would not be permitted to exercise the broad powers currently available to these companies. Previous proposals would have eliminated the federal savings association charter by requiring that all federal savings associations convert to national banks or other banking charters, but such provision was not included in the final legislation that was considered. First Federal is a federal savings association and First Bancorp, upon completion of the conversion, will be a unitary savings
and loan holding company.   First Bancorp does not know whether federal
legislation will be enacted that affects the federal savings association charter or unitary savings and loan holding companies, or if such legislation is enacted, what form this legislation might take. Accordingly, management of First Federal and First Bancorp cannot predict what effect, if any, banking reform legislation would have on the activities and operations of First Federal and First Bancorp.

                         SELECTED FINANCIAL INFORMATION

     The following tables provide selected information concerning the financial position and results of operations of First Federal at the dates and for the periods indicated. You should read this information in conjunction with the Consolidated Financial Statements and Notes presented at the end of this prospectus. Information at September 30, 1998 and for the three months ended September 30, 1998 and 1997 is unaudited, but, in the opinion of management, reflects all adjustments necessary for a fair presentation. None of these adjustments are other than normal recurring entries. Results for the three months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ending June 30, 1999.


                                         At                          At June 30,
                                    September 30,  -----------------------------------------------------
                                        1998          1998       1997       1996       1995       1994
                                   --------------  -----------------------------------------------------
                                                               (In Thousands)
Selected Balance Sheet Data:
   Total assets...................       $111,627   $108,964   $110,747   $110,905   $105,846   $105,803
   Other investment securities....         15,168     18,195     18,940     17,246      8,788      6,455
   Mortgage-backed securities.....         36,835     35,545     41,394     41,607     47,936     51,118
   Loans receivable, net..........         38,183     35,655     32,164     32,441     32,492     32,396
   Deposits accounts..............         90,961     89,229     88,560     88,844     86,886     87,615
   Borrowings.....................          3,645      3,645      7,050      7,500      5,000      5,000
   Equity capital.................         15,117     14,949     14,053     13,575     13,002     12,363

                                               Three Months
                                             Ended September 30,                           Years Ended June 30,
                                           -----------------------   --------------------------------------------------------
                                             1998         1997        1998        1997        1996         1995        1994
                                            -------      ------      ------     --------     -------      -------     -------
                                                                                   (In Thousands)
Selected Operating Data:
   Interest income........................   $1,831      $1,887     $7,715      $7,474       $7,295      $6,658      $6,069
   Interest expense.......................    1,185       1,192      4,977       4,763        4,645       4,062       3,656
                                             ------      ------     ------      ------       ------      ------      ------
   Net interest income....................      646         695      2,738       2,711        2,650       2,596       2,413
   Provision for loan losses..............       --          --         --          --          100          --          --
                                             ------      ------     ------      ------       ------      ------      ------
   Net interest income after provision
      for loan losses.....................      646         695      2,738       2,711        2,550       2,596       2,413
   Other income...........................       76          43        601 (1)     179          169         219         214
   Other expense..........................      506         415      2,044       2,391 (2)    1,900       1,901       1,863
                                             ------      ------     ------      ------       ------      ------      ------
   Income before income taxes and
      cumulative effect of a change in
      accounting principle................      216         323      1,295         499          819         914         764
   Income taxes...........................       61         108        415         112          199         264         301
   Cumulative effect of change in
       accounting principle(3)............       --          --         --          --           --          --          11
                                             ------      ------     ------      ------       ------      ------      ------
      Net income..........................   $  155      $  215     $  880      $  387       $  620      $  650      $  474
                                             ======      ======     ======       ======       =====      ======      ======

------------------

(1) Includes gains of $400,000 on the sale of a branch office and related deposits.
(2) Includes one-time assessment of $561,000 to recapitalize the Savings Association Insurance Fund.
(3) Reflects adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."



                                               At                      At June 30,
                                          September 30,   --------------------------------------
                                              1998         1998    1997    1996    1995    1994
                                           -----------    ------  ------  ------  ------  ------

Selected Other Data:
  Number of:
       Real estate loans outstanding                773     747     759     789     811     855
       Deposit accounts                           8,799   8,852   9,226   9,515   9,890   9,716
       Full-service offices                           4       4       4       4       4       4

                                      At or For the
                                    Three Months Ended
                                      September 30,            At or For the Years Ended June 30,
                                    ------------------   -----------------------------------------------
                                      1998      1997      1998      1997      1996      1995      1994
                                     -------   -------   -------   -------   -------   -------   -------
Selected Financial Ratios:
  Performance Ratios(1):
    Return on average assets(2).....   0.56%     0.78%     0.77%     0.35%     0.57%     0.62%     0.47%
    Return on average equity(3).....   4.13      6.08      6.04      2.83      4.66      5.14      3.91
    Average equity as a percent
     of average total assets........  13.58     12.82     12.79     12.35     12.33     12.01     11.91
    Interest rate spread(4).........   1.97      2.15      2.03      2.08      2.09      2.01      1.98
    Net interest margin(5)..........   2.47      2.64      2.53      2.56      2.57      2.53      2.44
    Average interest-earning
     assets to average
     interest-bearing
     liabilities.................... 110.98    110.88    110.75    110.71    110.68    113.18    112.51
    Other expenses as a percent
     of average total assets........   1.83      1.50      1.79      2.16      1.76      1.80      1.83
Capital Ratios:
    Tangible........................  13.47     12.96     13.60     12.62     12.28     12.29     11.69
    Core............................  13.47     12.96     13.60     12.62     12.28     12.29     11.69
    Risk-based......................  34.88     39.01     34.75     37.35     36.95     36.42     35.13
Asset Quality Ratios:
    Nonperforming loans as a
     percent of total loans(6)......   0.00      0.09      0.00      0.08      0.00      0.12      0.22
    Nonperforming assets as a
     percent of total assets(7).....   0.00      0.02      0.00      0.02      0.00      0.04      0.07
  Allowance for loan losses as a
   percent of total loans...........   0.65      0.79      0.70      0.77      0.76      0.46      0.46
  Allowance for loan losses as a
   percent of nonperforming loans...    N/A    925.93       N/A    925.93       N/A    263.16    138.89
  Net charge-offs as a percent
     of average outstanding loans...    N/A       N/A       N/A       N/A       N/A       N/A       N/A

---------------

(1)  Ratios for the three-month periods are annualized where appropriate.
(2)  Net income divided by average total assets.
(3)  Net income divided by average total equity.
(4) Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
(5)  Net interest income as a percentage of average interest-earning assets.
(6) Nonperforming loans consist of loans accounted for on a nonaccrual basis and accruing loans 90 days or more past due.
(7) Nonperforming assets consist of nonperforming loans, real estate acquired in settlement of loans, and restructured loans. See "Business of First Federal -- Lending Activities -- Nonperforming Assets and Delinquencies."

                              RECENT DEVELOPMENTS

     The selected financial and operating data presented below at December 31, 1998 and for the three and six-month periods ended December 31, 1998 and 1997 are derived from unaudited financial data but, in the opinion of management, reflects all adjustments which are necessary to present fairly the results from such interim periods. These adjustments consist only of normal recurring
adjustments.   The results of operations of the three and six months ended
December 31, 1998 are not necessary indicative of the results of operations that may be expected for the year ending June 30, 1999.

                                           At                At
                                    December 31, 1998   June 30, 1998
                                    -----------------   -------------
                                             (In thousands)
Selected Financial Data:
   Total assets                          $112,482          $108,964
   Other investment securities             15,592            18,195
   Mortgage-backed securities              37,862            35,545
   Loans receivable, net                   39,020            35,655
   Deposits accounts                       92,310            89,229
   Borrowings                               3,645             3,645
   Equity capital                          15,209            14,949

                                    Three Months Ended     Six Months Ended
                                       December 31,          December 31,
                                   -------------------   --------------------
                                     1998       1997       1998        1997
                                   --------   --------   --------   ---------
                                                (In thousands)
Selected Operating Data:
   Interest income................  $ 1,835    $ 1,937    $ 3,666    $ 3,823
   Interest expense...............    1,180      1,213      2,364      2,404
                                    -------    -------    -------    -------
   Net interest income............      655        724      1,302      1,419
   Provision for loan losses......       --         --         --         --
                                    -------    -------    -------    -------
   Net interest income after......      655        724      1,302      1,419
     provision for loan losses
   Other income...................       81        447        155        489
   Other expense..................      590        563      1,096        978
                                    -------    -------    -------    -------
   Income before income taxes.....      146        608        361        930
   Income taxes...................       35        217         95        324
                                    -------    -------    -------    -------
      Net income..................  $   111    $   391    $   266    $   606
                                    =======    =======    =======    =======

                                                                                At or For the        At or for the
                                                                              Three Months Ended    Six Months Ended
                                                                                 December 31,         December 31,
                                                                              ------------------    ------------------
                                                                               1998       1997       1998       1997
                                                                              -------    -------    -------    -------
Selected Financial Ratios and Other Data (1):
Performance Ratios:
   Return on average assets(2).............................................     0.40%      1.40%      0.48%      1.09%
   Return on average equity (3)............................................     2.93      10.76       3.52       8.45
   Average equity as a percent of average total assets.....................    13.52      12.98      13.55      12.90
   Interest rate spread(4).................................................     1.96       2.23       1.97       2.18
   Net interest margin(5)..................................................     2.47       2.72       2.47       2.68
   Average interest-earning assets to average interest-bearing
    liabilities............................................................   111.36     110.92     111.17     110.90
   Other expenses as a percent of average total assets.....................     2.10       2.01       1.97       1.76
Capital Ratios:
   Tangible................................................................    13.46      12.42      13.46      12.42
   Core....................................................................    13.46      12.42      13.46      12.42
   Risk-based..............................................................    31.08      34.79      31.08      34.79
Asset Quality Ratios:
   Total nonperforming loans as a percent of total loans(6)................     0.11       0.18       0.11       0.18
   Nonperforming assets as a percent of total assets(7)....................     0.04       0.05       0.04       0.05
   Allowance for loan losses as a percent of total loans...................     0.64       0.79       0.64       0.79
   Allowance for loan losses as a percent of
      nonperforming loans..................................................   581.40     446.43     581.40     446.43
   Net charge-offs as a percent of average outstanding loans...............      N/A        N/A        N/A        N/A

---------------
(1) Ratios for the three and six-month periods are annualized where appropriate.
(2)  Net income divided by average total assets.
(3)  Net income divided by average total equity.
(4) Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
(5)  Net interest income as a percentage of average interest-earning assets.
(6) Nonperforming loans consist of loans accounted for on a nonaccrual basis and accruing loans 90 days or more past due.
(7) Nonperforming assets consist of nonperforming loans, real estate acquired in settlement of loans, and restructured loans. See "Business of First Federal -- Lending Activities -- Nonperforming Assets and Delinquencies."

Comparison of Financial Condition at December 31, 1998 and June 30, 1998

     Total assets increased $3.5 million, or 3.2%, to $112.5 million at December 31, 1998 compared to June 30, 1998. The largest increase was in loans, which increased $3.4 million, or 9.4%. The increase in loans was principally in real estate mortgage loans, and was a result of First Federal's competitive mortgage interest rates in its target market, favorable nationwide mortgage rates which spurred an increase in home purchases and refinancing, and the results of hiring of a new loan originator in fiscal 1998. During the three months ended December 31, 1998, First Federal's two commissioned loan officers left to pursue other opportunities. While First Federal is actively seeking to fill these positions, a prolonged vacancy could negatively impact the volume of loan originations. First Federal adjusted its investment portfolio by decreasing debt securities by $2.6 million and increasing mortgage-backed securities by $2.3 million. The growth in loans was primarily funded by an increase in deposits of $3.1 million, or 3.5%. The deposit increase can be attributed primarily to competitive interest rates offered on certificates of deposit and money market accounts. Borrowings were unchanged.

Comparison of Results of Operations for the Three and Six Months Ended December 31, 1998 and 1997

     General.   Net income decreased by $280,000 to $111,000 for the three months ended December 31, 1998 from $391,000 for the same period in 1997. Net income for the six months ended December 31, 1998 decreased $340,000 to $266,000 from $606,000 for the six months ended December 31, 1997. First Federal recognized gains of $400,000 in 1997 in connection with a branch sale, with no comparable transaction in 1998. The decrease in net income also was related to a decrease in net interest income caused by the narrowing of First Federal's interest rate spread to 1.97% compared to 2.18% for the first half of last year and to increased other expenses. The decrease in the interest rate spread is due to management's decision to offer competitive mortgage interest rates in an effort to increase First Federal's loan portfolio, and to offer certificates of deposit and money market accounts at rates slightly higher than that of its competition to attract the funds to support loan growth.

     Net Interest Income. Net interest income decreased $69,000, or 9.5%, in the second quarter and $117,000, or 8.2%, in the first six months of fiscal 1999 compared to the same periods last year primarily as a result of the narrowing of First Federal's interest rate spread.

     Total interest income decreased 5.3% to $1.8 million for the second quarter and decreased 4.1% to $3.7 million for the first half of fiscal 1999. The decrease for both periods was caused primarily by a reduced yield on investment securities as higher yielding securities matured, repriced or were repaid. This was partially offset by a larger average balance of higher yielding loans. The average yield on interest-earning assets was 6.91% for the six months ended December 31, 1998 compared to 7.29% for the six months ended December 31, 1997.

     Total interest expense decreased 2.7% to $1.2 million for the second quarter and decreased 1.7% to $2.4 million for the first half of fiscal 1999. For the second quarter, growth in deposits reflected a 16.2% increase in the average balance of demand and savings deposits and a 0.5% decrease in the average balance of certificates of deposit. This deposit growth produced a small increase in interest expense, but the shift in deposits reduced the average cost of deposits to 4.90% in the second quarter this year compared to 4.98% last year. Demand and savings deposits grew primarily as a result of the introduction in February 1998 of a money market deposit account with a higher minimum balance that pays a higher rate of interest. The increase in interest expense on deposits was offset by a decrease in borrowings. For the first half of fiscal 1999, growth in deposits reflected an 11.3% increase in the average balance of demand and savings deposits and a 0.7% increase in the average balance of certificates of deposit. This deposit growth produced a 2.7% increase in interest expense, but the shift in deposits reduced the average cost of deposits to 4.93% in the first half of fiscal 1999 compared to 4.95% in the same period last year. The increase in interest expense during the first half of fiscal 1999 was offset by reduced borrowings. The average cost of interest-bearing liabilities was 4.98% for the six months ended December 31, 1998 compared to 5.04% for the six months ended December 31, 1997.

     Provision for Loan Losses. There was no provision for loan losses in either the three or six months ended December 31, 1998 or 1997.

     Other Income. Other income was $81,000 for the three months ended December 31, 1998 compared to $447,000 in the same period last year. For the six months ended December 31, 1998, other income was $155,000, compared to $489,000 for the same period last year. Included in other income in 1997 are $400,000 in gains on the sale of real estate, equipment and deposit accounts from First Federal's sale of its Mt. Vernon, Indiana branch in October 1997. Excluding these gains, other income increased as result of increased ATM fees and increased gains on the sale of mortgage loans.

     Other Expense. Other expenses increased 4.8% for the second quarter of fiscal 1999 and 12.1% for the first half of fiscal 1999. This increase was primarily due to increases in salaries and employee benefits, which totaled $360,000 and $641,000 for the three and six months ended December 31, 1998. First Federal added additional personnel in the mortgage loan department and in the areas of technology and branch administration.

     Income Tax Expense. Total income tax expense was $35,000 for the three months ended December 31, 1998 compared to $217,000 for the same period last year. Total income tax expense was $95,000 for the six months ended December 31, 1998 compared to $324,000 for the same period last year. The decrease for both the three and six month periods was primarily the result of lower taxable income. The effective tax rate was 26.3% for the first half of fiscal 1999 compared to 34.8% for the same period last year.

Expansion of Consumer Lending Operations

     In January 1999, First Federal significantly expanded its consumer lending operations by hiring four loan officers and three clerical staff to develop an indirect automobile lending program. First Federal anticipates originating automobile loans through approximately 75 to 100 automobile dealers in southern Indiana, northwestern Kentucky and southern Illinois. These dealers will provide First Federal applications to finance vehicles sold by their dealerships. Although substantially all of the dealers through which First Federal will originate loans will sell both new and used automobiles, First Federal expects that most of the loans it will originate will be secured by used automobiles. First Federal will process loan applications through "CreditDesk," an automated underwriting program by Fair Isaac and Company, Inc. Applications processed through "CreditDesk" will receive a score which, along with other underwriting criteria, will determine if the application will be approved, denied or approved at an increased interest rate or on other terms.

     First Federal anticipates developing a contractual relationship with another financial institution in order to sell indirect automobile loans on a flow basis for an origination fee of approximately 1.50% of the loan amount. First Federal intends that this contract will define the criteria to be satisfied for loans to be eligible for sale to the purchasing institution. First Federal will sell all loans with servicing released and without recourse to First Federal. Interest rates will be determined by reference to the rate sheet in effect on the date the loan was closed and approved by the financial
institution purchasing the loan.   Under the terms of its arrangement, First
Federal will have no minimum or maximum delivery requirements. This will eliminate the risk that First Federal will not be able to sell the loans and that an increase in market interest rates will reduce the value of the loans before they can be sold.

     First Federal intends to sell 60-80% of its indirect automobile loan production and to retain the remainder for its own portfolio, with the goal of increasing its consumer loan portfolio to $20 million over two years. The loans sold will be primarily the ones with the highest credit quality. The loans retained for First Federal's portfolio will generally have a lower credit quality, but with a correspondingly higher interest rate. First Federal believes that it will benefit from the higher yields earned on consumer loans and that the shorter duration of consumer loans will improve First Federal's interest rate risk position. However, because consumer loans tend to have a higher rate of default than mortgage loans and because full repayment of defaulted loans is more unlikely when the loan is secured by a depreciating asset like an automobile, First Federal expects that it will increase its allowance for loan losses as its consumer loan portfolio grows. First Federal will increase its allowance for loan losses by charging a provision for loan losses against income.

     First Federal estimates that it will have capital expenditures and other start-up expenses of $115,000 for its consumer loan operations in the quarter ending March 31, 1999. First Federal will also experience an increase in salary and benefits and other operating expenses as a result of hiring additional personal and the expansion of its lending operations.

     First Federal has been sued by United Fidelity Bank, FSB, which previously employed the persons hired by First Federal to conduct its consumer lending operations. For information about this lawsuit, see "Business of First Federal -- Legal Proceedings."

                                 USE OF PROCEEDS

     The amount of common stock being offered in the conversion is based on Capital Resources Group's estimate that, as of December 4, 1998, the pro forma market value of First Bancorp and First Federal ranged from $16,150,000 to $21,850,000 ("Estimated Valuation Range"). The net proceeds from the sale of the common stock in this offering will range from approximately $15.5 million to $21.1 million, or up to $24.4 million if the Estimated Valuation Range is increased by 15%. See "Pro Forma Data" for the assumptions used to arrive at these amounts. First Bancorp will purchase all of the capital stock of First Federal to be issued in the conversion in exchange for 50% of the net proceeds of the offering. This will result in First Bancorp retaining approximately $7.7 million to $10.6 million of net proceeds, or up to $12.2 million if the Estimated Valuation Range is increased by 15%, and First Federal receiving an equal amount.

     Receipt of 50% of the net proceeds of the sale of the common stock will increase First Federal's capital and will support the expansion of First Federal's existing business activities. First Federal will use the funds contributed to it for general corporate purposes, including, initially, lending and investment in short-term U.S. Government and agency obligations. First Federal intends to increase its residential and consumer loan portfolios. Depending on loan demand, First Federal may consider using a portion of the conversion proceeds for additional investment in mortgage-backed securities.

     In connection with the conversion and the establishment of First Federal's Employee Stock Ownership Plan ("ESOP"), First Bancorp intends to loan the ESOP the amount necessary to purchase 8% of the shares of common stock sold in the conversion. First Bancorp's loan to fund the ESOP may range from $1,292,000 to $1,748,000 based on the sale of 129,200 shares to the ESOP at the minimum of the Estimated Valuation Range and 174,800 shares at the maximum of the Estimated Valuation Range, respectively, at $10.00 per share. If 15% above the maximum of the Estimated Valuation Range, or 2,512,750 shares, are sold in the conversion, First Bancorp's loan to the ESOP would be $2,010,200 based on the sale of 201,020 shares to the ESOP. The Bank anticipates that the ESOP loan will have a 12-year term with interest payable at the prime rate as published in The Wall Street Journal on the closing date of the conversion. The loan will be repaid principally from First Federal's contributions to the ESOP and from any dividends paid on shares of common stock held by the ESOP.

     Other than as described above, neither First Bancorp or First Federal have specific plans for the investment of the proceeds of this offering. Although First Federal's capital currently exceeds regulatory requirements, First Federal is pursuing the mutual-to-stock conversion at this time in order to structure itself in the form used by commercial banks and most other financial services companies. For a discussion of management's business reasons for undertaking the conversion, see "The Conversion-- Purposes of Conversion."

     The remaining net proceeds retained by First Bancorp initially will be invested primarily in short-term U.S. Government and agency obligations. These funds will be available for additional contributions to First Federal in the form of debt or equity, to support future diversification or acquisition activities, as a source of dividends to the stockholders of First Bancorp and for future repurchases of common stock to the extent permitted under Indiana law and federal regulations. First Bancorp will consider exploring opportunities to use these funds to expand operations through acquiring or establishing additional branch offices or acquiring other financial institutions. Currently, there are no specific plans, arrangements, agreements or understandings, written or oral, regarding any expansion activities.

     Following the conversion, the Board of Directors will have the authority to adopt plans for repurchases of common stock, consistent with statutory and regulatory requirements. Since First Bancorp has not yet issued stock, there currently is insufficient information upon which an intention to repurchase stock could be based. The facts and circumstances upon which the Board of Directors may determine to repurchase stock in the future would include but are not limited to:

     (1) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the ability to improve First Bancorp's return on equity;

     (2) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

     (3) any other circumstances in which repurchases would be in the best interests of First Bancorp and its stockholders.

     Any stock repurchases will require a determination by the Board of Directors that both First Bancorp and First Federal will be capitalized in excess of all applicable regulatory requirements after any such repurchases and that capital will be adequate, taking into account, among other things, First Federal's level of nonperforming and classified assets, First Bancorp's and First Federal's current and projected results of operations and asset/liability structure, the economic environment and tax and other regulatory considerations. For a discussion of the regulatory limitations applicable to stock repurchases, see "The Conversion -- Restrictions on Repurchase of Stock."


                                DIVIDEND POLICY

General

     First Bancorp's Board of Directors anticipates declaring and paying cash dividends on the common stock. However, the Board of Directors has not made a decision as to the amount or timing of dividends. In addition, the Board of Directors may determine to pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. Before declaring or paying any dividends, First Bancorp's Board of Directors will take into account the amount of the net proceeds retained by First Bancorp, First Bancorp's financial condition, results of operations, tax considerations, capital requirements, industry standards, economic conditions and other factors, including the regulatory restrictions that affect the payment of dividends by First Federal to First Bancorp discussed below. Under Indiana law, First Bancorp will be permitted to pay cash dividends after the conversion so long as First Bancorp is able to pay its debts as they come due in the usual course of business and First Bancorp's assets are greater than the sum of its total liabilities plus the amount that would be needed, if First Bancorp were to be dissolved at the time of the dividend, to satisfy any rights that are preferential to those of the persons receiving the dividend. In order to pay cash dividends, however, First Bancorp must have available cash either from the net proceeds raised in the conversion and retained by First Bancorp, borrowings by First Bancorp, dividends received from First Federal or earnings on Holding Company assets. No assurances can be given that any dividends, either regular or special, will be declared or, if declared, what the amount of dividends will be or whether such dividends, if commenced, will continue.

Current Restrictions

     Dividends from First Bancorp may depend, in part, upon receipt of dividends from First Federal because First Bancorp initially will have no source of income other than dividends from First Federal and earnings from the investment of the net proceeds from the offering retained by First Bancorp. Office of Thrift Supervision ("OTS") regulations require First Federal to give the OTS 30 days' advance notice of any proposed declaration of dividends to First Bancorp, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends to First Bancorp. The OTS imposes certain limitations on the payment of dividends from First Federal to First Bancorp which utilize a three-tiered approach that permits various levels of distributions based primarily upon a savings association's capital level. Based on its current capital levels, after prior notice to and no objection made by the OTS, First Federal could at its option distribute up to 100% of its net income during the calendar year plus 50% of its surplus capital ratio at the beginning of the calendar year less any distributions previously paid during the year. In addition, First Federal may not declare or pay a cash dividend on its capital stock if the effect thereof would be to reduce the regulatory capital of First Federal below the amount required for the liquidation account to be established under First Federal's Plan of Conversion. See "Regulation -- Federal Regulation of Savings Associations -- Limitations on Capital Distributions," "The Conversion -- Effects of Conversion on Depositors and Borrowers of First Federal -- Liquidation Account" and Note 10 of the Notes to Consolidated Financial Statements included at the end of this prospectus.

     Additionally, in connection with the conversion, First Bancorp and First Federal have committed to the OTS that during the one-year period following consummation of the conversion, First Bancorp will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

Tax Considerations

     In addition to the foregoing, retained earnings of First Federal appropriated to bad debt reserves and deducted for federal income tax purposes cannot be used by First Federal to pay cash dividends to First Bancorp without the payment of federal income taxes by First Federal at the then current income tax rate on the amount deemed distributed, which would include the amounts of any federal income taxes attributable to the distribution. See "Taxation -- Federal Taxation" and Note 8 of the Notes to Consolidated Financial Statements included at the end of this prospectus. First Bancorp does not contemplate any distribution by First Federal that would result in a recapture of First Federal's bad debt reserve or create the above-mentioned federal tax liabilities.


                            MARKET FOR COMMON STOCK

     First Bancorp has never issued capital stock and, consequently, there is no existing market for the common stock. Although First Bancorp has received preliminary approval to list the common stock on the Nasdaq National Market under the symbol FBEI, there can be no assurance that First Bancorp will meet the Nasdaq National Market listing requirements, which include a minimum market capitalization, at least three market makers and a minimum number of shareholders. Capital Resources has agreed to make a market for the common stock following consummation of the conversion, although it has no obligation to do so, and will assist First Bancorp in seeking to encourage at least two additional market makers to establish and maintain a market in the common stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices. First Bancorp anticipates that prior to the completion of the conversion it will be able to obtain the commitment from at least two additional broker-dealers to act as market maker for the common stock. Additionally, the development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of First Bancorp, First Federal or any market maker.

     There can be no assurance that an active and liquid trading market for the common stock will develop or that, if developed, it will continue. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, investors in the common stock could have difficulty disposing of their shares on short notice and should not view the common stock as a short-term investment. Furthermore, there can be no assurance that purchasers will be able to sell their shares at or above the $10.00 purchase price or that quotations will be available on the Nasdaq National Market as contemplated.

                                 CAPITALIZATION

     The following table presents the historical capitalization of First Federal at September 30, 1998, and the pro forma consolidated capitalization of First Bancorp after giving effect to the assumptions listed under "Pro Forma Data," based on the sale of the number of shares of common stock at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range. The shares that would be issued at the maximum, as adjusted, of the Estimated Valuation Range would depend upon receipt of OTS approval of an updated appraisal confirming the valuation. A change in the number of shares to be issued in the conversion may materially affect pro forma consolidated capitalization.

                                                                                            Holding Company
                                                                                 Pro Forma Consolidated Capitalization
                                                                                        Based Upon the Sale of
                                                                   -------------------------------------------------------------
                                                       Bank           1,615,000       1,900,000       2,185,000       2,512,750
                                                   Capitalization     Shares at       Shares at       Shares at       Shares at
                                                      as of              $10.00          $10.00          $10.00          $10.00
                                               September 30, 1998   Per Share(1)    Per Share(1)    Per Share(1)    Per Share(2)
                                               ------------------   ------------    ------------    ------------    ------------
                                                                (Dollars in Thousands, Except Per Share Amounts)
Deposits(3).....................................       $90,961         $90,961         $90,961         $90,961         $90,961
Borrowings......................................         3,645           3,645           3,645           3,645           3,645
                                                       -------         -------         -------         -------         -------
Total deposits and borrowed funds...............       $94,606         $94,606         $94,606         $94,606         $94,606
                                                       =======         =======         =======         =======         =======

Stockholders' equity:
   Preferred stock:
    1,000,000 shares, $.01 par value per share,
      authorized; none issued or outstanding....       $    --         $    --         $    --         $    --         $    --
 Common stock:
   9,000,000 shares, $.01 par value per share,
      authorized; specified number of shares
      assumed to be issued and outstanding(4)...            --              16              19              22              25

Additional paid-in capital......................            --          15,463          18,278          21,092          24,329

Retained earnings(5)............................        15,055          15,055          15,055          15,055          15,055
Accumulated other comprehensive income..........            62              62              62              62              62
Less:
 Common stock acquired by ESOP(6)...............            --          (1,292)         (1,520)         (1,748)         (2,010)
 Common stock to be acquired by MRDP(7).........            --            (646)           (760)           (874)         (1,005)
                                                       -------         -------         -------         -------         -------
Total stockholders' equity......................       $15,117         $28,658         $31,134         $33,609         $36,456
                                                       =======         =======         =======         =======         =======

------------------------------
(1) Does not reflect the possible increase or decrease in the Estimated Valuation Range to reflect material changes in the financial condition or results of operations of First Federal or changes in market conditions or general financial, economic and regulatory conditions, or the issuance of additional shares under the Stock Option Plan.
(2) This column represents the pro forma capitalization of First Bancorp in the event the aggregate number of shares of common stock issued in the conversion is 15% above the maximum of the Estimated Valuation Range. See "Pro Forma Data" and Footnote 1 thereto.
(3) Withdrawals from deposit accounts for the purchase of common stock are not
    reflected.   Withdrawals to purchase common stock will reduce pro forma deposits by the amounts  of the withdrawals.
(4) First Federal's authorized capital consists solely of 1,000 shares of common stock, par value $1.00 per share, 1,000 shares of which will be issued to First Bancorp, and 9,000 shares of preferred stock, no par value per share, none of which will be issued in connection with the conversion.
(5) Retained earnings are substantially restricted by applicable regulatory capital requirements. Additionally, First Federal will be prohibited from paying any dividend that would reduce its regulatory capital below the amount in the liquidation account, which will be established for the benefit of First Federal's eligible depositors as of June 30, 1997 and December 31, 1998 at the time of the conversion and adjusted downward thereafter as such account holders reduce their balances or cease to be depositors. See "The Conversion --Effects of Conversion on Depositors and Borrowers of First Federal -- Liquidation Account."
(6) Assumes that 8% of the common stock sold in the conversion will be acquired by the ESOP in the conversion with funds borrowed from First Bancorp. Under generally accepted accounting principles, the amount of common stock to be purchased by the ESOP represents unearned compensation and is, accordingly, reflected as a reduction of capital. As shares are released to ESOP participants' accounts, a corresponding reduction in the charge against capital will occur. Since the funds are borrowed from First Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of First Bancorp. See "Management of First Federal -- Benefits -- Employee Stock Ownership Plan."
(7) Assumes the purchase in the open market at $10.00 per share, under the proposed Management Recognition and Development Plan ("MRDP"), of a number of shares equal to 4% of the shares of common stock issued in the conversion at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. The shares are reflected as a reduction of stockholders' equity. See "Risk Factors -- Issuance of shares for benefit programs may reduce your ownership interest," "Pro Forma Data" and "Management of First Federal -- Benefits -- Management Recognition and Development Plan." The MRDP will require stockholder approval at a meeting following the conversion.

             HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

    The following table presents First Federal's historical and pro forma capital position relative to its capital requirements at September 30, 1998.
The amount of capital infused into First Federal for purposes of the following table is 50% of the net proceeds of the offering. For purpose of the table below, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the MRDP are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to First Federal, see "Regulation -- Federal Regulation of Savings Associations -- Capital Requirements."

                                                                  PRO FORMA AT SEPTEMBER 30, 1998
                          -------------------------------------------------------------------------------------------------------
                                                                                                                   15% Above
                                              Minimum of Estimated Midpoint of Estimated Maximum of Estimated Maximum of Estimated
                                                 Valuation Range       Valuation Range      Valuation Range      Valuation Range
                                               -------------------  -------------------  -------------------  -------------------
                              Historical at      1,615,000 Shares     1,900,000 Shares     2,185,000 Shares     5,512,750 Shares
                           September 30, 1998  at $10.00 Per Share  at $10.00 Per Share  at $10.00 Per Share  at $10.00 Per Share
                           ------------------  -------------------  -------------------  -------------------  -------------------
                                   Percent of           Percent of           Percent of           Percent of           Percent of
                                    Adjusted             Adjusted             Adjusted             Adjusted             Adjusted
                                      Total               Total                 Total                Total                Total
                           Amount   Assets(1)  Amount   Assets(1)   Amount    Assets(1)  Amount    Assets(1)  Amount    Assets(1)
                           ------- ----------  -------  ----------  -------  ----------  -------  ----------  -------  ----------
                                                                (Dollars in Thousands)
GAAP Equity(2)...........  $15,117    13.54%   $20,918    17.62%    $21,985    18.32%    $23,052     19.00%   $24,279    19.77%
                           =======    =====    =======    =====     =======    =====     =======     =====    =======    =====

Tangible capital(2)......  $15,056    13.47%   $20,857    17.55%    $21,924    18.25%    $22,991     18.93%   $24,218    19.70%
Tangible capital
   requirement...........    1,676     1.50      1,783     1.50       1,802     1.50       1,822      1.50      1,844     1.50
                           -------    -----    -------    -----     -------    -----     -------     -----    -------    -----
Excess...................  $13,380    11.97%   $19,074    16.05%    $20,122    16.75%    $21,169     17.43%   $22,374    18.20%
                           =======    =====    =======    =====     =======    =====     =======     =====    =======    =====
Core capital(2)..........  $15,056    13.47%   $20,857    17.55%    $21,924    18.25%    $22,991     18.93%   $24,218    19.70%
Core capital requirement.    3,353     3.00      3,565     3.00       3,604     3.00       3,643      3.00      3,688     3.00
                           -------    -----    -------    -----     -------    -----     -------     -----    -------    -----
Excess...................  $11,703    10.47%   $17,292    14.55%    $18,320    15.25%    $19,348     15.93%   $20,530    16.70%
                           =======    =====    =======    =====     =======    =====     =======     =====    =======    =====
Total risk-based
   capital(3)............  $15,306    34.88%   $21,107    46.59%    $22,174    48.66%    $23,241     50.72%   $24,468    53.05%
Total risk-based capital
   requirement...........    3,511     8.00      3,625     8.00       3,645     8.00       3,666      8.00      3,690     8.00
                           -------    -----    -------    -----     -------    -----     -------     -----    -------    -----
Excess...................  $11,795    26.88%   $17,482    38.59%    $18,529    40.66%    $19,575     42.72%   $20,778    45.05%
                           =======    =====    =======    =====     =======    =====     =======     =====    =======    =====

---------------
(1) Tangible capital levels and core capital levels are shown as a percentage of adjusted total assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(2) Unrealized gains on investment securities account for the difference between GAAP capital and each of tangible capital and core capital.
(3) Percentage represents total core and supplementary capital divided by total risk-weighted assets. Assumes net proceeds are invested in assets that carry a 20% risk-weighting.

                                 PRO FORMA DATA

     Under the Plan of Conversion, the common stock must be sold at a price equal to the estimated pro forma market value of First Bancorp and First Federal as converted, based upon an independent valuation. The Estimated Valuation Range as of December 4, 1998 is from a minimum of $16,150,000 to a maximum of $21,850,000 with a midpoint of $19,000,000. At a price per share of $10.00, this results in a minimum number of shares of 1,615,000, a maximum number of shares of 2,185,000 and a midpoint number of shares of 1,900,000. The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. However, net proceeds contained in the following table are based upon the following assumptions:

     (1) Capital Resources will receive fees of approximately $175,000, $207,000, $240,000 and $278,000 at the minimum, midpoint, maximum and 15% above the maximum of Estimated Valuation Range, respectively (see "The Conversion --Plan of Distribution for the Subscription, Direct Community and Syndicated Community Offerings");

     (2)  all of the common stock will be sold pursuant to subscription rights;
          and

     (3) conversion expenses, excluding the fees paid to Capital Resources, will total approximately $496,000 at each of the minimum, midpoint, maximum and 15% above the maximum of Estimated Valuation Range.

     Actual expenses may vary from this estimate, and the fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares, and other factors.

     The following table summarizes the historical net income and retained income of First Federal and the pro forma consolidated net income and stockholders' equity of First Bancorp at and for the dates indicated based on the minimum, midpoint and maximum of the Estimated Valuation Range and based on a 15% increase in the maximum of the Estimated Valuation Range. The pro forma consolidated net income of First Federal for the three months ended September 30, 1998 and the year ended June 30, 1998 has been calculated as if the conversion had been consummated at the beginning of each period and the estimated net proceeds received by First Bancorp and First Federal had been invested at 4.41% at the beginning of each period, which represents the one-year U.S. Treasury Bill yield as of September 30, 1998. While OTS regulations provide for the use of a yield representing the arithmetic average of the weighted average yield earned by First Federal on its interest-earning assets and the rates paid on its deposits, First Bancorp believes that the U.S. Treasury Bill yield represents a more realistic yield on the investment of the conversion proceeds. As discussed under "Use of Proceeds," First Bancorp expects to retain 50% of the net proceeds of the offering from which it will fund the ESOP loan. A pro forma after-tax return of 2.65% is used for both First Bancorp and First Federal for both the three months ended September 30, 1998 and the year ended June 30, 1998, after giving effect to an incremental combined federal and state income tax rate of 40.0%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the footnotes to the table. Per share amounts have been computed as if the common stock had been outstanding at the beginning of the respective periods, but without any adjustment of per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

     No effect has been given to:

     (1) the shares to be reserved for issuance under First Bancorp's Stock Option Plan, which requires stockholder approval at a meeting following the conversion;

     (2) withdrawals from deposit accounts for the purpose of purchasing common stock in the conversion;

     (3) the issuance of shares from authorized but unissued shares to the MRDP, which requires stockholder approval at a meeting following the conversion; or

     (4) the establishment of a liquidation account for the benefit of eligible depositors as of June 30, 1997 and December 31, 1998. See "Management of First Federal -- Benefits -- Stock Option Plan" and "The
         Conversion -- Stock Pricing and Number of Shares to be Issued."

     The following pro forma information may not be representative of the financial effects of the conversion at the date on which the conversion actually occurs and should not be taken as indicative of future results of operations. Stockholders' equity represents the difference between the stated amounts of consolidated assets and liabilities of First Bancorp computed in accordance with generally accepted accounting principles. Stockholders' equity has not been increased or decreased to reflect the difference between the carrying value of loans and other assets and market value. Stockholders' equity is not intended to represent fair market value nor does it represent amounts that would be available for distribution to stockholders in the event of liquidation.

                                                          At or For the Three Months Ended September 30, 1998
                                                      --------------------------------------------------------
                                                                                                   15% Above
                                                      Minimum of    Midpoint of    Maximum of     Maximum of
                                                       Estimated     Estimated      Estimated      Estimated
                                                       Valuation     Valuation      Valuation      Valuation
                                                         Price         Price          Price          Price
                                                      ------------    -----------   -----------   ------------
                                                       1,615,000      1,900,000     2,185,000     2,512,750(1)
                                                          Shares        Shares        Shares        Shares
                                                        at $10.00      at $10.00     at $10.00     at $10.00
                                                        Per Share      Per Share     Per Share     Per Share
                                                      ------------    -----------   -----------   ------------
                                                         (Dollars in Thousands, Except Per Share Amounts)
Gross proceeds......................................    $   16,150     $   19,000    $   21,850    $   25,128
Less:  estimated expenses...........................          (671)          (703)         (736)         (774)
                                                        ----------     ----------    ----------    ----------
Estimated net proceeds..............................        15,479         18,297        21,114        24,354
Less:  common stock acquired by ESOP................        (1,292)        (1,520)       (1,748)       (2,010)
Less:  common stock to be acquired by MRDP..........          (646)          (760)         (874)       (1,005)
                                                        ----------     ----------    ----------    ----------
 Net investable proceeds............................    $   13,541     $   16,017    $   18,492    $   21,339
                                                        ==========     ==========    ==========    ==========

Consolidated net income:
 Historical.........................................    $      155     $      155    $      155    $      155
 Pro forma income on net proceeds(2)................            90            106           123           141
 Pro forma ESOP adjustments(3)......................           (16)           (19)          (22)          (25)
 Pro forma MRDP adjustments(4)......................           (19)           (23)          (26)          (30)
                                                        ----------     ----------    ----------    ----------
   Pro forma net income.............................    $      210     $      219    $      230    $      241
                                                        ==========     ==========    ==========    ==========

Consolidated net income per share(5)(6):
 Historical.........................................    $     0.10     $     0.09    $     0.07    $     0.06
 Pro forma income on net proceeds(2)................          0.06           0.06          0.06          0.06
 Pro forma ESOP adjustments(3)......................         (0.01)         (0.01)        (0.01)        (0.01)
 Pro forma MRDP adjustments(4)......................         (0.01)         (0.01)        (0.01)        (0.01)
                                                        ----------     ----------    ----------    ----------
   Pro forma net income per share...................    $     0.14     $     0.13    $     0.11    $     0.10
                                                        ==========     ==========    ==========    ==========

Consolidated stockholders' equity (book value):
 Historical.........................................    $   15,117     $   15,117    $   15,117    $   15,117
 Estimated net proceeds.............................        15,479         18,297        21,114        24,354
 Less:  common stock acquired by ESOP...............        (1,292)        (1,520)       (1,748)       (2,010)
 Less:  common stock to be acquired by MRDP(4)......          (646)          (760)         (874)       (1,005)
                                                        ----------     ----------    ----------    ----------
   Pro forma stockholders' equity(7)................    $   28,658     $   31,134    $   33,609    $   36,456
                                                        ==========     ==========    ==========    ==========

Consolidated stockholders' equity per share(6)(8):
 Historical(6)......................................    $     9.36     $     7.96    $     6.92    $     6.02
 Estimated net proceeds.............................          9.58           9.63          9.66          9.69
 Less:  common stock acquired by ESOP...............         (0.80)         (0.80)        (0.80)        (0.80)
 Less:  common stock to be acquired by MRDP(4)......         (0.40)         (0.40)        (0.40)        (0.40)
                                                        ----------     ----------    ----------    ----------
   Pro forma stockholders' equity per share(7)......    $    17.74     $    16.39    $    15.38    $    14.51
                                                        ==========     ==========    ==========    ==========

Purchase price as a percentage of pro forma
   stockholders' equity per share...................         56.37%         61.01%        65.02%        68.92%

Purchase price as a multiple of pro forma
   net income per share(10).........................         17.86x         19.23x        22.73x        25.00x

                                                         (Footnotes on page __ )

                                                               At or For the Year Ended June 30, 1998
                                                       -------------------------------------------------------
                                                                                                    15% Above
                                                        Minimum of    Midpoint of   Maximum of     Maximum of
                                                         Estimated     Estimated     Estimated      Estimated
                                                         Valuation     Valuation     Valuation      Valuation
                                                           Price         Price         Price          Price
                                                       -----------     ----------    ----------   ------------
                                                        1,615,000      1,900,000     2,185,000     2,512,750(1)
                                                          Shares        Shares         Shares        Shares
                                                        at $10.00      at $10.00     at $10.00     at $10.00
                                                        Per Share      Per Share     Per Share     Per Share
                                                       -----------     ----------    ----------   ------------
                                                          (Dollars in Thousands, Except Per Share Amounts)

Gross proceeds.....................................     $   16,150     $   19,000    $   21,850    $   25,128
Less:  estimated expenses..........................           (671)          (703)         (736)         (774)
                                                        ----------     ----------    ----------    ----------
Estimated net proceeds.............................         15,479         18,297        21,114        24,354
Less:  common stock acquired by ESOP...............         (1,292)        (1,520)       (1,748)       (2,010)
Less:  common stock to be acquired by MRDP.........           (646)          (760)         (874)       (1,005)
                                                        ----------     ----------    ----------    ----------
 Net investable proceeds...........................     $   13,541     $   16,017    $   18,492    $   21,339
                                                        ==========     ==========    ==========    ==========

Consolidated net income:
 Historical........................................     $      880     $      880    $      880    $      880
 Pro forma income on net proceeds(2)...............            359            424           490           565
 Pro forma ESOP adjustments(3).....................            (65)           (76)          (87)         (101)
 Pro forma MRDP adjustments(4).....................            (78)           (91)         (105)         (121)
                                                        ----------     ----------    ----------    ----------
   Pro forma net income............................     $    1,096     $    1,137    $    1,178    $    1,223
                                                        ==========     ==========    ==========    ==========

Consolidated net income per share(5)(6):
 Historical........................................     $     0.58     $     0.50    $     0.43    $     0.38
 Pro forma income on net proceeds(2)...............           0.24           0.24          0.24          0.24
 Pro forma ESOP adjustments(3).....................          (0.04)         (0.04)        (0.04)        (0.04)
 Pro forma MRDP adjustments(4).....................          (0.05)         (0.05)        (0.05)        (0.05)
                                                        ----------     ----------    ----------    ----------
   Pro forma net income per share..................     $     0.73     $     0.65    $     0.58    $     0.53
                                                        ==========     ==========    ==========    ==========

Consolidated stockholders' equity (book value):
 Historical........................................     $   14,949     $   14,949    $   14,949    $   14,949
 Estimated net proceeds............................         15,479         18,297        21,114        24,354
 Less:  common stock acquired by ESOP..............         (1,292)        (1,520)       (1,748)       (2,010)
 Less:  common stock to be acquired by MRDP(4).....           (646)          (760)         (874)       (1,005)
                                                        ----------     ----------    ----------    ----------
   Pro forma stockholders' equity(7)...............     $   28,490     $   30,966    $   33,441    $   36,288
                                                        ==========     ==========    ==========    ==========

Consolidated stockholders' equity per share(6)(8):
 Historical(6).....................................     $     9.26     $     7.87    $     6.84    $     5.95
 Estimated net proceeds............................           9.58           9.63          9.66          9.69
 Less:  common stock acquired by ESOP..............          (0.80)         (0.80)        (0.80)        (0.80)
 Less:  common stock to be acquired by MRDP(4).....          (0.40)         (0.40)        (0.40)        (0.40)
                                                        ----------     ----------    ----------    ----------
   Pro forma stockholders' equity per share(7).....     $    17.64     $    16.30    $    15.30    $    14.44
                                                        ==========     ==========    ==========    ==========

Purchase price as a percentage of pro forma
   stockholders' equity per share..................          56.69%         61.35%        65.36%        69.25%

Purchase price as a multiple of pro forma
   net income per share(10)........................          13.70x         15.38x        17.24x        18.87x

                                                   (Footnotes on following page)

----------------------------------------------

(1) Gives effect to the sale of an additional 327,750 shares in the conversion, which may be issued to cover an increase in the pro forma market value of First Bancorp and First Federal as converted, without the resolicitation of subscribers or any right of cancellation. The issuance of such additional shares will be conditioned on a determination by Capital Resources Group that such issuance is compatible with its determination of the estimated pro forma market value of First Bancorp and First Federal as converted.
     See "The Conversion -- Stock Pricing and Number of Shares to be
     Issued."

(2) No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the conversion. Since funds on deposit at First Federal may be withdrawn to purchase shares of common stock (which will reduce deposits by the amount of such purchases), the net amount of funds available to First Federal for investment following receipt of the net proceeds of the conversion will be reduced by the amount of such withdrawals.

(3) Assumes that the ESOP will purchase 8% of the shares of common stock offered in the conversion. The funds used to acquire such shares will be borrowed by the ESOP (at an interest rate equal to the prime rate as published in The Wall Street Journal on the closing date of the conversion, which rate is currently 7.75%) from the net proceeds from the conversion retained by First Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. First Federal intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, stockholders' equity will be increased. First Federal's payment of the ESOP debt is based upon equal installments of principal over a 12-year period, assuming a combined federal and state income tax rate of 40.0%. Interest income earned by First Bancorp on the ESOP debt offsets the interest paid by First Federal on the ESOP loan. No reinvestment is assumed on proceeds contributed to fund the ESOP. Applicable accounting practices require that compensation expense for the ESOP be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. See "Management of First Federal -- Benefits -- Employee Stock Ownership Plan."

(4) In calculating the pro forma effect of the MRDP, it is assumed that the required stockholder approval has been received, that the shares were acquired by the MRDP at the beginning of the period presented in open market purchases at the $10.00 per share purchase price, that 20% of the amount contributed was an amortized expense during such period, and that the combined federal and state income tax rate is 40.0%. The issuance of authorized but unissued shares of the common stock instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.85% and pro forma net income per share would be $0.14, $0.12, $0.11 and $0.10 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the three months ended September 30, 1998, respectively, and $0.72, $0.63, $0.57 and $0.52 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended June 30, 1998, respectively, and pro forma stockholders' equity per share would be $17.45, $16.14, $15.17 and $14.33 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range at September 30, 1998, respectively $17.35, $16.06, $15.10 and $14.27 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range at June 30, 1998, respectively. For purposes of this table, shares issued under the MRDP vest 20% per year and compensation expense is recognized on a straight-line basis over each vesting period. In the event the fair market value per share is greater than $10.00 per share on the date shares are awarded under the MRDP, total MRDP expense would increase. The total estimated MRDP expense was multiplied by 20% (the total percent of shares for which expense is recognized in the first year) resulting in pre-tax MRDP expense of $32,300, $38,000, $43,700 and $50,300 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the three months ended September 30, 1998, respectively and $129,200, $152,000, $174,800 and $201,000 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended June 30, 1998, respectively. No effect has been given to the shares reserved for issuance under the proposed Stock Option Plan. Recently proposed accounting rules would require First Bancorp to recognize compensation expense for stock options awarded to non-employee directors.
(5) Per share amounts are based upon shares outstanding of 1,487,146, 1,749,583, 2,012,021 and 2,313,824 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the three months ended September 30, 1998, respectively 1,491,183, 1,754,333, 2,017,483 and
     2,320,106 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range for the year ended June 30, 1998, respectively, which includes the shares of common stock sold in the conversion less the number of shares assumed to be held by the ESOP not committed to be released within the first year following the conversion.

(6) Historical per share amounts have been computed as if the shares of common stock expected to be issued in the conversion had been outstanding at the beginning of the period or on the date shown, but without any adjustment of historical net income or historical retained earnings to reflect the investment of the estimated net proceeds of the sale of shares in the conversion, the additional ESOP expense or the proposed MRDP expense, as described above.

(7) "Book value" represents the difference between the stated amounts of First Federal's assets and liabilities. The amounts shown do not reflect the liquidation account, which will be established for the benefit of eligible depositors as of June 30, 1997 and December 31, 1998, or the federal income tax consequences of the restoration to income of First Federal's special bad debt reserves for income tax purposes which would be required in the unlikely event of liquidation. See "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of First Federal" and "Taxation." The amounts shown for book value do not represent fair market values or amounts distributable to stockholders in the unlikely event of liquidation.
(8) Per share amounts are based upon shares outstanding of 1,615,000, 1,900,000, 2,185,000 and 2,512,750 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.
(9) Does not represent possible future price appreciation or depreciation of the common stock.
(10) Annualized

               SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information as to the intended purchases of common stock by each director and executive officer of First Federal, including their associates, as defined by applicable regulations. No individual has entered into a binding agreement with respect to such intended purchases, and, therefore, actual purchases could be more or less than indicated below. Directors and officers of First Federal and their associates may not purchase in excess of 33% of the shares sold in the conversion. For purposes of the following table, it has been assumed that sufficient shares will be available to satisfy subscriptions in all categories. Directors, officers, their associates and employees will pay the same price as all other subscribers for the shares for which they subscribe.


                                                                                      Percent of
                                                                                      Shares at
                                                                                      Maximum of
                                    Anticipated Number of     Anticipated Dollar      Estimated
Name and Position                    Shares Purchased(1)       Amount Purchased    Valuation Range
-----------------                   ---------------------      -----------------   ---------------
Robert L. Clayton, Sr.                             5,000                $ 50,000               0.2%
   Director

Herbert V. Dassel                                 20,000                 200,000               0.9
   Director

Frank E. Kern                                      4,000                  40,000               0.2
   Director

James L. Will, Jr.                                10,000                 100,000               0.5
   Director

Jerry Ziemer                                      15,000                 150,000               0.7
   Director

Harold Duncan                                     15,000                 150,000               0.7
   President, Chief Executive
   Officer and Director

Michael H. Head                                   20,000                 200,000               0.9
   Executive Vice President and
   Chief Operating Officer

Monica L. Stinchfield                              1,000                  10,000               0.0
   Senior Vice President

Christopher A. Bengert                               600                   6,000               0.0
   Senior Vice President and
   Treasurer

Richard L. Witte                                     500                   5,000               0.0
   Vice President                                 ------                --------               ---


                                                  91,000                $911,000               4.2%
                                                  ======                ========               ===

_____________________________

(1) Does not include any shares to be awarded under the ESOP and MRDP or options to acquire shares awarded under the Stock Option Plan.

                   FIRST FEDERAL SAVINGS BANK AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME

     The following Consolidated Statement of Income of First Federal for the fiscal years ended June 30, 1998, 1997 and 1996 has been audited by Olive LLP,
independent auditors, whose report appears elsewhere in this prospectus.   The
Consolidated Statement of Income for the three months ended September 30, 1998 and 1997 was not audited by Olive LLP, but, in the opinion of management, reflect all adjustments, none of which are other than normal recurring entries, necessary for a fair presentation. The results of operations for the three months ended September 30, 1998 are not necessarily indicative of the results of operations that may be expected for the entire fiscal year. You should read this statement in conjunction with the Consolidated Financial Statements and related Notes included at the end of this prospectus.

                                                               Three Months
                                                            Ended September 30,                   Years Ended June 30,
                                                          -----------------------   -------------------------------------
                                                             1998         1997         1998          1997         1996
                                                          ----------    ---------   ----------    ----------   ----------
Interest income:
 Loans receivable, including fees......................   $  744,657   $  660,287   $2,694,771    $2,580,620   $2,602,248
 Investment securities:
  Mortgage-backed securities...........................      579,840      687,485    2,664,326     2,771,610    2,974,734
  Other investment securities..........................      249,833      350,283    1,443,477     1,313,347      873,474
 Deposits with financial institutions..................      231,809      164,250      818,200       719,044      713,306
 Federal funds sold....................................       10,302        9,436       35,277        30,592       32,532
 Other interest and dividend income....................       14,722       15,126       58,650        58,550       98,658
                                                          ----------   ----------   ----------    ----------   ----------
     Total interest income.............................    1,831,163    1,886,867    7,714,701     7,473,763    7,294,952
                                                          ----------   ----------   ----------    ----------   ----------

Interest expense:
 Deposits..............................................    1,119,852    1,078,314    4,584,001     4,301,758    4,292,375
 Borrowings............................................       52,865      105,027      354,630       432,896      334,477
 Other.................................................       11,892        8,315       37,993        27,893       17,717
                                                          ----------   ----------   ----------    ----------   ----------
     Total interest expense............................    1,184,609    1,191,656    4,976,624     4,762,547    4,644,569
                                                          ----------   ----------   ----------    ----------   ----------

Net interest income....................................      646,554      695,211    2,738,077     2,711,216    2,650,383
Provision for loan losses..............................           --           --           --            --      100,000
                                                          ----------   ----------   ----------    ----------   ----------
Net interest income after provision for loan losses....      646,554      695,211    2,738,077     2,711,216    2,550,383
                                                          ----------   ----------   ----------    ----------   ----------

Other income:
 Gain on disposal of branch office.....................           --           --      261,024            --           --
 Gain on disposal of deposits..........................           --           --      138,528            --           --
 Increase in cash surrender values of life insurance...       23,334       19,704       87,234        81,975       83,364
 Other income..........................................       51,398       22,898      114,601        97,971       85,808
                                                          ----------   ----------   ----------    ----------   ----------
     Total other income................................       74,732       42,602      601,387       179,946      169,172
                                                          ----------   ----------   ----------    ----------   ----------

Other expense:
 Salaries and employee benefits........................      280,869      225,658    1,134,397       972,717      947,422
 Net occupancy expense.................................       43,627       30,836      181,065       141,808      161,937
 Equipment expense.....................................       28,233       17,623      103,749        65,660       62,273
 Deposit insurance expense.............................       14,699       14,103       56,468       118,678      199,162
 SAIF special assessment...............................           --           --           --       561,290           --
 Data processing fees..................................       25,672       21,622       99,478        86,588       88,621
 Other expenses........................................      112,843      104,912      469,117       444,622      441,242
                                                          ----------   ----------   ----------    ----------   ----------
     Total other expense...............................      505,943      414,754    2,044,274     2,391,363    1,900,657
                                                          ----------   ----------   ----------    ----------   ----------

Income before income tax...............................      215,343      323,059    1,295,190       499,799      818,898
 Income tax expense....................................       60,776      107,729      415,486       112,439      198,852
                                                          ----------   ----------   ----------    ----------   ----------

Net income.............................................   $  154,567   $  215,330   $  879,704    $  387,360   $  620,046
                                                          ==========   ==========   ==========    ==========   ==========

See Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of First Federal. The information contained in this section should be read in conjunction with the consolidated financial statements and accompanying notes contained in this prospectus.

Operating Strategy

     The principal business activity of First Federal consists of attracting deposits from the general public and originating loans secured by one-to-four family residential real estate properties located in its market area. First Federal also maintains a substantial investment portfolio of mortgage-backed and other securities. Earnings depend primarily upon net interest income, which is the difference between the interest income First Federal receives on its loan and investment portfolios and the interest it pays on deposits and borrowings. First Federal's profitability is also affected by the level of other income and expenses. Other income includes service charges, fees and gains on sales of loans. Other expenses include compensation and benefits, occupancy and equipment expenses, deposit insurance premiums, and data processing. First Federal's profitability is also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and regulation, and monetary and fiscal policies.

     First Federal's strategy is to operate as an independent, retail financial institution dedicated to financing home ownership and other consumer needs in Evansville, Indiana. First Federal's operating philosophy has been to be conservative with respect to its underwriting standards and maintain a high level of asset quality, while generating profits, remaining well capitalized and providing a high level of customer service. First Federal's current business strategy includes an emphasis on increasing its mortgage loan, consumer loan and loan servicing portfolios. It also includes continued maintenance of a substantial investment portfolio of U.S. government and agency securities and investment grade mortgage-backed securities and deposit growth to support the growth in loans and investments. First Federal intends to expand its mortgage loan and loan servicing portfolios through increased origination efforts and not by lowering its underwriting standards. First Federal has recently expanded its consumer lending activities by initiating an indirect automobile lending program. See "Recent Developments -- Expansion of Consumer Lending
Operations."

     The conversion will increase the consolidated capital of First Bancorp by the amount of the net proceeds, after deduction for the shares to be sold to the ESOP. Funds withdrawn from deposit accounts to purchase shares will decrease interest-bearing liabilities, and new funds used to purchase shares will increase interest-earning assets. While First Bancorp expects these changes to increase its net interest income, First Bancorp also expects that the adoption of the ESOP and the MRDP will increase its non-interest expenses. See "Risk Factors --The implementation of benefit plans will increase future compensation expense." For additional information regarding the effects of this offering, see "Pro Forma Data."

Comparison of Financial Condition at September 30, 1998 and June 30, 1998

     Total assets increased $2.7 million, or 2.4%, to $111.6 million at September 30, 1998 compared to June 30, 1998. The largest increase was in loans, which increased $2.5 million, or 7.09%. The increase in loans was principally in real estate mortgage loans, and was a result of First Federal's competitive mortgage interest rates in its target market, favorable nationwide mortgage rates which spurred an increase in home purchases and refinancing, and the results of hiring of a new loan originator in fiscal 1998. The growth in loans was primarily funded by an increase in deposits of $1.7 million, or 1.9%. The deposit increase can be attributed primarily to competitive interest rates offered on certificates of deposit and money market accounts. Borrowings were unchanged.

Comparison of Financial Condition at June 30, 1998 and 1997

     Total assets at June 30, 1998 were $109.0 million compared to $110.7 million at June 30, 1997. The decrease of $1.7 million, or 1.6%, was a result of management's decision to use funds from maturing securities to fund loan growth and debt maturities. In order to cover the liquidity needs of expected loan growth, as investments matured, cash in excess of that needed for immediate loans was maintained in cash and cash equivalents. Investment securities decreased by $6.6 million. This was offset by a $3.5 million increase in loans. The growth in loans was primarily in mortgage loans, which increased 12.2%, or $3.8 million. The growth in mortgage loans was in part due to First Federal's competitive mortgage rates, nationally decreasing rates, and the hiring of a loan originator. First Federal reduced its borrowings from the Federal Home Loan Bank by $3.4 million. The majority of this decrease was the payoff of $3.0 million in fixed rate advances from the FHLB in February 1998.

     Equity capital increased $895,000 because of $880,000 in net income and a $15,000 increase in the unrealized gain on securities available for sale due to decreases in market rates of interest and a corresponding increase in the market value of First Federal's investments.

Comparison of Operating Results for the Three Months Ended September 30, 1998 and 1997

     General.  Net income decreased by $60,000 to $155,000 for the three months
ended September 30, 1998 from $215,000 for the same period in 1997.   The
decrease was primarily related to a decrease in net interest income caused by the narrowing of First Federal's interest rate spread to 1.97% compared to 2.15% for the first quarter last year and to increased other expenses. The decrease in the interest rate spread is due to management's decision to offer competitive mortgage interest rates in an effort to increase First Federal's loan portfolio, and to offer certificates of deposit and money market accounts at rates slightly higher than that of its competition to attract the funds to support loan growth.

     Net Interest Income. Net interest income decreased $49,000, or 7.1%, to $646,000 in the first quarter of fiscal 1999 compared to the first quarter last year primarily as a result of the narrowing of First Federal's interest rate spread. Total interest income decreased by 3.0% to $1.8 million for the three months ended September 30, 1998, from $1.9 million for the same period ending in 1997. This decrease was caused by both a reduced yield on investment securities and a reallocation of the portfolio of interest earning assets from securities to lower yielding deposits with financial institutions. Interest income on loans increased as the result of the growth of the portfolio, while interest income on investment securities decreased as a result of the reduction of the portfolio and lower yields. During 1998, higher yielding securities were prepaid or called by the issuer, which left First Federal with lower yielding securities. Instead of reinvesting the proceeds of redeemed securities at lower market rates, First Federal kept the funds in cash pending investment in loans. The average yield on interest-earning assets decreased to 6.99% for the three months ended September 30, 1998 from 7.16% for the three months ended September 30, 1997 primarily as a result of the maturity, repricing and repayment of higher yielding securities.

     Interest expense decreased by $7,000 for the three months ended September 30, 1998 in comparison to the same period in 1997. The average cost of total interest bearing liabilities remained unchanged at 5.02%. The decrease in interest expense resulted from a net decrease in average total interest bearing liabilities of $659,000. The increase in average deposits included increases in demand and savings accounts of $1.3 million and certificates of deposit of $1.3 million. These increases were offset by reduced borrowings.

     The following table provides information as of September 30, 1998 regarding the balances of interest-earning assets and interest-bearing liabilities and their yields and costs. The following table provides for the three months ended September 30, 1998 and 1997 information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs.

Average balances are presented on a daily average basis. Such yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

                                                                                 Three Months Ended September 30,
                                                          ------------------------------------------------------------------------

                                  At September 30, 1998                1998                                     1997
                                ------------------------  -----------------------------------    ---------------------------------
                                                                        Interest                              Interest
                                                            Average       and        Yield/       Average       and        Yield/
                                 Balance    Yield/Cost      Balance     Dividends    Cost(1)      Balance    Dividends    Cost(1)
                                ---------   -----------   ----------   -----------  ---------    ---------   ---------   ---------
                                                                                    (Dollars in Thousands)
Interest earning assets:
  Loans receivable, net(2).....  $ 38,183         7.79%     $ 36,169      $  744      8.23%      $ 32,052      $  660      8.24%
  Investment securities........    52,003         6.37        51,728         830      6.42         60,590       1,039      6.86
  Deposits with financial
    institutions...............    15,436         5.70        15,377         232      6.03         11,339         164      5.79
  Federal funds sold...........       420         5.75           737          10      5.43            671           9      5.37
  Other........................       727         8.00           727          15      8.25            727          15      8.25
                                 --------                   --------      ------                 --------      ------
    Total interest-earning
     assets....................   106,769         6.79       104,738       1,831      6.99        105,379       1,887      7.16
Non-interest-earning assets....     4,858                      5,869                                5,031
                                 --------                   --------                             --------
    Total assets...............  $111,627                   $110,607                             $110,410
                                 ========                   ========                             ========

Interest-bearing liabilities:
  Demand and savings
   deposits....................  $ 22,226         2.94      $ 21,738         160      2.94       $ 20,376         135      2.65
  Certificates of deposit......    68,735         5.60        68,520         960      5.60         67,254         944      5.61
                                 --------                   --------      ------                 --------      ------
    Total deposits.............    90,961         4.95        90,258       1,120      4.96         87,630       1,079      4.93
  Borrowings...................     3,645         5.50         3,645          53      5.82          7,050         105      5.96
  Other........................       519         9.59           475          12     10.11            357           8      8.96
                                 --------                   --------      ------                 --------      ------
     Total interest-bearing
      liabilities..............    95,125         5.00        94,378       1,185      5.02         95,037       1,192      5.02
                                                                                                                -----
Noninterest-bearing
 liabilities...................     1,385                      1,209                                1,220
Stockholders' equity...........    15,117                     15,020                               14,153
                                 --------                   --------                             --------
     Total liabilities and
      stockholders' equity.....  $111,627                   $110,607                             $110,410
                                 ========                   ========                             ========

Net interest income............                                           $  646                               $  695
                                                                          ======                               ======

Interest rate spread(3)........                                                       1.97%                                2.14%
Net interest margin(4).........                                                       2.47%                                2.64%
Ratio of average interest-earning
 assets to average interest-bearing
  liabilities..................                             110.98%                              110.88%

____________________________
(1) Amounts are annualized.
(2) Average loans receivable includes nonperforming loans. Interest income includes interest and fees on loans, but does not include interest on loans 90 days or more past due.
(3) Yield on interest-earning assets less cost of interest-bearing liabilities.
(4) Net interest income as a percentage of average interest-earning assets.

     The following table sets forth the effects of changing rates and volumes on net interest income of First Federal. Information is provided with respect to
(1) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate) and (2) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                                       Three Months Ended September 30,
                                                                            1998 Compared to 1997
                                                                      ----------------------------------
                                                                          Increase (Decrease)
                                                                                Due to
                                                                      --------------------
                                                                        Rate      Volume       Net
                                                                      --------  ----------   -------
                                                                              (In Thousands)
Interest earning assets:
  Loans receivable, net(2).........................................      $ (1)      $  85     $  84
  Investment securities............................................       (64)       (145)     (209)
  Deposits with financial institutions.............................         7          61        68
  Federal funds sold...............................................        --           1         1
  Other............................................................        --          --        --
                                                                         ----       -----     -----
    Total net change in income on interest-earning assets..........       (58)          2       (56)

Interest-bearing liabilities:
  Demand and savings deposits......................................        15          10        25
  Certificates of deposit..........................................        --          16        16
                                                                         ----       -----     -----
    Total deposits.................................................        15          26        41
  Borrowings.......................................................        (3)        (49)      (52)
  Other............................................................         1           3         4
                                                                         ----       -----     -----
    Total net change in expense on interest-bearing liabilities....        13         (20)       (7)
                                                                         ----       -----     -----

Net change in net interest income..................................      $(71)      $  22     $ (49)
                                                                         ====       =====     =====

     Provision for Loan Losses. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which is considered adequate to absorb losses inherent in the loan portfolio. The Board of Directors reviews the allowance for loan losses on a monthly basis. As a result of First Federal's focus on residential mortgage loans and adherence to strict underwriting and collection guidelines, First Federal's historical loan loss experience has been low. No assurances, however, can be given as to future loss experience. For the three months ended September 30, 1998 and 1997, First Federal took no provision for loan losses.

     Other Income. Other income increased $32,000 to $75,000 for the three months ended September 30, 1998. This increase was primarily due to an increase in ATM fees and increased gains on the sale of mortgage loans. Interest rates declined during the three months ended September 30, 1998, which increased the market value of loans originated by First Federal and then later sold.

     Other Expense. Other expenses increased 22% to $506,000 for the three months ended September 30, 1998 from $415,000 for the same period in 1997. The majority of this increase is attributable to a 24.5% increase in salaries and employee benefits. At September 30, 1998 First Federal had 40 employees
compared to 33 employees at September 30, 1997.   With First Federal's increased
focus on the origination of mortgage loans, additional personnel were necessary in the mortgage loan department in order to originate and service new loans. Additional employees were also hired in the areas of technology and branch administration.

     Income Tax Expense. Total income tax expense was $61,000 for the three months ended September 30, 1998, compared to $108,000 for the three months ended September 30, 1997. This decrease is associated with the decrease in income before tax expense of $108,000. The effective tax rate was 28.2% for the three months ending September 30, 1998, as compared to 33.3% for the same period in 1997.

Comparison of Operating Results for the Years Ended June 30, 1998, 1997 and 1996

     General. Net income increased by $493,000 to $880,000 for the year ended June 30, 1998, from $387,000 for the fiscal year ended June 30, 1997. The majority of the increase was due to a branch sale in fiscal 1998 and the one-time Savings Association Insurance Fund assessment in fiscal 1997. Net interest income increased $27,000 or less than 1%.

     Net income decreased by 38%, to $387,000 for the year ended June 30, 1997,
compared to $620,000 for the year ended June 30, 1996.   Net interest income
increased by $61,000 from fiscal 1996 to fiscal 1997, but the one-time deposit insurance fund assessment negatively impacted June 30, 1997 pre-tax income by $561,000.

     Net Interest Income. Net interest income increased less than 1% to $2.7 million in fiscal 1998. Interest income increased $241,000 to $7.7 million for fiscal 1998 from $7.5 million for fiscal 1997. The increase was the result of First Federal's increased focus on the origination of loans, which generated a slightly higher rate of interest than investments, and to larger average balances of investment securities and deposits with financial institutions. The average yield on interest-earning assets increased to 7.12% for fiscal 1998 from 7.05% for fiscal 1997.

     Interest expense increased by $214,000 to $5.0 million for fiscal 1998 from $4.8 million for fiscal 1997. The increase in interest expense was due to an increase in interest bearing deposits, primarily certificates of deposit, and a 12 basis point increase in the average cost of interest bearing liabilities. Certificates of deposit were First Federal's largest type of interest-bearing liability, comprising, on average, 73% of the total. The average balance of certificates of deposit outstanding during the year increased $5.2 million, to $71.8 million from $66.6 million for fiscal 1997. Additionally, the average yield on certificates of deposit increased 8 basis points, to 5.68% from 5.60% for fiscal 1997. Following the sale of a branch office and the opening of a new office in October 1997 First Federal offered a short-term certificate of deposit at an above-market rate in order to attract customers to its new branch. There was also an increase in the average cost of borrowings, which was partially offset by decreases in the average cost of demand and savings deposits and in other interest bearing liabilities.

     Net interest income increased $61,000, or 2.3%, from fiscal 1996 to fiscal 1997. Total interest income for fiscal 1997 increased by $179,000, or 2.5%, over the prior year to $7.5 million. While the average yield on interest earning assets decreased slightly to 7.05% for fiscal 1997 compared to 7.07% for fiscal 1996, the average balance outstanding of interest-earning assets increased by $2.9 million, to $106.1 million for fiscal 1997 from $103.2 million for fiscal 1996. The largest increase was in investment securities.

     Interest expense for fiscal 1997 increased $118,000, or 2.5%, over fiscal 1996 to $4.8 million. The average cost of interest-bearing liabilities was essentially unchanged. However, the average balance of interest-bearing liabilities increased 2.8% to $95.8 million for fiscal 1997 from $93.2 million for fiscal 1996 as a result of increases in the average balances of certificates of deposit and borrowings.

     The following table sets forth for the years ended June 30, 1998, 1997 and 1996 information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities and average yields and costs. Average balances are presented on a daily average basis. Such yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented.

                                                                          Years Ended June 30,
                                 --------------------------------------------------------------------------------------------------
                                               1998                                1997                            1996
                                 ------------------------------     ------------------------------     ----------------------------
                                             Interest                           Interest                         Interest
                                 Average        and      Yield/     Average        and      Yield/     Average      and      Yield/
                                 Balance     Dividends    Rate      Balance     Dividends    Rate      Balance   Dividends    Rate
                                 --------    ---------   ------     --------    ---------   ------     -------   ---------  -------
                                                                   (Dollars in Thousands)
Interest-earning assets:
 Loans receivable(1)..........   $ 32,675       $2,695     8.25%    $ 32,000       $2,581     8.07%    $ 31,916     $2,602     8.15%
 Investment securities........     60,379        4,108     6.80       60,034        4,085     6.80       57,782      3,848     6.66
 Deposits with financial
  institutions................     13,909          818     5.88       12,729          719     5.65       12,134        713     5.88
 Federal funds sold...........        637           35     5.49          572           31     5.42          587         33     5.62
 Other........................        727           59     8.12          727           58     7.98          762         99    12.99
                                 --------       ------              --------       ------              --------     ------
  Total interest-earning
   assets.....................    108,327        7,715     7.12      106,062        7,474     7.05      103,181      7,295     7.07
Non-interest-earning assets...      5,589                              4,822                              4,691
                                 --------                           --------                           --------
  Total assets................   $113,916                           $110,884                           $107,872
                                 ========                           ========                           ========

Interest-bearing liabilities:
 Demand and savings accounts..   $ 19,573          500     2.55     $ 21,379          571     2.67     $ 22,821        648     2.84
 Certificates of deposit......     71,847        4,084     5.68       66,636        3,731     5.60       64,565      3,644     5.64
                                 --------       ------              --------       ------              --------     ------
  Total deposits..............     91,420        4,584     5.01       88,015        4,302     4.89       87,386      4,292     4.91
 Borrowings...................      5,991          355     5.93        7,498          433     5.77        5,655        335     5.92
 Other........................        400           38     9.50          288           28     9.72          184         18     9.78
                                 --------       ------              --------       ------              --------     ------
  Total interest-bearing
   liabilities................     97,811        4,977     5.09       95,801        4,763     4.97       93,225      4,645     4.98
Non-interest-bearing
 liabilities..................      1,536                              1,386                              1,341
Stockholders' equity..........     14,569                             13,697                             13,306
                                 --------                           --------                           --------
  Total liabilities and
   stockholders' equity.......   $113,916                           $110,884                           $107,872
                                 ========                           ========                           ========
Net interest income...........                  $2,738                             $2,711                           $2,650
                                                ======                             ======                           ======
Interest rate spread(2).......                             2.03%                              2.08%                            2.09%

Net interest margin(3)........                             2.53%                              2.56%                            2.57%

Ratio of average
 interest-earning assets
 to average interest-bearing
    liabilities...............     110.75%                            110.71%                            110.68%

--------------------------------
(1) Average loans receivable includes nonperforming loans. Interest income includes interest and fees on loans, but does not include interest on loans 90 days or more past due.
(2) Yield on interest-earning assets less cost of interest-bearing liabilities.
(3) Net interest income as a percentage of average interest-earning assets.

     The following table sets forth the effects of changing rates and volumes on net interest income of First Federal for the years ended June 30, 1998, 1997 and 1996. Information is provided with respect to (1) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate) and (2) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume). Changes attributable to the combined input of volume and rate have allocated proportionately to the changes due to volume and the changes due to rate.

                                                   1998 vs. 1997                    1997 vs. 1996
                                            ----------------------------   ------------------------------
                                             Increase (Decrease)            Increase (Decrease)
                                                  Due to                          Due to
                                            ------------------             --------------------
                                              Rate      Volume      Net      Rate      Volume      Net
                                            -------    -------    ------   -------    --------    -------
                                                               (In Thousands)
Interest-earning assets:
 Loans receivable, net....................   $ 59       $ 55       $114      $(28)       $  7       $(21)
 Investment securities....................     (1)        24         23        84         153        237
 Deposits with financial institutions.....     31         68         99       (24)         30          6
 Federal funds sold.......................      1          3          4        (1)         (1)        (2)
 Other....................................      1         --          1       (37)         (4)       (41)
                                             ----       ----       ----      ----        ----       ----
  Total net change in income on
     interest-earning assets..............     91        150        241        (6)        185        179
Interest-bearing liabilities:
 Demand and savings accounts..............    (24)       (47)       (71)      (38)        (39)       (77)
 Certificates of deposit..................     57        296        353       (28)        115         87
                                             ----       ----       ----      ----        ----       ----
  Total deposits..........................     33        249        282       (66)         76         10
 Borrowings...............................     11        (89)       (78)       (8)        106         98
 Other....................................     (1)        11         10        --          10         10
                                             ----       ----       ----      ----        ----       ----
  Total net change in expense on
     interest-bearing liabilities.........     43        171        214       (74)        192        118
                                             ----       ----       ----      ----        ----       ----
Net change in net interest income.........   $ 48       $(21)      $ 27      $ 68        $ (7)      $ 61
                                             ====       ====       ====      ====        ====       ====

     Provision for Loan Losses. First Federal took no provision for loan losses in fiscal 1998 or fiscal 1997 as it had no loan losses during those years. The provision for loan losses was $100,000 in fiscal 1996, although there were no losses that year. The provision reflected management's concerns about a developing downturn in the economy. Although the economy remained healthy, the subsequent growth of First Federal's loan portfolio and the fact that a loss on a single loan could consume a significant amount of the allowance for loan losses led management to maintain the size of the allowance.

     Other Income. Other income increased by $422,000, to $601,000 for fiscal 1998 from $179,000 for fiscal 1997. Included in other income for fiscal 1998 are gains on the sale of real estate, equipment and deposit accounts from First Federal's sale of its Mt. Vernon, Indiana branch in October 1997. First Federal recognized gains on the sale of real estate and equipment of $261,000 and gains on the sale of deposits of $139,000. The primary components of other income are loan servicing, deposit, ATM and other customer fees, increases in cash surrender value of life insurance, and gains on sales of loans.

     Other income increased by 6.4% to $179,000 for fiscal 1997 from $169,000 for fiscal 1996.

     Other Expense. Other expenses decreased by 14.5%, to $2.0 million during fiscal 1998 from $2.4 million for fiscal 1997. This decrease was principally associated with the $561,000 one time Savings Association Insurance Fund assessment that was paid and expensed during fiscal 1997. Pursuant to legislation enacted on September 30, 1996, the Federal Deposit Insurance Corporation ("FDIC") imposed a one-time special assessment on deposits held by financial institutions that are insured through the Savings Association Insurance Fund.

The special assessment was equal to $0.657 per $100 of insured deposits and was required to be applied against deposits held as of March 31, 1995. The assessment had the effect of reducing First Federal's assessment per $1,000 of insured deposits, from $0.23 to $0.648. Salaries and employee benefits increased $162,000, or 16.6%, from fiscal 1997. First Federal, in addition to normal increases, added personnel to the mortgage loan department, technology, and branch administration. In addition to selling the Mt. Vernon, Indiana branch, as discussed above, First Federal also purchased a new branch location from another financial institution and opened this location for business. Additional personnel were added to operate this full-service branch. Net occupancy and equipment expense also combined to reflect an increase of $77,000 for fiscal 1998 over fiscal 1997. Reasons for this increase included depreciation and related costs for the new branch, as well as for significant improvements in the area of technology.

     Other expense for fiscal 1997 increased by $491,000, or 26%, over fiscal 1996. The biggest increase in other expense was the one-time deposit insurance assessment. This was partially offset by a related decrease in federal deposit insurance expense of $80,000. Without this one-time expense, other expenses would have increased by less than 1% from fiscal 1996.

     Income Tax Expense. Income tax expense increased $303,000 to $415,000 for fiscal 1998 from $112,000 for fiscal 1997 as a result of the increase in taxable income. The effective tax rate increased to 32% for fiscal 1998 from 22% for fiscal 1997 due principally to an increased amount of earnings relative to a consistent amount of tax credits from First Federal's investment in a low-income apartment complex. First Federal receives approximately $73,000 per year in low-income housing tax credits through this investment. Such credits are expected to be available through February 2004.

     Income tax expense decreased in fiscal 1997 from fiscal 1996 due to the decrease in net income. The effective tax rate decreased to 22% for fiscal 1997 from 24% for fiscal 1996.

Market Risk Analysis

     Quantitative Aspects of Market Risk. First Federal does not maintain a trading account for any class of financial instrument nor does First Federal engage in hedging activities or purchase high-risk derivative instruments. Furthermore, First Federal is not subject to foreign currency exchange rate risk or commodity price risk. For information regarding the sensitivity to interest rate risk of First Federal's interest-earning assets and interest-bearing liabilities, see the tables under "Business of First Federal -- Lending Activities -- Loan Portfolio Analysis," "-- Investment Activities" and "-- Deposit Activities and Other Sources of Funds -- Deposit Accounts."

     First Federal uses interest rate sensitivity analysis to measure its interest rate risk by computing changes in net portfolio value of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 400 basis point increase or decrease in market interest rates with no effect given to any steps that management might take to counter the effect of that interest rate movement. Using data compiled by the OTS, First Federal receives a report that measures interest rate risk by modeling the change in net portfolio value over a variety of interest rate scenarios. This procedure for measuring interest rate risk was developed by the OTS to replace the "gap" analysis, which is the difference between interest-earning assets and interest-bearing liabilities that mature or reprice within a specific time period.

     The following table is provided by the OTS and sets forth the change in First Federal's net portfolio value at September 30, 1998, based on OTS assumptions, that would occur in the event of an immediate change in interest rates, with no effect given to any steps that management might take to counteract that change.

                                Interest Rate Sensitivity of Net Portfolio Value
                           -------------------------------------------------------------------
                                   Net Portfolio Value              Portfolio Value of Assets
                           --------------------------------------  ---------------------------
Basis Point ("bp")
 Change in Rates            $ Amount     $ Change (1)   % Change    NPV Ratio      Change
------------------         --------------------------------------  --------------------------
      400bp                  11,980        (5,057)        (30.0)%     11.23%       (364)bp
      300                    13,536        (3,502)        (21.0)      12.43        (245)
      200                    15,030        (2,007)        (12.0)      13.53        (135)
      100                    16,171          (867)         (5.0)      14.32         (56)
        0                    17,037                                   14.87
    (100)                    17,564           526           3.0       15.16          29
    (200)                    18,133         1,095           6.0       15.47          60
    (300)                    18,862         1,825          11.0       15.89         101
    (400)                    19,625         2,588          15.0       16.31         144


     The above table indicates that in the event of a sudden and sustained increase in prevailing market interest rates, First Federal's net portfolio value would be expected to decrease.

     Certain assumptions utilized by the OTS in assessing the interest rate risk of savings associations within First Federal's region were utilized in preparing the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

     As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as ARM loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

     Qualitative Aspects of Market Risk. First Federal's principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating market interest rates. First Federal has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between asset and liability maturities and interest rates. In order to reduce the exposure to interest rate fluctuations, First Federal has developed strategies to manage its liquidity and shorten its effective maturities of certain interest-earning assets. Management has sought to decrease the average maturity of its assets by (1) offering a variety of adjustable-rate residential mortgage loans and consumer loans, all of which are retained by First Federal for its portfolio, (2) purchasing mortgage-backed and related securities with adjustable rates or estimated lives of five to ten years or less, and (3) purchasing short- to intermediate-term investment securities. In addition, First Federal sells a portion of its long-term, fixed-rate single-family residential mortgage loans for cash in the secondary market. The retention of ARM loans and adjustable-rate mortgage-backed securities, which reprice at regular intervals, helps to ensure that the yield on First Federal's loan portfolio will be sufficient to offset increases in First Federal's cost of funds. However, periodic and lifetime interest rate adjustment limits may prevent ARM loans from repricing to market interest rates during periods of rapidly rising interest rates. First Federal does not use any hedging techniques to manage the exposure of its assets to fluctuating market interest rates. First Federal relies on retail deposits as its primary source of funds and maintains a moderate proportion of lower-costing passbook, NOW and money market accounts. First

Federal has attempted to lengthen the term of deposits by offering certificates of deposit with terms of up to ten years. Management believes retail deposits, compared to brokered deposits, reduce the effects of interest rate fluctuations because they generally represent a more stable source of funds.

Liquidity and Capital Resources

     First Federal's principal sources of funds are proceeds from maturities of investment securities, principal payments received on mortgage-backed and related securities, loan repayments and deposits. While scheduled payments from the amortization of loans, investment securities and interest-bearing time deposits are relatively predictable sources of funds, deposit flows and loan or investment security prepayments are greatly influenced by general interest rates, economic conditions, and competition. First Federal has been able to generate sufficient cash through its deposits and has been able to maintain its borrowings from the Federal Home Loan Bank at a relatively low level. Funds borrowed from the Federal Home Loan Bank are generally matched against higher yielding assets of like amounts with similar maturities to provide a built in margin of interest to First Federal.

     First Federal must maintain an adequate level of liquidity to ensure the availability of sufficient funds to fund loan originations and deposit withdrawals, to satisfy other financial commitments and to take advantage of investment opportunities. First Federal invests excess funds in overnight deposits and other short-term interest-earning assets to provide liquidity to meet these needs. At September 30, 1998, cash and cash equivalents totaled $14.0 million, or 12.5% of total assets. At September 30, 1998, First Federal had outstanding commitments to originate loans of $3.1 million. At the same time, certificates of deposit which are scheduled to mature in one year or less totaled $37.5 million. Based upon historical experience, management believes the majority of maturing certificates of deposit will remain with First Federal. In addition, management of First Federal believes that it can adjust the offering rates of certificates of deposit to retain deposits in changing interest rate environments. If a significant portion of these deposits are not retained by First Federal, First Federal would be able to utilize Federal Home Loan Bank advances to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such advances exceeds the average rate paid on deposits of similar duration.

     Federal regulations require First Federal to maintain minimum levels of liquid assets, such as cash and eligible investments. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 4% of the average daily balance of its net withdrawable savings deposits and short-term borrowings. At September 30, 1998, First Federal's liquidity ratio, defined as liquid assets as a percentage of net withdrawable savings deposits and short-term borrowings, was 24.1%.

     The primary investing activities of First Federal are originating loans and purchasing investments and mortgage-backed securities. Proceeds from maturities of investment securities and principal payments received on mortgage-backed and related securities, net of purchases, totaled $6.8 million for the year ended June 30, 1998, while loan originations in excess of repayments totaled $3.4 million. For the three months ended September 30, 1998, proceeds from maturities of investment securities and principal payments received on mortgage-backed and related securities, net of purchases totaled $1.8 million and loan originations in excess of repayments totaled $2.5 million.

     First Federal's most significant financing activities are deposit accounts and Federal Home Loan Bank borrowings. The repayment of Federal Home Loan Bank borrowings of $3.4 million was the primary use of cash during 1998. This cash outflow was offset by net increases in deposits totaling $3.4 million during 1998. During the three months ended September 30, 1998, First Federal had no change in Federal Home Loan Bank advances while the net increase in deposits was $1.7 million.

     Management believes its ability to generate funds internally will satisfy its liquidity requirements. If First Federal requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the Federal Home Loan Bank. At September 30, 1998, First Federal had approximately
$11.4
million available to it under its borrowing arrangement with the Federal Home Loan Bank. At September 30, 1998, First Federal had $3.6 million in advances from the Federal Home Loan Bank.

     OTS regulations require First Federal to maintain specific amounts of capital. As of September 30, 1998, First Federal complied with all regulatory capital requirements as of that date with tangible, core and risk-based capital ratios of 13.5%, 13.5% and 34.9%, respectively. For a detailed discussion of regulatory capital requirements, see "Regulation -- Federal Regulation of Savings Associations -- Capital Requirements." See also "Historical And Pro Forma Regulatory Capital Compliance."

Year 2000 Issues

     First Federal is a user of computers, computer software and equipment utilizing embedded microprocessors that will be affected by the year 2000 issue. The year 2000 issue exists because many computer systems and applications use two-digit date fields to designate a year. As the century date change occurs, date-sensitive systems may recognize the year 2000 as 1900, or not at all. This inability to recognize or properly treat the year 2000 may cause erroneous results, ranging from system malfunctions to incorrect or incomplete processing.

     First Federal established a year 2000 committee in 1997 which is headed by the Chief Operating Officer and includes all department heads. The committee has developed and is currently implementing a comprehensive plan to make all information and non-information technology assets year 2000 compliant. The committee provides periodic reports to the Board of Directors in order to assist the directors in their year 2000 readiness oversight role. The plan is comprised of the following phases:

     (1) Awareness - Educational initiatives on year 2000 issues and concerns.
         ---------
         This phase is ongoing, especially as it relates to informing customers of First Federal's year 2000 preparedness.

     (2) Assessment - Inventory of all technology assets and identification of
         ----------
         third-party vendors and service providers. Fird Federal has completed its inventory of software and hardward that could potentially be effected by the year 2000 issue.

     (3) Renovation - Review of vendor and service providers responses to First
         ----------
         Federal's year 2000 inquiries and development of a follow-up plan and timeline. This phase has been completed. None of First Federal's vendors or service providers have indicated that they will be unable to make their products year 2000 compliant on a timely basis.

     (4) Validation - Testing all systems and third-party vendors for year 2000
         ----------
         compliance. First Federal is currently in this phase of its plan. A third-party service bureau processes all customer transactions and has indicated to First Federal that it has completed upgrades to its systems to be year 2000 compliant. First Federal will test the third party systems by reviewing the results of transactions at six different test dates before and after the year 2000 date change covering all of the applications used by First Federal. Testing is scheduled to be completed by March 31, 1999. If testing reveals that the third party systems are not year 2000 compliant, First Federal's service bureau intends to either transfer First Federal to other systems that are year 2000 compliant or provide additional resources to resolve the year 2000 issues. Other parties whose year 2000 compliance may effect First Federal include Fannie Mae, the Federal Home Loan Bank-Indianapolis, brokerage firms, the operator of First Federal's ATM network and First Federal's pension plan administrator. These third parties have indicated their compliance or intended compliance. Where it is possible to do so, First Federal has scheduled testing with these third parties. Where testing is not possible, First Federal will rely on certifications from vendors and service providers. While reliance on certifications is less preferable since it does not afford First Federal the opportunity to confirm year 2000 compliance, First Federal believes that failure of any certification to be accurate would form the basis of a breach of warranty or similar claim against the vendor providing the certification.

     (5) Implementation - Replacement or repair of non-compliant technology.  As
         --------------
         First Federal progresses through the validation phase, First Federal expects to determine necessary remedial actions and provide for their implementation. First Federal has already implemented a new year 2000 compliant computerized teller system and mortgage loan processing system and has verified the year 2000 compliance of its computer hardware and other equipment containing embedded microprocessors. First Federal's plan provides for year 2000 readiness to be completed by mid-1999.

     First Federal estimates its total cost to replace computer equipment, software programs or other equipment containing embedded microprocessors that were not year 2000 compliant to be approximately $161,500. As of September 30, 1998, approximately $155,000 of this amount has been incurred. System maintenance or modification costs are being expensed as incurred, while the cost of new hardware, software or other equipment is capitalized and amortized over their estimated useful lives. First Federal does not separately track the internal costs and time that its own employees spend on year 2000 issues. Such costs are principally payroll costs.

     Because First Federal is substantially dependent on its computer systems and the computer systems of third parties, the failure of these systems to be year 2000 compliant could cause substantial disruption of First Federal's business and could have a material adverse financial impact on First Federal. Failure to resolve year 2000 issues presents the following risks to First Federal, which First Federal believes reflects its most reasonably likely worst-case scenario:

     (1) First Federal could lose customers to other financial institutions, resulting in a loss of revenue, if First Federal's third party service bureau is unable to properly process customer transactions;

     (2) Governmental agencies, such as the Federal Home Loan Bank, and correspondent banks could fail to provide funds to First Federal, which could materially impair First Federal's liquidity and affect First Federal's ability to fund loans and deposit withdrawals;

     (3) Concern on the part of depositors that year 2000 issues could impair access to their deposit account balances could result in First Federal experiencing deposit outflows prior to December 31, 1999; and

     (4) First Federal could incur increased personnel costs if additional staff is required to perform functions that inoperative systems would have otherwise performed.

     Management believes that it is not possible to estimate the potential lost revenue due to the year 2000 issue, as the extent and longevity of any potential problem cannot be predicted. Because substantially all of First Federal's loan portfolio consists of residential mortgage and consumer loans, management believes that year 2000 issues will not impair the ability of First Federal's borrowers to repay their debt.

     There can be no assurances that First Federal's year 2000 plan will effectively address the year 2000 issue, that First Federal's estimates of the timing and costs of completing the plan will ultimately be accurate or that the impact of any failure of First Federal or its third-party vendors and service providers to be year 2000 compliant will not have a material adverse effect on First Federal's business, financial condition or results of operations.

Impact of Accounting Pronouncements and Regulatory Policies

     Comprehensive Income. Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," issued in July 1997, establishes standards for reporting and presentation of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. SFAS No. 130 requires that companies (1) classify items of other comprehensive income by their nature in a financial statement and (2) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial condition. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Comparative financial statements are required to be reclassified to reflect the provisions of this statement. First Federal adopted SFAS No. 130 in the quarter ended September 30, 1998.

     Segment Information. Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," establishes standards for the way public business enterprises report information about operating segments and establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Information required to be disclosed includes segment profit or loss, certain specific revenue and expense items, segment assets and certain other information. This statement is effective for First Bancorp for financial statements issued for the fiscal year ending June 30, 1999. Adoption of SFAS No. 131 is not anticipated to have a significant effect upon the presentation of First Bancorp's financial statements.

     Employers' Disclosures about Pensions and Other Postretirement Benefits. Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," issued in February 1998, standardizes disclosure requirements for pensions and other postretirement benefits and requires additional disclosure on changes in benefit obligations and fair values of plan assets in order to facilitate financial analysis. This statement is effective for First Bancorp for financial statements issued for the fiscal year ending June 30, 1999. Adoption of SFAS No. 132 is not anticipated to have a significant effect upon the presentation of First Bancorp's financial statements.

     Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and requires that all derivatives be recognized as either assets or liabilities in the statement of financial position. Under this standard, all derivative instruments should be measured at fair value. At the date of initial application, an entity may transfer any held-to-maturity securities into the available-for-sale category or the trading category, although First Bancorp has no intention of doing so. An entity will then be able in the future to designate a security transferred into the available-for-sale category as a
hedged item.   SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. First Bancorp intends to adopt this standard effective July 1, 1999, although early adoption is permitted. Because First Federal does not hold off-balance sheet derivative instruments or enter into hedging transactions, adoption of this statement is not anticipated to have a significant effect on First Bancorp's financial position or results of operations.

Effect of Inflation and Changing Prices

     The consolidated financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of First Federal's operations. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.


                           BUSINESS OF FIRST BANCORP

General

     First Bancorp was organized as an Indiana business corporation at the direction of First Federal in November 1998 for the purpose of becoming the holding company for First Federal upon completion of the conversion. As a result of the conversion, First Federal will be a wholly-owned subsidiary of First Bancorp and all of the issued and outstanding capital stock of First Federal will be owned by First Bancorp.

Business

     Prior to the conversion, First Bancorp has not and will not engage in any significant activities other than of an organizational nature. Upon completion of the conversion, First Bancorp's sole business activity will be the ownership of the outstanding capital stock of First Federal. First Bancorp also will hold a note receivable from the ESOP. In the future, First Bancorp may acquire or organize other operating subsidiaries, although there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

     Initially, First Bancorp will neither own nor lease any property but will instead use the premises, equipment and furniture of First Federal with the payment of appropriate rental fees, as required by applicable law and regulations.

     Since First Bancorp will only hold the outstanding capital stock of First Federal following completion of the conversion, the competitive conditions applicable to First Bancorp will be the same as those confronting First Federal. See "Business of First Federal -- Competition."


                           BUSINESS OF FIRST FEDERAL

General

     First Federal was chartered in 1904 as an Indiana building and loan association named "West Side Building, Loan and Savings Association." In 1934, First Federal became a federal savings and loan association and adopted the name "First Federal Savings and Loan Association of Evansville." In 1988, First Federal became a federal savings bank and changed its name to "First Federal Savings Bank."

     First Federal is regulated by the OTS and the FDIC. First Federal's deposits have been federally-insured by the FDIC since 1934 and are currently insured by the FDIC under the Savings Association Insurance Fund. First Federal has been a member of the Federal Home Loan Bank System since 1934.

Market Area

     First Federal conducts its operations through four offices located in Evansville, Indiana. Most of First Federal's depositors live in the areas surrounding its branches and most of First Federal's loans are made to persons in Evansville and the surrounding counties.

     Evansville, which is in the southwest corner of Indiana, had a population of approximately 168,000 persons as of 1997. At May 1998, unemployment in Vanderburgh County was 3.1%, compared with 2.8% for the State of Indiana and 4.3% for the United States. The service sector (primarily medical services) is the largest source of employment. However, manufacturing has played an increasingly larger role in recent years with the addition or reopening of several plants. The area's largest manufacturers produce pharmaceuticals, home appliances, aluminum and plastic products, and automobiles. Employers include Whirlpool Corporation, Bristol-Myers Squibb, Alcoa, AK Steel, General Electric and Toyota Motor Corp. Unemployment is currently low and First Federal believes the outlook for the area's economy is positive.

     First Federal faces intense competition for deposits and loan originations from the many financial institutions conducting business within its market area. Four commercial banks and three other savings banks have retail banking offices in Vanderburgh County. Most of these financial institutions are larger than First Federal. See "-- Competition" and "Risk Factors -- Competition has hurt First Federal's net interest income."

Lending Activities

     General. At September 30, 1998, loans receivable totaled $38.2 million, which was 34.2% of total assets. The principal lending activity of First Federal is the origination of mortgage loans for the purpose of purchasing or refinancing one- to four-family residential property. To a significantly lesser extent, First Federal also originates construction loans, mortgage loans secured by commercial and multi-family real estate and consumer loans. Most of First Federal's borrowers and the properties securing its loans are located in Evansville, Indiana and the surrounding counties.

     Loan Portfolio Analysis. The following table sets forth the composition of First Federal's loan portfolio at the dates indicated.

                                                                                  At June 30,
                                    At September 30,     ---------------------------------------------------------------
                                         1998                   1998                  1997                   1996
                                 --------------------   -------------------   -------------------   -------------------
                                              Percent               Percent               Percent               Percent
                                  Amount     of Total    Amount    of Total    Amount    of Total    Amount    of Total
                                 --------    --------   --------   --------   --------   --------   --------   --------
                                                                 (Dollars in Thousands)
Mortgage loans:
 One- to four-family............  $36,745      92.73%   $33,493      90.95%   $31,106      94.44%   $31,240      93.70%
 Construction...................    1,090       2.75      1,551       4.21         77       0.23        372       1.12
 Commercial and multi-family....      107       0.27        117       0.32        153       0.46        193       0.58
                                  -------     ------    -------     ------    -------     ------    -------     ------
  Total mortgage loans..........   37,942      95.75     35,161      95.48     31,336      95.13     31,805      95.40
Credit line equity..............      997       2.52        937       2.55      1,047       3.18        997       2.99
Savings account loans...........      146       0.37        226       0.61        131       0.40        156       0.47
Consumer loans..................      542       1.36        501       1.36        424       1.29        381       1.14
                                  -------     ------    -------     ------    -------     ------    -------     ------
  Total loans...................   39,627     100.00%    36,825     100.00%    32,938     100.00%    33,339     100.00%
                                  -------     ======    -------     ======    -------     ======    -------     ======
Less:
 Undisbursed loan funds.........      958                   700                   349                   463
 Deferred loan fees.............      236                   220                   175                   185
 Allowance for loan losses......      250                   250                   250                   250
                                  -------               -------               -------               -------

Net loans.......................  $38,183               $35,655               $32,164               $32,441
                                  =======               =======               =======               =======

     The following table sets forth certain information at September 30, 1998 regarding the dollar amount of loans maturing in First Federal's portfolio based on their scheduled contractual principal repayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Loan balances do not include undisbursed loan funds, deferred loan fees and allowance for loan losses.

                                                            Amount Due
                                 ---------------------------------------------------------------
                                               After
                                                One       After     After
                                                Year     3 Years   5 Years
                                   Within     Through    Through   Through     Beyond
                                  One Year    3 Years    5 Years   10 Years   10 Years    Total
                                 ---------   ---------  --------   --------   --------   -------
                                                          (In Thousands)
Mortgage loans:
 One- to four-family.............   $2,252      $4,061    $4,130    $10,290    $16,012   $36,745
 Construction....................       20          43        50        158        819     1,090
 Commercial and multi-family.....       19          34        31         23         --       107
Credit line equity loans.........      207         484       306         --         --       997
Savings account loans............      146          --        --         --         --       146
Consumer loans...................      156         268       118         --         --       542
                                    ------      ------    ------    -------    -------   -------
   Total.........................   $2,800      $4,890    $4,635    $10,471    $16,831   $39,627
                                    ======      ======    ======    =======    =======   =======

     The following table sets forth, as of September 30, 1998, the dollar amount of all loans due or repricing after September 30, 1999, based on their scheduled contractual principal payments, which have fixed interest rates and have floating or adjustable interest rates.

                                                    Floating or
                                                    Adjustable
                                      Fixed-Rate       Rate
                                     ------------  ------------
                                           (In Thousands)
Mortgage loans:
   One- to four-family..............   $30,630        $3,863
   Construction.....................     1,070            --
   Commercial and multi-family......         7            81
Credit line equity loans............        --           790
Savings account loans...............        --            --
Consumer loans......................       386            --
                                       -------        ------
       Total........................   $32,093        $4,734
                                       =======        ======

     Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of loans is substantially less than their contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give First Federal the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decreases when rates on existing mortgage loans are substantially higher than current mortgage loan market rates.

     Residential Real Estate Loans. The primary lending activity of First Federal is the origination of mortgage loans to enable borrowers to purchase existing homes or to refinance existing mortgage loans. At September 30, 1998, $36.7 million, or 92.7%, of First Federal's total loan portfolio consisted of loans secured by residential real estate. At September 30, 1998, 10.7% of First Federal's residential real estate loans were subject to periodic interest rate adjustments and 89.3% were fixed-rate loans.

     First Federal offers a variety of fixed and adjustable-rate mortgage loan products. The loan fees charged, interest rates and other provisions of First Federal's mortgage loans are determined by First Federal on the basis of its own pricing criteria and market conditions. Generally, all loans originated by

First Federal conform to Fannie Mae underwriting standards. First Federal's fixed-rate loans typically have maturities of 15 to 30 years, although 30-year loans constitute the largest percentage of originations. First Federal also offers five and seven year balloon mortgages based on a 30-year amortization schedule. First Federal's ARM loans are typically based on a 30-year amortization schedule. Interest rates and payments on First Federal's ARM loans generally are adjusted annually after a specified period ranging from one to ten years to a rate typically equal to 2.75% above the one-year constant maturity U.S. Treasury index. First Federal currently offers ARM loans with initial rates below those which would prevail under the foregoing computation, determined by First Federal based on market factors and competitive rates for loans having similar features offered by other lenders for such initial periods. The maximum amount by which the interest rate may be increased or decreased in a given period on First Federal's ARM loans is generally 2% per adjustment period and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan. First Federal qualifies the borrower based on the borrower's ability to repay the ARM loan based on the maximum interest rate at the first adjustment, in the case of one-year ARM loans, and based on the initial interest rate in the case of ARM loans that adjust after three or more years. First Federal does not originate negative amortization loans. The terms and conditions of the ARM loans offered by First Federal, including the index for interest rates, may vary from time to time. First Federal believes that the annual adjustment feature of its ARM loans also provides flexibility to meet competitive conditions as to initial rate concessions while preserving First Federal's return on equity objectives by limiting the duration of the initial rate concession.

     Borrower demand for ARM loans versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the initial interest rates and fees charged for each type of loan. The relative amount of fixed-rate mortgage loans and ARM loans that can be originated at any time is largely determined by the demand for each in a competitive environment. As a result of the low interest rate environment in recent years, First Federal has experienced a strong customer preference for fixed-rate loans.

     The retention of ARM loans in First Federal's loan portfolio helps reduce First Federal's exposure to changes in the interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by the customer. It is possible that, during periods of rising interest rates, the risk of default on ARM loans may increase as a result of repricing and the increased costs to the borrower. Furthermore, because the ARM loans originated by First Federal generally provide, as a marketing incentive, for initial rates of interest below the rates which would apply were the adjustment index used for pricing initially (discounting), these loans are subject to increased risks of default or delinquency. Another consideration is that although ARM loans allow First Federal to increase the sensitivity of its asset base to changes in interest rates, the extent of this interest sensitivity is limited by the periodic and lifetime interest rate adjustment limits. Because of these considerations, First Federal has no assurance that yields on ARM loans will be sufficient to offset increases in First Federal's cost of funds.

     While fixed-rate single-family residential real estate loans are normally originated with 15- to 30-year terms, and First Federal permits its ARM loans to be assumed by qualified borrowers, such loans typically remain outstanding for substantially shorter periods. This is because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. In addition, substantially all mortgage loans in First Federal's loan portfolio contain due-on-sale clauses providing that First Federal may declare the unpaid amount due and payable upon the sale of the property securing the loan. First Federal enforces these due-on-sale clauses to the extent permitted by law and as business judgment dictates. Thus, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

     First Federal requires title insurance insuring the status of its first lien on real estate secured loans and also requires that the fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the outstanding loan balance.

     First Federal's residential mortgage loans typically do not exceed 80% of the appraised value of the property. The First Federal's lending policies permit First Federal to lend up to 97% of the appraised value of the property; however, First Federal generally requires private mortgage insurance on the portion of the principal amount that exceeds 80% of the appraised value of the property. First Federal obtains appraisals on all first mortgage real estate loans from outside appraisers.

     Construction Loans. First Federal originates loans to individuals for the construction of their personal residence. Recently, First Federal began originating loans to local home builders. Construction loans to individuals are made on the same terms as First Federal's residential mortgage loans, but provide for the payment of interest only during the construction phase, which is usually six months. At the end of the construction phase, the loan converts to
a permanent mortgage loan.   First Federal's construction loans to builders
generally have fixed interest rates and are for a term of up to 18 months. Loans to builders are usually made on a speculative basis, which means that the builder has not identified a purchaser for the home at the time the loan is made. Builders are evaluated on a case-by-case basis to establish a maximum credit limit, however the maximum amount that First Federal will loan to any one builder is $750,000. At September 30, 1998, First Federal had no outstanding construction loans to builders. First Federal occasionally originates loans for the purchase of residential building lots. Most of these loans have terms of five years or less and may have fixed or adjustable rates. At September 30, 1998, First Federal did not have any land loans outstanding.

     Construction lending is generally considered to involve a higher degree of risk than single-family permanent mortgage lending because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. If the estimate of construction cost proves to be inaccurate, First Federal may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion proves to be inaccurate, the Company may be confronted with a project whose value is insufficient to assure full repayment. Projects may also be jeopardized by disagreements between borrowers and builders and by the failure of builders to pay subcontractors. Loans to builders to construct homes for which no purchaser has been identified carry more risk because the payoff for the loan is dependent on the builder's ability to sell the property prior to the time that the construction loan is due.

     First Federal has attempted to minimize the foregoing risks by, among other things, monitoring the project and controlling the disbursement of funds. Prior to making a commitment to fund a construction loan, First Federal requires an appraisal of the property. First Federal also reviews and inspects each project prior to disbursement of funds during the term of the construction loan. In most cases, loan proceeds are disbursed after inspection of the project based on percentage of completion.

     Commercial and Multi-Family Real Estate Loans. First Federal engages in a limited amount of commercial and multi-family real estate lending. At September 30, 1998, commercial and multi-family real estate loans in First Federal's portfolio totaled $107,000 and consisted of three loans. The maximum loan-to-value ratio for a commercial or multi-family real estate loan is 75%. The maximum term for a commercial or multi-family real estate loan is 15 years and the maximum loan amount is $1,000,000. The majority of First Federal's commercial real estate loans have been secured by small office buildings, motels and retail establishments in Indiana.

     Loans secured by commercial and multi-family real estate generally are larger and involve greater risks than one- to four-family residential mortgage loans. Payments on loans secured by such properties are often dependent on successful operation or management of the properties. Repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. First Federal seeks to minimize these risks in a variety of ways, including limiting the size of such loans and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. The properties securing First Federal's commercial and multi-family real estate loans are inspected by First Federal's lending personnel before the loan is made. First Federal also obtains appraisals on each property in accordance with applicable regulations.

     Consumer and Other Loans. At September 30, 1998, First Federal's consumer and other loans totaled approximately $1.7 million, or 4.3% of First Federal's total loans. First Federal's consumer and other loans consist primarily of credit line equity loans, savings account loans and automobile loans. In January 1999, First Federal significantly expanded its consumer lending operations. See "Recent Developments - - Expansion of Consumer Lending Operations."

     First Federal originates home equity loans in the form of lines of credit. At September 30, 1998, First Federal had $997,000 of credit line equity loans and unused commitments to extend credit under credit line equity loans of $2.2 million. Most of these loans are made to existing customers. First Federal's home equity loans have variable interest rates tied to the prime lending rate. First Federal imposes a maximum loan-to-value ratio of 80% after considering both the first and second mortgage loans. First Federal's home equity loans may have greater credit risk than one- to four-family residential mortgage loans because they are secured by mortgages subordinated to an existing first mortgage on the property, which, in most cases, is held by First Federal.

     First Federal makes savings account loans for up to 90% of the depositor's account balance. The interest rate is normally 2.0% or 3.0% above the rate paid on the deposit account, depending on the type of account, and the account must be pledged as collateral to secure the loan. Savings account loans are payable on demand, although interest must be paid every six months.

     First Federal originates consumer loans secured by automobiles and, occasionally, boats and other recreational vehicles. Automobile loans are secured by both new and used cars and light trucks. Both new and used cars are financed for a period of up to 60 months and the rate on such loans is fixed for the term of the loan.

     Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciating assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various Federal and state laws, including Federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loans such as First Federal, and a borrower may be able to assert against such assignee claims and defenses that it has against the seller of the underlying collateral.

     Loan Solicitation and Processing. Loan applicants come through direct solicitation by First Federal's branch managers and commissioned loan originators, as well as through referrals by realtors and past and present customers. First Federal does not advertise extensively. All types of loans may be originated and closed in any of First Federal's offices. Loans are serviced from First Federal's main office.

     Upon receipt of a loan application from a prospective borrower, a credit report and other data are obtained to verify specific information relating to the loan applicant's employment, income and credit standing. An appraisal of the real estate offered as collateral generally is undertaken by a fee appraiser approved by First Federal and licensed or certified by the State of Indiana.

     Loans in the amount of less than $200,000 must be approved by two members of First Federal's Executive Committee, one of which must be First Federal's President. The Executive Committee consists of First Federal's President, Executive Vice President and members of the Board of Directors. Loans of $200,000 or more must be approved by a majority of First Federal's Executive Committee.

     Loan applicants are promptly notified of the decision of First Federal. Interest rates are subject to change if the approved loan is not closed within the time of the commitment, which usually is 45 days.

     Loan Originations, Sales and Purchases. In an effort to manage its interest rate risk position, First Federal generally sells the fixed-rate mortgage loans with terms in excess of 15 years that it originates. However, since the beginning of 1998, First Federal has retained selected 30-year, fixed-rate loans in order to build its loan portfolio and increase the yield on its interest-earning assets. The sale of loans in the secondary mortgage market reduces First Federal's risk that the interest rates paid to depositors will increase while First Federal holds long-term, fixed-rate loans in its portfolio. It also allows First Federal to continue to fund loans when savings flows decline or funds are not otherwise available. First Federal generally sells loans without recourse to Fannie Mae with servicing retained. Gains, net of origination expense, from the sale of such loans are recorded at the time of sale. Generally a loan is committed to be sold and a price for the loan is fixed after the loan is approved by the Executive Committee and the interest rate is approved by the customer. This eliminates the risk to First Federal that a rise in market interest rates will reduce the value of a mortgage before it can be sold.

     In the past First Federal has supplemented its loan originations through the purchase of whole loans and loan participations. However, First Federal has not purchased any loans or loan participations in many years.

     At September 30, 1998, First Federal was servicing loans for others (Fannie
Mae) amounting to approximately $9.1 million. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors.

     The following table shows total loans originated, purchased, sold and repaid during the periods indicated.

                                                   Three Months
                                                       Ended
                                                   September 30,        Years Ended June 30,
                                                 ------------------------------------------------
                                                  1998      1997      1998       1997      1996
                                                 ------    ------    -------    ------    -------
                                                                 (In Thousands)
Loan originated:
Mortgage loans:
 One- to four-family..........................   $5,471    $  971    $11,557    $3,974    $ 6,057
 Construction.................................      406       433      1,767       571        850
 Commercial and multi-family..................       --        --         --        --         --
Credit line equity loans......................      277       185        848       818        907
Savings account loans.........................       32        33        249        85        242
Consumer loans................................       87        44        398       290        151
                                                 ------    ------    -------    ------    -------
   Total loans originated.....................    6,273     1,666     14,819     5,738      8,207

Loans purchased...............................       --        --         --        --         --

Loans sold....................................    1,361       203      1,844       627        543

Mortgage loan principal repayments............    1,998     2,069      8,379     5,289      6,633
Increase (decrease) in other items, net.......     (386)     (174)    (1,105)      (99)    (1,082)
                                                 ------    ------    -------    ------    -------

Net increase (decrease) in loans receivable...   $2,528    $ (780)   $ 3,491    $ (277)   $   (51)
                                                 ======    ======    =======    ======    =======

     Loan Commitments. First Federal issues commitments for fixed- and adjustable-rate one- to four-family residential mortgage loans conditioned upon the occurrence of certain events. Such commitments are made on specified terms and conditions and are honored for up to 45 days from the date of loan approval. First Federal had outstanding mortgage loan commitments of approximately $876,000 at September 30, 1998, $793,000 and $83,000 of which were at fixed and adjustable rates, respectively. At September 30, 1998, First Federal also had commitments to fund $2.2 million of credit line equity loans. See Note 9 of Notes to Consolidated Financial Statements.

     Loan Origination and Other Fees. First Federal, in most instances, receives loan origination fees and discount "points." Loan fees and points are a percentage of the principal amount of the mortgage loan which are charged to the borrower for funding the loan. The amount of points charged by First Federal generally is 1%. Current accounting standards require fees received (net of certain loan origination costs) for originating loans to be deferred and amortized into interest income over the contractual life of the loan. Net deferred fees or charges associated with loans that are prepaid are recognized as income adjustments at the time of prepayment. First Federal had $236,000 of net deferred mortgage loan fees at September 30, 1998.

     Nonperforming Assets and Delinquencies. First Federal generates reports regarding delinquent loans at regular intervals each month to enable management to track their status. First Federal also generates a series of notices at regular intervals to inform mortgage loan borrowers when a required payment is past due. When a payment becomes 30 days past due, First Federal contacts the borrower by letter. If a satisfactory response is not obtained, continuous follow-up contacts, including contact by telephone, are attempted until the loan has been brought current. Before the 90th day of delinquency, attempts to interview the borrower, preferably in person, are made to establish the cause of the delinquency, whether the cause is temporary, the attitude of the borrower toward the debt, and a mutually satisfactory arrangement for curing the default. In most cases, delinquencies are cured promptly; however, if by the 91st day of delinquency, or sooner if the borrower is chronically delinquent and all reasonable means of obtaining payment on time have been exhausted, foreclosure, according to the terms of the security instrument and applicable law, is approved by the Board of Directors.

     When a consumer loan borrower fails to make a required payment on a consumer loan by the payment due date, First Federal institutes collection procedures. The first notice is mailed to the borrower 15 days following the payment due date. A computer-generated collection report is received by First Federal daily. The customer is contacted by telephone to ascertain the nature of the delinquency. In most cases, delinquencies are cured promptly; however, if, by the 45th day following the grace period of delinquency no progress has been made, a written notice is mailed informing the borrowers of their right to cure the delinquency within 20 days and of First Federal's intent to begin legal action if the delinquency is not corrected. Depending on the type of property held as collateral, First Federal either obtains a judgment in small claims court or takes action to repossess the collateral.

     Loans are placed on nonaccrual status when they become 90 days past due. Nonaccrual loans are returned to accrual status when they become less than 90 days past due.

     First Federal's Board of Directors is informed on a monthly basis as to the status of all mortgage and consumer loans that are delinquent 60 days or more, the status on all loans currently in foreclosure, and the status of all foreclosed and repossessed property owned by First Federal.

     The following table sets forth information with respect to First Federal's nonperforming assets and restructured loans within the meaning of SFAS No. 15 at the dates indicated.

                                                             At                 At June 30,
                                                        September 30,  -----------------------------
                                                            1998       1998        1997        1996
                                                        -----------    -----       -----       -----
                                                                     (Dollars in Thousands)
Loans accounted for on a nonaccrual basis..............     $  --      $  --       $  27       $  --
Accruing loans past due 90 days or more................        --         --          --          --
                                                            -----      -----       -----       -----
Nonperforming loans....................................        --         --          27          --
Real estate owned (net)................................        --         --          --          --
                                                            -----      -----       -----       -----
     Total nonperforming assets........................     $  --      $  --       $  27       $  --
                                                            =====      =====       =====       =====

Restructured loans.....................................        --         --          --          --

Total loans delinquent 90 days or more to net loans....       N/A        N/A        0.08%        N/A
Total loans delinquent 90 days or more to total assets.       N/A        N/A        0.02%        N/A
Total nonperforming assets to total assets.............       N/A        N/A        0.02%        N/A

     Real Estate Owned. Real estate acquired by First Federal as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid principal balance of the related loan plus foreclosure costs, or fair market value. Subsequent to foreclosure, the property is carried at the lower of the foreclosed amount or fair value. Upon receipt of a new appraisal and market analysis, the carrying value is written down through a charge to income, if appropriate. At September 30, 1998, First Federal had no real estate owned.

     Asset Classification. The OTS has adopted various regulations regarding problem assets of savings institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets must have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified loss is considered uncollectible and of such little value that continuance as an asset of the institution without establishment of a specific reserve is not warranted. If an asset or portion thereof is classified loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset classified loss. A portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful may be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. OTS regulations also require that assets that do not currently expose an institution to a sufficient degree of risk to warrant classification as loss, doubtful or substandard but do possess credit deficiencies or potential weakness deserving management's close attention shall be designated "special mention" by either the institution or its examiners.

     First Federal reviews and classifies its assets on a monthly basis. At September 30, 1998 First Federal had no loans classified as loss, doubtful or substandard. At such date First Federal had two one- to four-family mortgage loans aggregating $153,000 classified as special mention. First Federal had no impaired loans at September 30, 1998 or at June 30, 1998, 1997 and 1996.

     Allowance for Loan Losses. In originating loans, First Federal recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. The allowance method is used in providing for loan losses: all loan losses are charged to the allowance and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses charged to First Federal's income. The provision for loan losses is based on management's periodic evaluation of First Federal's past loan loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding and the probability of collecting all amounts due.

     At September 30, 1998, First Federal had an allowance for loan losses of $250,000, which represented 0.65% of total loans. Management believes that the amount maintained in the allowances will be adequate to absorb losses inherent in the portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. While First Federal believes it has established its existing allowance for loan losses in accordance with generally accepted accounting principles, there can be no assurance that First Federal's regulators, in reviewing First Federal's loan portfolio, will not request First Federal to increase significantly its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that substantial increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect First Federal's financial condition and results of operations.

     The following table sets forth an analysis of First Federal's allowance for loan losses for the periods indicated.

                                                 Three Months
                                                    Ended
                                                 September 30,         Years Ended June 30,
                                                -----------------  ---------------------------
                                                1998     1997       1998        1997     1996
                                                -----    -----     ------     -------   ------
                                                             (Dollars in Thousands)

Allowance at beginning of period...............  $ 250    $   250    $ 250    $   250    $ 150
Provision for loan losses......................     --         --       --         --      100
Charge-offs....................................     --         --       --         --       --
Recoveries.....................................     --         --       --         --       --
                                                 -----    -------    -----    -------    -----
Net charge-offs................................     --         --       --         --       --
                                                 -----    -------    -----    -------    -----
   Allowance at end of period..................  $ 250    $   250    $ 250    $   250    $ 250
                                                 =====    =======    =====    =======    =====
Ratio of allowance to total loans
   outstanding at the end of the period........   0.65%      0.79%    0.70%      0.77%    0.76%

Ratio of net charge-offs to average loans
   outstanding during the period...............    N/A        N/A      N/A        N/A      N/A

Allowance for loan losses to
   nonperforming loans.........................    N/A     925.93%     N/A     925.93%     N/A

     The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

                                                                         At June 30,
                              At September 30,   -------------------------------------------------------------
                                   1998                 1998                1997                  1996
                             -----------------   ------------------   ------------------   -------------------
                                        % of                 % of                 % of                 % of
                                      Loans in             Loans in             Loans in             Loans in
                                        Each                 Each                 Each                 Each
                                      Category             Category             Category             Category
                                      to Total             to Total             to Total             to Total
                             Amount     Loans     Amount     Loans     Amount     Loans     Amount     Loans
                             ------   --------    ------   --------    ------   ---------   ------   ----------
                                                          (Dollars in Thousands)

Mortgage loans.............   $225      95.75%     $225      95.48%     $250      95.13%    $ 250      95.40%
Consumer and
  other loans..............     25       4.25        25       4.52        --       4.87        --       4.60
Unallocated................     --        N/A        --        N/A        --        N/A        --        N/A
                              ----     ------      ----     ------     -----     ------     -----     ------
    Total allowance for
      loan losses..........   $250     100.00%     $250     100.00%     $250     100.00%    $ 250     100.00%
                              ====     ======      ====     ======      ====     ======     =====     ======

Investment Activities

     First Federal is permitted under applicable law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the Federal Home Loan Bank-Indianapolis, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, savings institutions may also invest a portion of their assets in commercial paper, corporate debt securities and mutual funds. Savings institutions like First Federal are also required to maintain an investment in Federal Home Loan Bank stock and a minimum level of liquid assets. See "Regulation" and "Management's Discussion And Analysis of Financial Condition And Results of Operations --Liquidity and Capital Resources."

     First Federal must categorize its investments as "held to maturity," "trading" or "available for sale," based on management's intent as to the ultimate disposition of each security. Debt securities may be classified as "held to maturity" and reported in financial statements at amortized cost only if First Federal has the positive intent and ability to hold those securities to maturity. Securities that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, or other similar factors cannot be classified as "held to maturity." Debt and equity securities held for current resale are classified as "trading." Such securities are reported at fair value, and unrealized gains and losses on such securities would be included in earnings. First Federal does not currently use or maintain a trading account. Debt and equity securities not classified as either "held to maturity" or "trading" are classified as "available for sale." Such securities are reported at fair value, and unrealized gains and losses on such securities are excluded from earnings and reported as a net amount in a separate component of equity.

     First Federal's President determines appropriate investments in accordance with the Board of Directors' approved investment policies and procedures. Investments are made following certain considerations, which include First Federal's liquidity position and anticipated cash needs and sources, which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments. Further, the effect that the proposed investment would have on First Federal's credit and interest rate risk, and risk-based capital is given consideration during the evaluation. The interest rate, yield, settlement date and maturity are also reviewed. The Board of Directors must ratify all investments up to $3 million and must provide its prior approval for any investments above such amount.

     First Federal purchases investments to provide necessary liquidity for day-to-day operations and to manage First Federal's interest rate risk and overall credit risk profile. In recent years First Federal has purchased mortgage-backed and related securities when investable funds exceed loan demand.

     First Federal maintains a significant portfolio of mortgage-backed and related securities. Almost all of these securities were issued by Fannie Mae, Freddie Mac or Ginnie Mae. Mortgage-backed securities generally entitle First Federal to receive a pro rata portion of the cash flows from an identified pool of mortgages. Ginnie Mae certificates are guaranteed as to principal and interest by the full faith and credit of the United States, while Fannie Mae and Freddie Mac certificates are guaranteed by Fannie Mae and Freddie Mac. Approximately 41.7% of First Federal's mortgage-backed securities are real estate mortgage investment conduits ("REMICs"), which are created by redirecting the cash flows from a pool of mortgages or mortgage-backed securities to create two or more classes (or tranches) with different maturity or risk characteristics designed to meet a variety of investor needs and preferences. Management believes these securities represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available. Current investment practices of First Federal prohibit the purchase of high risk REMICs. At September 30, 1998, 53.2% of First Federal's mortgage-backed securities were adjustable rate and 46.8% were fixed rate.

     Of First Federal's $36.8 million mortgage-backed securities portfolio at September 30, 1998, $6.5 million had contractual maturities within ten years and $30.3 million had contractual maturities over ten years. However, the actual maturity of a mortgage-backed security may be less than its stated maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and may result in a loss of any
premiums paid and thereby reduce the net yield on such securities.   Although
prepayments of underlying mortgages depend on many factors, including the type of mortgages, the coupon rate, the age of mortgages, the geographical location of the underlying real estate collateralizing the mortgages and general levels of market interest rates, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of declining mortgage interest rates, if the coupon rate of the underlying mortgages exceeds the prevailing market interest rates offered for mortgage loans, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, First Federal may be subject to reinvestment risk because, to the extent that First Federal's mortgage-backed securities amortize or prepay faster than anticipated, First Federal may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate. In contrast to mortgage-backed securities in which cash flow is received (and hence, prepayment risk is shared) pro rata by all securities holders, the cash flow from the mortgages or mortgage-backed securities underlying REMICs are segmented and paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche of REMICs may therefore carry prepayment risk that differs from that of both the underlying collateral and other tranches.

     A portion of First Federal's investment portfolio consists of corporate securities and commercial paper. First Federal's investment policy requires that such investments have one of the two highest ratings by a nationally recognized rating agency such as Standard & Poor's or Moody's. A high credit rating indicates only that the rating agency believes there is a low risk of default. However, all of First Federal's investment securities, including those that have high credit ratings, are subject to market risk insofar as increases in market rates of interest may cause a decrease in their market value. Corporate securities are also subject to credit risk insofar as the payment obligations on such securities are dependent on the successful operation of the issuer's business. First Federal purchased corporate obligations, most of which have fixed interest rates, because they offered a yield higher than that available for U.S. Government Agency obligations of similar duration.

     First Federal also maintains a small investment in collateralized auto obligations. These asset-backed securities are similar to mortgage-backed securities in that they generally entitle First Federal to receive a pro rata portion of the cash flows from an identified pool of auto loans. As with corporate securities, First Federal's investment policy requires that such investments have one of the two highest ratings by a nationally recognized rating agency. First Federal purchased these securities, which generally have fixed interest rates, because they offered a yield higher than that available for U.S. Government Agency obligations of similar duration.

     The following table sets forth First Federal's investment securities portfolio at carrying value at the dates indicated.

                                          At                At June 30,
                                    September 30,  ----------------------------
                                         1998        1998      1997      1996
                                    -------------   -------  --------   -------
                                               (Dollars in Thousands)
Available for sale:
Mortgage-backed securities..........    $ 4,016     $ 4,376   $ 7,864   $11,862

Held to maturity:
U.S. Government Agency obligations..      8,235      10,232    16,201    15,688
Collateralized auto obligations.....      1,008       1,009       249       570
Corporate obligations...............      2,944       2,956        --        --
Mortgage-backed securities..........     32,819      31,169    33,530    29,745
Commercial paper....................      2,981       3,998     2,490       988
                                        -------     -------   -------   -------
 Total held to maturity.............     47,987      49,364    52,470    46,991
                                        -------     -------   -------   -------
   Total............................    $52,003     $53,740   $60,334   $58,853
                                        =======     =======   =======   =======

     At September 30, 1998, First Federal held a mortgage-backed security issued by First Alliance Mortgage Loan Trust that had a book value of $2.0 million and a market value of $2.0 million. The security has been rated AAA by Standard & Poor's and Aaa by Moody's and is insured by MBIA Insurance Corporation. First Federal held no other securities by an issuer where the aggregate book value of the securities exceeded 10% of the equity capital of First Federal at September 30, 1998, except for securities issued by the U.S. Government or U.S. Government agencies and corporations.

     The following table sets forth the maturities and weighted average yields of the securities in First Federal's investment securities portfolio at September 30, 1998. Expected maturities of mortgage-backed securities will differ from contractual maturities due to scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                        Less Than          One to            Five to             Over Ten
                                        One Year         Five Years         Ten Years             Years
                                  -----------------    ---------------    --------------     ----------------
                                     Amount   Yield    Amount    Yield    Amount   Yield     Amount    Yield
                                    -------   -----    ------    -----    ------   -----     ------    ------
                                                                (Dollars in Thousands)
Available for sale:
Mortgage-backed securities.........  $   --      --%   $  704     7.72%   $  546    7.70%    $ 2,766    7.32%

Held to maturity:
U.S. Government Agency
   obligations.....................   1,197    7.16     3,000     6.09     3,040    7.11         998    7.00
Collateralized auto obligations....      --      --     1,008     5.65        --      --          --      --
Corporate obligations..............   1,001    5.55     1,943     5.99        --      --          --      --
Mortgage-backed securities.........      --      --     1,183     7.43     4,087    6.61      27,549    6.60
Commercial paper...................   2,981    5.61        --       --        --      --          --      --
                                     ------            ------             ------             -------
 Total held to maturity............   5,179    5.95     7,134     6.22     7,127    6.82      28,547    6.61
                                     ------            ------             ------             -------
   Total...........................  $5,179    5.95    $7,838     5.36    $7,673    6.89     $31,313    6.68
                                     ======            ======             ======             =======

     The following table sets forth the carrying value of investment securities which have fixed interest rates and have floating or adjustable interest rates.

                                           At September 30,
                                                 1998
                                        ----------------------
                                                   Floating or
                                         Fixed      Adjustable
                                         Rates         Rates
                                        ----------------------
                                            (In Thousands)
Available for sale:
  Mortgage-backed securities..........  $ 2,086       $ 1,930
Held to maturity:
U.S. Government Agency obligations....    8,235            --
  Collateralized auto obligations.....    1,008            --
Corporate obligations.................    2,944            --
Mortgage-backed securities............   15,165        17,654
Commercial paper......................    2,981            --
                                        -------       -------
  Total held to maturity..............   30,333        17,654
                                        -------       -------
    Total investment securities.......  $32,419       $19,584
                                        =======       =======

Deposit Activities and Other Sources of Funds

     General. Deposits and loan repayments are the major sources of First Federal's funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Borrowings from Federal Home Loan Bank-Indianapolis may be used to compensate for reductions in the availability of funds from other sources. First Federal had no other borrowing arrangements at September 30, 1998.

     Deposit Accounts. Substantially all of First Federal's depositors are residents of the State of Indiana. Deposits are attracted from within First Federal's market area through the offering of a broad selection of deposit instruments, including NOW checking accounts, money market deposit accounts, regular savings accounts, certificates of deposit and retirement savings plans. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of its deposit accounts, First Federal considers current market interest rates, profitability to First Federal, matching deposit and loan products and its customer preferences and concerns. First Federal generally reviews its deposit mix and pricing weekly. In recent years First Federal has offered amongst the highest deposit rates in its market area in order to complete with larger financial institutions that provide a wider range of products and services. First Federal is evaluating the possibility of expanding its checking account program as a means of attracting lower cost funding.

     In the unlikely event First Federal is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to First Bancorp as the sole stockholder of First Federal.

     The following table indicates the amount of First Federal's jumbo certificates of deposit by time remaining until maturity as of September 30, 1998. Jumbo certificates of deposit represent minimum deposits of $100,000.

Maturity
 Period                              Amount
-------------------------------   -------------
                                  (In Thousands)
Three months or less..............   $  447
Over three through six months.....    1,164
Over six through twelve months....    2,304
Over twelve months................    3,363
                                     ------

   Total..........................   $7,278
                                     ======

     The following table sets forth the certificates of deposits in First Federal classified by rates at the dates indicated.

                              At                 At June 30,
                        September 30, ---------------------------------
                            1998       1998         1997         1996
                          --------    -------      -------      -------
                                        (In Thousands)
4.00 - 4.99%..........     $ 8,200    $ 7,771      $11,657      $14,555
5.00 - 5.99%..........      36,753     35,999       36,503       31,104
6.00 - 6.99%..........      22,174     22,803       17,482       17,028
7.00 - 7.99%..........       1,286      1,299        1,506        2,814
8.00 - 8.99%..........         120        144          464          484
9.00 - 9.99%..........         183        183          307          285
                           -------    -------      -------      -------
       Total..........     $68,736    $68,199      $67,919      $66,270
                           =======    =======      =======      =======

     The following table sets forth the amount and maturities of time deposits at September 30, 1998.

                                    Amount Due
                  -----------------------------------------------
                   Less Than   1 - 2    2 - 3    3 - 4    After
                   One Year    Years    Years    Years    4 Years
                   --------   -------  -------  -------   -------
                                  (In Thousands)
 4.00 - 4.99%....   $ 7,985   $   235   $   --   $   --   $    --
 5.00 - 5.99%....    21,842     9,985    3,615      781       530
 6.00 - 6.99%....     7,468    14,010       59      237       400
 7.00 - 7.99%....        --       690       48      435       113
 8.00 - 8.99%....        69        19       32       --        --
 9.00 - 9.99%....       183        --       --       --        --
                    -------   -------   ------   ------    ------
     Total.......   $37,547   $24,939   $3,754   $1,453    $1,043
                    =======   =======   ======   ======    ======

     The following table sets forth the balances and changes in dollar amounts of deposits in the various types of accounts offered by First Federal between the dates indicated.






                                                            At September 30,
                                                                  1998                                      1998
                                                    ---------------------------------   --------------------------------------------

                                                                 Percent                          Percent
                                                                   of       Increase/               of        Increase/
                                                      Amount      Total     Decrease     Amount    Total      Decrease
                                                     --------   --------   ----------   --------  --------   ----------
                                                                                                              (Dollars in Thousands)

Demand deposits...................................    $11,866     13.04%      $1,242    $10,624     11.91%     $ 1,714
Savings deposits..................................     10,359     11.39          (47)    10,406     11.66       (1,325)
Certificates which mature:
 Within 1 year....................................     37,547     41.28        1,845     35,702     40.01       (7,287)
 After 1 year, but within 2 years.................     24,939     27.42         (430)    25,369     28.43        8,771
 After 2 years, but within 5 years................      5,790      6.36         (785)     6,575      7.37         (836)
 Certificates maturing thereafter.................        460      0.51          (93)       553      0.62         (368)
                                                      -------    ------       ------    -------    ------      -------
  Total...........................................    $90,961    100.00%      $1,732    $89,229    100.00%     $   669
                                                      =======    ======       ======    =======    ======      =======

                                                                            At June 30,
                                                     ------------------------------------------------------
                                                                    1997                       1996
                                                     --------------------------------   -------------------
                                                                 Percent                            Percent
                                                                    of       Increase/                of
                                                       Amount     Total      Decrease    Amount      Total
                                                     ---------  ---------   ---------   --------    -------
Demand deposits...................................     $ 8,910     10.06%     $(1,131)   $10,041     11.30%
Savings deposits..................................      11,731     13.25         (802)    12,533     14.11
Certificates which mature:
 Within 1 year....................................      42,989     48.54        7,388     35,601     40.07
 After 1 year, but within 2 years.................      16,598     18.74       (3,580)    20,178     22.71
 After 2 years, but within 5 years................       7,411      8.37       (1,449)     8,860      9.97
 Certificates maturing thereafter.................         921      1.04         (710)     1,631      1.84
                                                       -------    ------      -------    -------    ------
  Total...........................................     $88,560    100.00%     $  (284)   $88,844    100.00%
                                                       =======    ======      =======    =======    ======

  The following table sets forth the deposit activities of First Federal for the periods indicated.

                                                        Three Months Ended
                                                          September 30,                Years Ended June 30,
                                                       ----------------------------------------------------
                                                         1998       1997       1998       1997        1996
                                                       --------   --------   --------    -------    -------
                                                                          (In Thousands)
Beginning balance................................       $89,229    $88,560    $88,560    $88,844    $86,886
Net increase (decrease) before...................         1,410     (2,279)    (2,582)    (3,140)      (836)
   interest credited
Interest credited................................           322        404      3,251      2,856      2,794
                                                        -------    -------    -------    -------    -------
Net increase (decrease) in deposits..............         1,732     (1,875)       669       (284)     1,958
                                                        -------    -------    -------    -------    -------
Ending balance...................................       $90,961    $86,685    $89,229    $88,560    $88,844
                                                        =======    =======    =======    =======    =======

     Borrowings. First Federal has the ability to use advances from the Federal Home Loan Bank-Indianapolis to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank-Indianapolis functions as a central reserve bank providing credit for savings and loan associations and certain other member financial institutions. As a member, First Federal is required to own capital stock in the Federal Home Loan Bank-Indianapolis and is authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the U.S. Government) provided certain creditworthiness standards have been met. Advances are made under several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit. At September 30, 1998, First Federal had a borrowing capacity of $33.4 million based on available collateral.

     The following table sets forth certain information regarding First Federal's use of Federal Home Loan Bank advances during the periods indicated.

                                                       Three Months
                                                           Ended
                                                       September 30,         Years Ended June 30,
                                                     ----------------    --------------------------
                                                      1998      1997      1998      1997      1996
                                                     ------    ------    ------    ------    ------
                                                                        (Dollars in Thousands)
Maximum balance at any month end...................  $3,645    $7,050    $7,050    $7,500    $8,000
Average balance....................................   3,645     7,050     5,991     7,498     5,655
Period end balance.................................   3,645     7,050     3,645     7,050     7,500
Weighted average interest rate:
  At end of period.................................    5.58%     5.88%     5.77%     5.91%     5.78%
  During the period................................    5.75      5.91      5.93      5.77      5.92

Competition

     First Federal faces intense competition in the attraction of savings deposits (its primary source of lendable funds) and in the origination of loans. Its most direct competition for savings deposits has historically come from other thrift institutions, credit unions and from commercial banks located in its market area. First Federal has faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. First Federal's competition for loans comes principally from other thrift institutions, commercial banks, credit unions, mortgage banking companies and mortgage brokers.

Personnel

     As of September 30, 1998, First Federal had 39 full-time employees and 1 part-time employee. The employees are not represented by a collective bargaining unit and First Federal believes its relationship with its employees is good.

Subsidiary Activities

     First Federal has one subsidiary, FFSL Service Corporation, Inc. Federal savings associations generally may invest up to 3% of their assets in service corporations, provided that any amount in excess of 2% is used primarily for community, inner-city and community development projects. At September 30, 1998, First Federal's equity investment in its subsidiary was $268,000, or 0.2% of total assets. First Federal used the service corporation in 1994 to purchase a $500,000 equity interest in a limited partnership organized to build, own and operate a 44-unit low-income apartment complex. The limited partnership generates low-income housing credits of approximately $73,000 per year.

Properties

     The following table sets forth First Federal's offices, as well as certain additional information relating to these offices, as of September 30, 1998. First Federal owns all of its offices.

                                Year                                     Approximate
Location                       Opened       Net Book Value (1)          Square Footage
--------                     ----------    --------------------        ----------------
                                              (In Thousands)
Main Office
-----------

2200 West Franklin Street       1904              $313                       17,507
Evansville, Indiana

Branch Offices
--------------
2028 Division Street            1956                95                        5,276
Evansville, Indiana

1001 N. Green River Road        1981               514                        2,603
Evansville, Indiana

4451 N. First Avenue            1997               581                        7,300
Evansville, Indiana

                       ----------------------------------

(1) Represents the net book value of land, buildings, furniture, fixtures and equipment owned by First Federal.


Legal Proceedings

     Periodically, there have been various claims and lawsuits involving First Federal, such as claims to enforce liens, condemnation proceedings on properties in which First Federal holds security interests, claims involving the making and servicing of real property loans and other issues incident to First Federal's business. In the opinion of management, after consultation with First Federal's legal counsel, no significant loss is expected from any of such pending claims or lawsuits. Except as described below, First Federal is not a party to any material pending legal proceedings.

     On January 8, 1999, Fidelity Federal Bancorp and its wholly owned subsidiary, United Fidelity Bank, FSB, filed suit in Vanderburgh County Superior Court (82D039901CP61) against First Federal in connection with First Federal's actions in hiring new personnel for its consumer lending department, all of whom were previously employed by United Fidelity Bank. The plaintiffs allege three counts in their complaint. In the first count, the plaintiffs allege that First Federal tortiously interfered with the plaintiff's contractual relationships with its employees by intentionally inducing six persons to simultaneously break their employment contracts and/or relationships with United Fidelity Bank. The plaintiffs allege that First Federal's actions have effectively shut down the consumer loan department of United Fidelity Bank and have caused damage to United Fidelity Bank, including lost profits and damage to its reputation. In the second count, the plaintiffs seek to impose a constructive trust on the future profits generated by First Federal's consumer loan department in order to avoid the unjust enrichment of First Federal. In the third count, the plaintiffs allege that through the development of its consumer lending department United Fidelity Bank had developed practices, policies, methods and procedures as well as customer and prospective customer information which it considered proprietary and confidential and that First Federal has misappropriated these trade secrets. The complaint requests injunctive relief prohibiting First Federal from using the information alleged to constitute trade secrets, unspecified monetary damages and recovery of reasonable attorneys' fees and costs. As of the date of this prospectus, the plaintiffs have not sought a temporary restraining order, a preliminary injunction or any other interim relief. The Bank is in the process of answering the plaintiffs' complaint and intends to vigorously defend the action. No trial date has been set.


                          MANAGEMENT OF FIRST BANCORP

     Directors shall be elected by the stockholders of First Bancorp for staggered three-year terms, or until their successors are elected and qualified. First Bancorp's Board of Directors consists of six persons divided into three classes, each of which contains one third of the Board. One class, consisting of Messrs. Robert L. Clayton, Sr. and James L. Will, Jr., has a term of office expiring at the first annual meeting of stockholders after their initial election by stockholders; a second class, consisting of Messrs. Herbert V. Dassel and Jerry Ziemer, has a term of office expiring at the second annual meeting of stockholders after their initial election by stockholders; and a third class, consisting of Messrs. Frank E. Kern and Harold Duncan, has a term of office expiring at the third annual meeting of stockholders after their initial election by stockholders. First Bancorp anticipates that its first annual meeting of stockholders will be held in October 1999.

     The Board of Directors has established an Audit Committee consisting of Directors Kern, Dassel and Ziemer and a Compensation Committee consisting of Directors Dassel, Kern and Will.

     The executive officers of First Bancorp are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The executive officers of First Bancorp are:

       Name                   Position
       ----                   --------
     Harold Duncan            President, Chief Executive Officer and Chairman of
                              the Board

     Michael H. Head          Vice President
     Christopher A. Bengert   Treasurer

     Since the formation of First Bancorp, none of the executive officers, directors or other personnel has received remuneration from First Bancorp. Initially, no separate compensation will be paid for service as an executive officer of First Bancorp. For information concerning the principal occupations, employment and compensation of the directors and executive officers of First Bancorp during the past five years, see "Management of First Federal -- Biographical Information."

                          MANAGEMENT OF FIRST FEDERAL

Directors and Executive Officers

     The Board of Directors of First Federal is presently composed of six members who are elected for terms of three years, one-third of whom are elected annually in accordance with the Bylaws of First Federal. The executive officers of First Federal are elected annually by the Board of Directors and serve at the Board's discretion. The following table sets forth information with respect to the directors and executive officers of First Federal, all of whom will continue to serve as directors and executive officers of First Federal and First
Bancorp.

                                   Directors

                                                                                       Current
                                                                            Director    Term
         Name             Age(1)                Position                     Since     Expires
         ----            -------       -----------------------------       ---------  ---------
Robert L. Clayton, Sr.     69          Chairman of the Board                  1974      2000
Herbert V. Dassel          67          Director                               1988      2001
Frank E. Kern              69          Director                               1979      1999
James L. Will, Jr.         40          Director                               1987      2000
Jerry Ziemer               60          Director                               1979      2001
Harold Duncan              57          President, Chief Executive Officer     1978      1999
                                       and Director

                    Executive Officers Who Are Not Directors


         Name               Age(1)                         Position
-----------------------   --------   ----------------------------------------------------
Michael H. Head              40      Executive Vice President and Chief Operating Officer
Monica L. Stinchfield        42      Senior Vice President
Christopher A. Bengert       41      Senior Vice President and Treasurer
Richard L. Witte             45      Vice President

_____________________________
(1) As of September 30, 1998


Biographical Information

     Information regarding the directors and executive officers of First Federal is provided below. Unless otherwise stated, each director and executive officer has held his or her current occupation for the last five years. There are no family relationships among the directors or executive officers.

     Robert L. Clayton, Sr. was employed by First Federal from 1952 until his retirement in 1992. From 1974 to 1990 he served as President of First Federal. Mr. Clayton has been Chairman of the Board since 1976.

     Herbert V. Dassel is a retired businessman. Prior to his retirement, he was the President and co-owner of Adroit Mold & Tool Corp., a tooling manufacturer located in Evansville, Indiana.

     Frank E. Kern is the Executive Director of the Evansville Association for the Blind, a not-for-profit enterprise engaged in rehabilitation and manufacturing.

     James L. Will, Jr. is the owner of an insurance agency in Evansville, Indiana.

     Jerry Ziemer is the President and majority shareholder of Ziemer Funeral Homes in Evansville, Indiana.

     Harold Duncan joined First Federal in 1964 and served as a loan officer, Assistant Vice President, Vice President, and Executive Vice President before becoming President in 1990. Mr. Duncan added the title of Chief Executive Officer in 1991.

     Michael H. Head joined First Federal in 1980. From 1984 to 1994, he served
as Vice President and manager of the loan department.   In 1994, he became
Senior Vice President. In 1996, Mr. Head became Executive Vice President and in September 1998 added the title of Chief Operating Officer.

     Monica L. Stinchfield joined First Federal in 1980. From 1985 to 1993 she served as Assistant Vice President and from 1993 to September 1998, she served as Vice President. In 1996, Ms. Stinchfield became the manager of the loan department and secondary market activity. In September 1998, Ms. Stinchfield became Senior Vice President.

     Christopher A. Bengert joined First Federal in 1986. From 1991 to 1994, Mr. Bengert served as Vice President and Treasurer. In 1994, he became Senior Vice President.

     Richard L. Witte joined First Federal in 1997 and in October 1998 became Vice President. Mr. Witte is responsible for the savings department and deposit services. Prior to joining First Federal, Mr. Witte was employed by Evansville Federal Savings Bank for 21 years.

Meetings and Committees of the Board of Directors

     The business of First Federal is conducted through meetings and activities of its Board of Directors and its committees. During the fiscal year ended June 30, 1998, the Board of Directors held 12 regular meetings and no director attended fewer than 75% of the total meetings of the Board of Directors of First Federal and committees on which such director served.

     The Audit Committee, consisting of Frank E. Kern, Herbert V. Dassel and Jerry Ziemer, receives and reviews all reports prepared by First Federal's independent auditors. The Audit Committee met one time during the fiscal year ended June 30, 1998.

     The Salary Committee, consisting of Herbert V. Dassel, Frank E. Kern and James L. Will, Jr., is responsible for setting the salaries of all employees. The Salary Committee met once during the fiscal year ended June 30, 1998.

Directors' Compensation

     Directors receive a fee of $900 per month.   Following consummation of the
conversion, directors' fees will continue to be paid by First Federal and, initially, no separate fees are expected to be paid for service on First Bancorp's Board of Directors.

     First Federal maintains a deferred compensation arrangement for directors who may elect on an annual basis to defer up to 100 percent of their monthly Board and committee meeting fees and retainers. Upon the director's attainment of an age specified in his individual deferral agreement, First Federal will pay the balance of the director's deferral account in monthly installments over a period specified in the director's individual agreement. Over the deferral period, a director's account is credited with 10 percent annual interest with monthly compounding. In the event of a change in control of First Federal (as defined in the program) followed by a director's termination of service, each director will be entitled to receive a benefit increased to reflect three additional years of deferrals. First Federal has acquired life insurance on members of the Board to provide informal funding for its obligations under the program. During the fiscal year ended June 30, 1998, all directors participated in the director deferral program. As of September 30, 1998, First Federal had accrued a liability of $370,000 with respect to its obligations under the director deferral program.

Executive Compensation

     Summary Compensation Table. The following information is furnished for Mr. Duncan for the year ended June 30, 1998. No other executive officer of First Federal received salary and bonus of $100,000 or more during the year ended June 30, 1998.


                                                    Annual Compensation/(1)/
                                           ------------------------------------------
                                                                        Other                All Other
Name and                                                                Annual            Compensation/(3)/
Positions                           Year    Salary    Bonus         Compensation/(2)/
--------------------               ------  --------   ------       ------------------    ------------------
Harold Duncan                       1998   $125,086   $8,642          $10,800                 $4,150
 President and Chief Executive
 Officer

(1) Compensation information for the years ended June 30, 1997 and 1996 has been omitted as First Federal was not a public company nor a subsidiary thereof at such time.

(2) Consists of directors fees. Does not include the aggregate amount of perquisites and other personal benefits, which was less than 10% of the total annual salary and bonus reported.

(3)  Consists of employer contributions to First Federal's 401(k) plan.

     Employment Agreements. In connection with the conversion, First Bancorp and First Federal plan to enter into three-year employment agreements with Messrs. Duncan and Head. Under the employment agreements, the initial salary levels for Mr. Duncan and Mr. Head will be $136,000 and $72,000, respectively, which amount will be paid by First Federal and may be increased at the discretion of the Board of Directors or an authorized committee of the Board.
On each anniversary of the commencement date of the employment agreement, the term of each agreement may be extended for an additional year at the discretion of the Board. The agreements are terminable by the employers at any time, by the executive if he is assigned duties inconsistent with his initial position, duties, responsibilities and status, or upon the occurrence of certain events specified by federal regulations. If the executive's employment is terminated without cause or upon the executive's voluntary termination following the occurrence of an event described in the preceding sentence, First Federal would be required to honor the terms of the agreement through the expiration of the current term, including payment of current cash compensation and continuation of employee benefits.

     The employment agreements also provide for a severance payment and other benefits in the event of involuntary termination of employment in connection with any change in control of First Bancorp or First Federal. A severance payment also will be provided on a similar basis in connection with a voluntary termination of employment where, subsequent to a change in control, the executive is assigned duties inconsistent with his position, duties, responsibilities and status immediately prior to such change in control. The term "change in control" is defined in the agreement as having occurred when, among other things, (a) there occurs a change in control of First Bancorp within the meaning of the Home Owners' Loan Act and OTS regulations , (b) any person or entity is or becomes the beneficial owner, directly or indirectly, of securities of First Bancorp representing 25% or more of the combined voting power of First Bancorp's then outstanding securities, (c) the membership of the Board of Directors changes as the result of a contested election, or (d) shareholders of First Bancorp approve a merger, consolidation, sale or disposition of all or substantially all of First Bancorp's assets, or a plan of partial or complete liquidation.

     The maximum present value of the severance benefits under the employment agreements is 2.99 times the executive's average annual compensation during the five-year period preceding the effective date of the change in control (the "base amount"). The employment agreements provide that the value of the maximum benefit may be distributed, at the executive's election, (1) in the form of a lump sum cash payment equal to 2.99 times the executive's base amount or (2) a combination of a cash payment and continued coverage under First Federal's health, life and disability programs for a 36-month period following the change in control, the total value of which does not exceed 2.99 times the executive's base amount. Assuming that a change in control had occurred at September 30, 1998 and that Mr. Duncan and Mr. Head elected to receive a lump sum cash payment, they would have been entitled to payments of approximately $332,000 and $154,000, respectively. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of such excess payments, and First Bancorp would not be entitled to deduct the amount of such excess payments.

     The employment agreements restrict the executive's right to compete against First Bancorp and First Federal for a period of one year from the date of termination of the agreement if he voluntarily terminates employment, except in the event of a change in control.

     Supplemental Retirement Agreement. First Federal maintains a supplemental executive retirement program for key personnel in order to encourage continued employment and to provide an additional source of retirement income. The program provides that, upon the attainment of a specified retirement age, a participating officer will receive a benefit equal to the product of the officer's highest annual base compensation and the officer's "wage replacement percentage" reduced by the annual benefits derived by the officer from any other tax-qualified or non-qualified retirement arrangements sponsored by First Federal. The officer's retirement age and "wage replacement factor" are specified in individual agreements entered into between First Federal and the officer. If the officer dies prior to attaining the normal retirement age, a survivor benefit is payable to the officer's surviving spouse or other designated beneficiary. In the event of an officer's termination without cause prior to attaining the normal retirement age, payment of the officer's accrued benefit as of the date of termination is deferred until the officer attains normal retirement age. In the event of disability, the officer may elect to begin receipt of his accrued benefit immediately in lieu of a deferred retirement benefit. In the event of a change in control of First Federal, as defined in the program, followed by the officer's termination of employment, the officer would be entitled to receive his full normal retirement benefit upon attaining his specified retirement age. All benefits are payable in the form of a monthly annuity over a period specified in the officer's individual agreement. As a condition of Mr. Duncan's receipt of benefits, he must, during the five-year period after benefits commence, provide certain consulting and advisory services to First Federal at the request of the Board of Directors. At present, Mr. Duncan, four other officers and one former employee participate in the supplemental retirement program. As of September 30, 1998, First Federal had accrued $140,000 as a liability with respect to its obligations under the supplemental retirement program.


Employee Severance Compensation Plan

     In connection with the Conversion, the Board of Directors of First Federal intends to adopt the First Federal Savings Bank Employee Severance Compensation Plan to provide benefits to eligible employees in the event of a change in control of First Bancorp or First Federal. Eligible employees are employees
with a minimum of two years of service with First Federal.    However, officers
who enter into separate employment or severance agreements with First Bancorp and First Federal will not be eligible to participate in the severance plan. Under the severance plan, in the event of a change in control of First Bancorp or First Federal, eligible employees, other than officers of First Federal, who are terminated or who terminate employment upon the occurrence of events specified in the severance plan within 12 months of the effective date of a change in control will be entitled to a payment based on years of service with First Federal with a maximum payment equal to 26 weeks of compensation. In addition, officers of First Federal (four persons) and branch managers (three persons) would be eligible to receive a severance payment equal to 24 and 12 months, respectively, of their current compensation. Assuming that a change in control had occurred at September 30, 1998 and the termination of all eligible employees, the maximum aggregate payment due under the severance plan would be approximately
$381,000.

Summary of Benefits to Management from the Conversion

     First Federal intends to establish an Employee Stock Ownership Plan that will purchase stock in the conversion. The ESOP will purchase an amount of stock equal to 8% of the shares sold in this offering. First Bancorp also intends to adopt a Stock Option Plan, which will reserve a number of shares equal to 10% of the number of shares sold in the conversion, and a Management Recognition and Development Plan, which will reserve a number of shares equal to 4% of the number of shares sold in the conversion. The shares that may be issued under the Stock Option Plan and the MRDP may be authorized but unissued shares or treasury shares. The ESOP, Stock Option Plan and MRDP are discussed in more detail below.

     The following table presents the total value of the shares of common stock, at the maximum of the offering range, which would be acquired by the employee stock ownership plan and the total value of all shares available for award and issuance under the Stock Option Plan and MRDP. The table assumes that the value of the shares is the same as the sales price of the shares in the offering. The table does not include a value for the options because that value will be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized under an option only if the market price of common stock increases.

                                                       Percentage of
                                      Estimated        Shares Issued
                                   Value of Shares   in the Conversion
                                  ----------------- -------------------

Employee Stock Ownership Plan....       $1,748,000            8.0%
MRDP awards......................          874,000            4.0
Stock options....................               --           10.0
                                        ----------           ----
        Total....................       $2,622,000           22.0%
                                        ==========           ====


     Additionally, two officers will receive employment agreements that could provide those individuals with cash payments if they are terminated following a change in control of First Bancorp or First Federal. First Federal also intends to adopt an Employee Severance Compensation Plan that would provide cash payments to eligible employees in the event of a change in control of First Bancorp or First Federal. The employment agreements and severance plan are described in more detail above.
Benefits

     Insurance. First Federal provides full-time employees, with minimal contribution or expense to them, with group plan insurance that covers hospitalization, dependent coverage, long-term disability and accidental death and dismemberment. This insurance is available generally and on the same basis to all full-time employees.

     Retirement Plan. First Federal is a participant in the Financial Institutions Retirement Fund, a multi-employer, non-contributory defined benefit retirement plan. The following table indicates the annual retirement benefits that would be payable under the retirement plan upon retirement at age 65 to a participant electing to receive his retirement benefit in the standard form of benefit, assuming various specified levels of plan compensation and various specified years of credited service. Under the Internal Revenue Code, maximum annual benefits under the retirement plan are limited to $130,000 per year for the 1999 calendar year.


Highest Five-Year
Average Annual                                Years of Service
                       --------------------------------------------------------------
  Compensation            5       10       15       25       35        40        45
---------------        ------   ------   ------   ------   ------   -------   -------
$10,000.............    1,000    2,000    3,000    5,000    7,000     8,000     9,000
  20,000............    2,000    4,000    6,000   10,000   14,000    16,000    18,000
  30,000............    3,000    6,000    9,000   15,000   21,000    24,000    27,000
  40,000............    4,000    8,000   12,000   20,000   28,000    32,000    36,000
  60,000............    6,000   12,000   18,000   30,000   42,000    48,000    54,000
  80,000............    8,000   16,000   24,000   40,000   56,000    64,000    72,000
 100,000............   10,000   20,000   30,000   50,000   70,000    80,000    90,000
 120,000............   12,000   24,000   36,000   60,000   84,000    96,000    99,000
 130,000............   13,000   26,000   38,000   65,000   91,000   104,000   117,000

     The retirement plan is a non-contributory, defined benefit plan which provides for monthly payments to, or on behalf of, each covered employee. All full-time employees are eligible to participate in the retirement plan after completion of one year of service to First Federal and the attainment of age 21. To obtain one year of service, an employee must complete at least at least 1,000 hours of service in 12 consecutive months. Benefits are based upon years of service and salary excluding bonuses, fees, etc. Employees become vested following five years of service. As of June 30, 1998, Mr. Duncan had 33 years of credited service under the retirement plan.

     The normal retirement age is 65 and the early retirement age is before age 65, but after age 45. Normal retirement benefits are equal to 2% multiplied by the years of service to First Federal and by the employees's average base salary above the covered compensation level for the five highest consecutive years preceding retirement. If an employee elects early retirement, but defers the receipt of benefits until age 65, the formula for computation of early retirement benefits is the same as if the employee had retired at the normal retirement age. However, if the employee elects early retirement benefits payable under the retirement plan the benefits are equal to the benefits payable assuming retirement at age 65 reduced by applying an early retirement factor based on age and vesting service when payments begin. Payment may also be deferred to any time up to age 70, in which case the retirement allowance payable at age 65 will be increased by 0.8% for each month of deferment after age 65. The maximum increase allowable is 48%. Under the retirement plan , First Federal makes annual contributions to fund the benefits computed on an actuarial basis.

     Upon retirement, the regular form of benefit under the retirement plan is an annuity payable in equal monthly installments for the life of the employee. Optional annuity or lump sum benefit forms may also be elected by the employee. Benefits under the retirement plan are not integrated with social security.

     At June 30, 1998, which is the date of the most recent retirement plan statement, the retirement plan's assets exceeded current liabilities by approximately $160,000.

     401(k) Plan. First Federal maintains a 401(k) Plan for the benefit of eligible employees of First Federal. The 401(k) Plan is intended to be a tax-qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. Employees of First Federal who have completed 1,000 hours of service during 12 consecutive months and who have attained age 21 are eligible to participate in the 401(k) Plan. Participants may contribute up to 15% of their annual compensation to the 401(k) Plan through a salary reduction election. First Federal matches 50% of participant contributions to a maximum of 6% of the participant's salary. In addition to employer matching contributions, First Federal may contribute a discretionary amount to the

401(k) Plan in any plan year which is allocated to individual participants in the proportion that their annual compensation bears to the total compensation of all participants during the plan year. To be eligible to receive a discretionary employer contribution, the participant must complete 1,000 hours of service during the plan year and remain employed by First Federal on the last day of the plan year. Participants are at all times 100% vested in their 401(k) Plan accounts. For the year ended June 30, 1998, First Federal incurred total contribution-related expenses of approximately $22,000 in connection with the 401(k) Plan.

     Employee Stock Ownership Plan. The Board of Directors has authorized the adoption by First Federal of an ESOP for employees of First Federal to become effective upon the completion of the conversion. The ESOP is intended to satisfy the requirements for an employee stock ownership plan under the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended. Full-time employees of First Bancorp and First Federal who have been credited with at least 1,000 hours of service during a 12-month period and who have attained age 21 will be eligible to participate in the ESOP.

     First Bancorp intends to loan the ESOP the amount necessary to purchase 8% of the common stock to be sold in the conversion. The loan will equal 100% of the aggregate purchase price of the common stock. The loan to the ESOP will be repaid principally from First Federal's contributions to the ESOP and dividends payable on common stock held by the ESOP over the anticipated 12-year term of the loan. The interest rate for the ESOP loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the conversion. See "Pro Forma Data." To the extent that the ESOP is unable to acquire 8% of the common stock sold in the offering, it is anticipated that such additional shares may be acquired following the conversion through open market purchases.

     In any plan year, First Federal may make additional discretionary contributions to the ESOP for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders or which constitute authorized but unissued shares or shares held in treasury by Holding Company. The timing, amount, and manner of such discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions.

     Shares purchased by the ESOP with the proceeds of the loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of each participant's proportional share of total compensation. Forfeitures will be reallocated among the remaining plan participants.

     Participants will vest in their accrued benefits under the ESOP at the rate of 20% per year, beginning upon the completion of two years of service. A participant is fully vested at retirement, in the event of disability or upon termination of the ESOP. Benefits are distributable upon a participant's retirement, early retirement, death, disability, or termination of employment. First Federal's contributions to the ESOP are not fixed, so benefits payable under the ESOP cannot be estimated.

     It is anticipated that members of First Federal's Board of Directors will serve as trustees of the ESOP. Under the ESOP, the trustees must vote all allocated shares held in the ESOP in accordance with the instructions of plan participants and unallocated shares and allocated shares for which no instructions are received must be voted in the same ratio on any matter as those shares for which instructions are given.

     Under applicable accounting requirements, compensation expense for a leveraged ESOP is recorded at the fair market value of the ESOP shares when committed to be released to participants' accounts. See "Pro Forma Data."

     The ESOP will be subject to the requirements of Employee Retirement Income Security Act and the regulations of the Internal Revenue Service and the Department of Labor. First Federal intends to request a determination letter from the IRS regarding the tax-qualified status of the ESOP. Although no assurance can be given that a favorable determination letter will be issued, First Federal expects that a favorable determination letter will be received by the ESOP.

     Stock Option Plan. The Board of Directors of First Bancorp intends to adopt the Stock Option Plan and to submit the Stock Option Plan to stockholders for approval at a meeting held no earlier than six months following consummation of the conversion. Under current OTS regulations, the approval of a majority vote of First Bancorp's outstanding shares is required for implementation of the Stock Option Plan within one year of the consummation of the conversion. The Stock Option Plan will comply with all applicable regulatory requirements. However, the Stock Option Plan will not be approved or endorsed by the OTS.

     The Stock Option Plan will be designed to attract and retain qualified management personnel and nonemployee directors, to provide such officers, key employees and nonemployee directors with a proprietary interest in First Bancorp as an incentive to contribute to the success of First Bancorp and First Federal, and to reward officers and key employees for outstanding performance. The Stock Option Plan will provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Internal Revenue Code and for nonqualified stock options. Under the Stock Option Plan, stock options may be granted to key employees of First Bancorp and its subsidiaries, including First Federal. Unless sooner terminated, the Stock Option Plan will continue in effect for a period of ten years from the date the Stock Option Plan is approved by stockholders.

     First Bancorp will reserve a number of authorized shares of common stock equal to 10% of the number of shares of common stock issued in connection with the conversion for future issuance under the Stock Option Plan, or 218,500 shares based on the issuance of 2,185,000 shares at the maximum of the Estimated Valuation Range. Shares acquired upon exercise of options will be authorized but unissued shares or treasury shares. In the event of a stock split, reverse stock split, stock dividend, or similar event, the number of shares of common stock under the Stock Option Plan, the number of shares to which any award relates and the exercise price per share under any option may be adjusted to reflect the increase or decrease in the total number of shares of common stock outstanding.

     A committee of the Board of Directors will administer and interpret the Stock Option Plan. Subject to applicable OTS regulations, the committee will determine which nonemployee directors, officers and key employees will be granted options, whether, in the case of officers and employees, such options will be incentive stock options or non-qualified options, the number of shares subject to each option, and the exercisability of such options. All options granted to nonemployee directors will be non-qualified options. The per share exercise price of all options will equal at least 100% of the fair market value of a share of common stock on the date the option is granted.

     It is anticipated that all options granted under the Stock Option Plan will be granted subject to a vesting schedule whereby the options become exercisable over a specified period following the date of grant. Under OTS regulations, if the Stock Option Plan is implemented within the first year following consummation of the conversion the minimum vesting period will be five years. All unvested options will be immediately exercisable in the event of the recipient's death or disability. Unvested options also will be exercisable following a change in control (as defined in the Stock Option Plan) of First Bancorp or First Federal to the extent authorized or not prohibited by applicable law or regulations. OTS regulations currently provide that if the Stock Option Plan is implemented prior to the first anniversary of the conversion, vesting may not be accelerated upon a change in control of First Bancorp or First Federal.

     Each stock option that is awarded to an officer or key employee will remain exercisable at any time on or after the date it vests through the earlier to occur of the tenth anniversary of the date of grant or three months after the date on which the optionee terminates employment (one year in the event of the optionee's termination by reason of death or disability), unless such period is extended. Each stock option that is awarded to a nonemployee director will remain exercisable through the earlier to occur of the tenth anniversary of the date of grant or one year (two years in the event of a nonemployee director's death or disability) following the termination of a nonemployee director's service on the Board. All stock options are nontransferable except by will or the laws of descent or distribution.

     Under current provisions of the Internal Revenue Code, the federal tax treatment of incentive stock options and non-qualified options is different. With respect to incentive stock options, an optionee who satisfies certain holding period requirements will not recognize income at the time the option is granted or at the time the option is exercised. If the holding period requirements are satisfied, the optionee will generally recognize capital gain or loss upon a subsequent disposition of the shares of common stock received upon the exercise of a stock option. If the holding period requirements are not satisfied, the difference between the fair market value of the common stock on the date of grant and the option exercise price, if any, will be taxable to the optionee at ordinary income tax rates. A federal income tax deduction generally will not be available to First Bancorp as a result of the grant or exercise of an incentive stock options, unless the optionee fails to satisfy the holding period requirements. With respect to non-qualified options, the grant of a non-qualified option generally is not a taxable event for the optionee and no tax deduction will be available to First Bancorp. However, upon the exercise of a non-qualified option, the difference between the fair market value of the common stock on the date of exercise and the option exercise price generally will be treated as compensation to the optionee upon exercise, and First Bancorp will be entitled to a compensation expense deduction in the amount of income realized by the optionee.

     Under generally accepted accounting principles, compensation expense is generally not recognized with respect to the award of options to officers and employees of First Bancorp and its subsidiaries. However, the Financial Accounting Standards Board recently indicated that it would propose rules during 1999 that would generally require recognition of compensation expense with respect to awards made to non-employees, including non-employee directors of First Bancorp, and that the proposed changes would apply to awards made after December 15, 1998.

     Although no specific award determinations have been made at this time, First Bancorp and First Federal anticipate that if stockholder approval is obtained it would provide awards to its directors, officers and employees to the extent and under terms and conditions permitted by applicable regulations.
Under current OTS regulations, if the Stock Option Plan is implemented within one year of the consummation of the conversion, no officer or employees could receive an award of options covering in excess of 25% of the number of shares reserved for issuance under the Stock Option Plan, no nonemployee director could receive in excess of 5% of the number of shares reserved for issuance under the Stock Option Plan and nonemployee directors, as a group, could not receive in excess of 30% of the number of shares reserved for issuance under the Stock Option Plan.

     Management Recognition and Development Plan. Following the conversion, the Board of Directors of First Bancorp intends to adopt an MRDP for officers, employees, and nonemployee directors of First Bancorp and First Federal, and to submit the MRDP to stockholders for approval at a meeting held no earlier than six months following consummation of the conversion. The MRDP will enable First Bancorp and First Federal to provide participants with a proprietary interest in First Bancorp as an incentive to contribute to the success of First Bancorp and First Federal. The MRDP will comply with all applicable regulatory requirements. However, the MRDP will not be approved or endorsed by the OTS. Under current OTS regulations, the approval of a majority vote of First Bancorp's outstanding shares is required for implementation of the MRDP within one year of the consummation of the conversion.

     The MRDP expects to acquire a number of shares of First Bancorp's common stock equal to 4% of the common stock issued in connection with the conversion (87,400 shares based on the issuance of 2,185,000 shares in the conversion at the maximum of the Estimated Valuation Range). Such shares will be acquired on the open market, if available, with funds contributed by First Bancorp or First Federal to a trust which First Bancorp may establish in conjunction with the MRDP or from authorized but unissued shares or treasury shares of First Bancorp.

     A committee of the Board of Directors of First Bancorp will administer the MRDP, the members of which will also serve as trustees of the MRDP trust, if formed. The trustees will be responsible for the investment of all funds contributed by First Bancorp or First Federal to the MRDP trust. The Board of Directors of First Bancorp may terminate the MRDP at any time and, upon termination, all unallocated shares of common stock will revert to First Bancorp.

     Shares of common stock granted under the MRDP will be in the form of restricted stock payable ratably over a specified vesting period following the date of grant. During the period of restriction, all shares will be held in escrow by First Bancorp or by the MRDP trust. Under OTS regulations, if the MRDP is implemented within the first year following consummation of the conversion, the minimum vesting period will be five years. All unvested MRDP awards will vest in the event of the recipient's death or disability. Unvested MRDP awards will also vest following a change in control (as defined in the MRDP) of First Bancorp or First Federal to the extent authorized or not prohibited by applicable law or regulations. OTS regulations currently provide that, if the MRDP is implemented prior to the first anniversary of the conversion, vesting may not be accelerated upon a change in control of First Bancorp or First Federal.

     A recipient of an MRDP award in the form of restricted stock generally will not recognize income upon an award of shares of common stock, and First Bancorp will not be entitled to a federal income tax deduction, until the termination of the restrictions. Upon such termination, the recipient will recognize ordinary income in an amount equal to the fair market value of the common stock at the time and First Bancorp will be entitled to a deduction in the same amount after satisfying federal income tax withholding requirements. However, the recipient may elect to recognize ordinary income in the year the restricted stock is granted in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. In that event, First Bancorp will be entitled to a deduction in such year and in the same amount. Any gain or loss recognized by the recipient upon subsequent disposition of the stock will be either a capital gain or capital loss.

     Although no specific award determinations have been made at this time, First Bancorp and First Federal anticipate that if stockholder approval is obtained it would provide awards to its directors, officers and employees to the extent and under terms and conditions permitted by applicable regulations.
Under current OTS regulations, if the MRDP is implemented within one year of the consummation of the conversion, no officer or employees could receive an award covering in excess of 25% of the number of shares reserved for issuance under the MRDP, no nonemployee director could receive in excess of 5% of the number of shares reserved for issuance under the MRDP and nonemployee directors, as a group, could not receive in excess of 30% of the number of shares reserved for issuance under the MRDP.

Transactions with First Federal

     Federal regulations require that all loans or extensions of credit by First Federal to executive officers and directors must generally be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, unless the loan or extension of credit is made under a benefit program generally available to all other employees and does not give preference to any insider over any other employee, and must not involve more than the normal risk of repayment or present other unfavorable features. First Federal's policy is to offer consumer loans, savings account loans and fixed-rate mortgage loans to directors, officers and employees at rates lower than those offered to the general public. In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000, or 5% of First Federal's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. See "Regulation -- Federal Regulation of Savings Associations -- Transactions with Affiliates." The aggregate amount of loans by First Federal to its executive officers and directors and their associates was $302,000 at September 30, 1998, or approximately 1.0% of First Bancorp's pro forma stockholders' equity, based on the issuance of shares at the midpoint of the Estimated Valuation Range.


                                   REGULATION

General

     First Federal is subject to extensive regulation, examination and supervision by the OTS as its chartering agency, and the FDIC, as the insurer of its deposits. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended and, in certain respects, the Federal Deposit Insurance Act and the regulations issued by the OTS and the FDIC to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal savings associations may engage. Lending activities and other investments must comply with various statutory and regulatory capital requirements. In addition, First Federal's relationship with its depositors and borrowers is also regulated to a great extent, especially in such matters as the ownership of deposit accounts and the form and content of First Federal's mortgage documents. First Federal must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to review First Federal's compliance with various regulatory requirements. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or Congress, could have a material adverse impact on First Federal and its operations.

Federal Regulation of Savings Associations

     Office of Thrift Supervision. The OTS is an office in the Department of the Treasury subject to the general oversight of the Secretary of the Treasury. The OTS generally possesses the supervisory and regulatory duties and responsibilities formerly vested in the Federal Home Loan Bank Board. Among other functions, the OTS issues and enforces regulations affecting federally insured savings associations and regularly examines these institutions.

     Federal Home Loan Bank System. The Federal Home Loan Bank System, consisting of 12 Federal Home Loan Banks, is under the jurisdiction of the Federal Housing Finance Board. The designated duties of the Federal Housing Finance Board are to supervise the Federal Home Loan Banks, to ensure that the Federal Home Loan Banks carry out their housing finance mission, to ensure that the Federal Home Loan Banks remain adequately capitalized and able to raise funds in the capital markets, and to ensure that the Federal Home Loan Banks operate in a safe and sound manner. First Federal, as a member of the Federal Home Loan Bank-Indianapolis, is required to acquire and hold shares of capital stock in the Federal Home Loan Bank-Indianapolis in an amount equal to the greater of (1) 1.0% of the aggregate outstanding principal amount of residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or (2) 1/20 of its advances (i.e., borrowings) from the Federal Home Loan Bank-Indianapolis. First Federal is in compliance with this requirement with an investment in Federal Home Loan Bank-Indianapolis stock of $727,000 at September 30, 1998. Among

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


other benefits, the Federal Home Loan Bank-Indianapolis provides a central credit facility primarily for member institutions. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes advances to members in accordance with policies and procedures established by the Federal Housing Finance Board and the Board of Directors of the Federal Home Loan Bank-Indianapolis.

     Federal Deposit Insurance Corporation. The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of depository institutions. The FDIC currently maintains two separate insurance funds: the Bank Insurance Fund and the Savings Association Insurance Fund. As insurer of First Federal's deposits, the FDIC has examination, supervisory and enforcement authority over First Federal.

     First Federal's accounts are insured by the Savings Association Insurance Fund to the maximum extent permitted by law. First Federal pays deposit insurance premiums based on a risk-based assessment system established by the FDIC. Under applicable regulations, institutions are assigned to one of three capital groups that are based solely on the level of an institution's capital -- "well capitalized," "adequately capitalized," and "undercapitalized" -- which are defined in the same manner as the regulations establishing the prompt corrective action system, as discussed below. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates that until September 30, 1996 ranged from 0.23% for well capitalized, financially sound institutions with only a few minor weaknesses to 0.31% for undercapitalized institutions that pose a substantial risk of loss to the Savings Association Insurance Fund unless effective corrective action is taken.

     Under the Deposit Insurance Funds Act, which was enacted on September 30, 1996, the FDIC imposed a special assessment on each depository institution with deposits insured under the Savings Association Insurance Fund which resulted in the insurance fund achieving its designated reserve ratio. In connection therewith, the FDIC reduced the assessment schedule for Savings Association Insurance Fund members, effective January 1, 1997, to a range of 0% to 0.27%, with most institutions, including First Federal, paying 0%. This assessment schedule is the same as that for the Bank Insurance Fund, which reached its designated reserve ratio in 1995. In addition, since January 1, 1997, members of the Savings Association Insurance Fund are charged an assessment of 0.065% of assessable deposits for the purpose of paying interest on the obligations issued by the Financing Corporation in the 1980s to help fund the thrift industry cleanup. Deposits insured under the Bank Insurance Fund will be charged an assessment to help pay interest on the Financing Corporation bonds at a rate of approximately 0.013% until the earlier of December 31, 1999 or the date upon which the last savings association ceases to exist, after which time the assessment will be the same for all insured deposits.

     The Deposit Insurance Funds Act provides for the merger of the Bank Insurance Fund and the Savings Association Insurance Fund into the Deposit Insurance Fund on January 1, 1999, but only if no insured depository institution is a savings association on that date. The Act contemplates the development of a common charter for all federally chartered depository institutions and the abolition of separate charters for national banks and federal savings associations. It is not known what form the common charter may take and what effect, if any, the adoption of a new charter would have on the operation of First Federal.

     The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of termination, less subsequent withdrawals, shall continue to

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be insured for a period of six months to two years, as determined by the FDIC.
Management is aware of no existing circumstances that could result in termination of the deposit insurance of First Federal.

     Liquidity Requirements. Under OTS regulations, each savings institution is required to maintain an average daily balance of liquid assets (cash, certain time deposits and savings accounts, bankers' acceptances, and specified U.S. Government, state or federal agency obligations and certain other investments) equal to a monthly average of not less than a specified percentage (currently 4.0%) of its net withdrawable accounts plus short-term borrowings. Monetary penalties may be imposed for failure to meet liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Prompt Corrective Action. Under federal law, each federal banking agency is required to implement a system of prompt corrective action for institutions that it regulates. The federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action. Under the regulations, an institution shall be deemed to be

     . "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a leverage ratio of 5.0% or more and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure;

     . "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, has a Tier I risk-based capital ratio of 4.0% or more, has a leverage ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized;"

     . "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, has a Tier I risk-based capital ratio that is less than 4.0% or has a leverage ratio that is less than 4.0% (3.0% under certain circumstances);

     . "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, has a Tier I risk-based capital ratio that is less than 3.0% or has a leverage ratio that is less than 3.0%; and

     . "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

     A federal banking agency may, after notice and an opportunity for a hearing, reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category if the institution is in an unsafe or unsound condition or has received in its most recent examination, and has not corrected, a less than satisfactory rating for asset quality, management, earnings or liquidity. The OTS may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized.

     An institution generally must file a written capital restoration plan that meets specified requirements, as well as a performance guaranty by each company that controls the institution, with the appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. Immediately upon becoming undercapitalized, an institution shall become subject to various mandatory and discretionary restrictions on its operations.

     At September 30, 1998, First Federal was categorized as "well capitalized" under the prompt corrective action regulations of the OTS.

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     Standards for Safety and Soundness.  The federal banking regulatory agencies have prescribed, by regulation, guidelines for all insured depository institutions relating to: internal controls, information systems and internal audit systems; loan documentation; credit underwriting; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. The guidelines describe the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OTS determines that First Federal fails to meet any standard prescribed by the Guidelines, the agency may require First Federal to submit to the agency an acceptable plan to achieve compliance with the standard. OTS regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

     Qualified Thrift Lender Test. All savings associations are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. A savings institution that fails to become or remain a qualified thrift lender shall either convert to a national bank charter or be subject to the following restrictions on its operations:

     (1) First Federal may not make any new investment or engage in activities that would not be permissible for national banks;

     (2) First Federal may not establish any new branch office where a national bank located in the savings institution's home state would not be able to establish a branch office;

     (3) First Federal shall be ineligible to obtain new advances from any Federal Home Loan Bank; and

     (4) the payment of dividends by First Federal shall be subject to the rules regarding the statutory and regulatory dividend restrictions applicable to national banks.

     Also, beginning three years after the date on which the savings institution ceases to be a qualified thrift lender, the savings institution would be prohibited from retaining any investment or engaging in any activity not permissible for a national bank and would be required to repay any outstanding advances to any Federal Home Loan Bank. In addition, within one year of the date on which a savings association controlled by a company ceases to be a qualified thrift lender, the company must register as a bank holding company and become subject to the rules applicable to such companies. A savings institution may requalify as a qualified thrift lender if it thereafter complies with the qualified thrift lender test.

     Currently, the qualified thrift lender test requires that either an institution qualify as a domestic building and loan association under the Internal Revenue Code or that 65% of an institution's "portfolio assets" (as defined) consist of certain housing and consumer-related assets on a monthly average basis in nine out of every 12 months. Assets that qualify without limit for inclusion as part of the 65% requirement are loans made to purchase, refinance, construct, improve or repair domestic residential housing and manufactured housing; home equity loans; mortgage-backed securities (where the mortgages are secured by domestic residential housing or manufactured housing); Federal Home Loan Bank stock; direct or indirect obligations of the FDIC; and loans for educational purposes, loans to small businesses and loans made through credit cards. In addition, the following assets, among others, may be included in meeting the test subject to an overall limit of 20% of the savings institution's portfolio assets: 50% of residential mortgage loans originated and sold within 90 days of origination; 100% of consumer loans; and stock issued by Freddie Mac or Fannie Mae. Portfolio assets consist of total assets minus the sum of goodwill and other intangible assets, property used by the savings institution to conduct its business, and liquid assets up to 20% of the institution's total assets. At September 30, 1998, First Federal was in compliance with the qualified thrift lender test.

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

     Capital Requirements. Under OTS regulations a savings association must satisfy three minimum capital requirements: core capital, tangible capital and risk-based capital. Savings associations must meet all of the standards in order to comply with the capital requirements.

     OTS capital regulations establish a 3% core capital or leverage ratio (defined as the ratio of core capital to adjusted total assets). Core capital is defined to include common stockholders' equity, noncumulative perpetual preferred stock and any related surplus, and minority interests in equity accounts of consolidated subsidiaries, less (1) any intangible assets, except for certain qualifying intangible assets; (2) certain mortgage servicing rights; and (3) equity and debt investments in subsidiaries that are not "includable subsidiaries," which is defined as subsidiaries engaged solely in activities not impermissible for a national bank, engaged in activities impermissible for a national bank but only as an agent for its customers, or engaged solely in mortgage-banking activities. In calculating adjusted total assets, adjustments are made to total assets to give effect to the exclusion of certain assets from capital and to account appropriately for the investments in and assets of both includable and non-includable subsidiaries. Institutions that fail to meet the core capital requirement would be required to file with the OTS a capital plan that details the steps they will take to reach compliance. In addition, the OTS's prompt corrective action regulation provides that a savings institution that has a leverage ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "-- Federal Regulation of Savings Associations -- Prompt Corrective Action."

     Savings associations also must maintain "tangible capital" not less than 1.5% of adjusted total assets. "Tangible capital" is defined, generally, as core capital minus any "intangible assets" other than purchased mortgage servicing rights.

     Savings associations must maintain total risk-based capital equal to at least 8% of risk-weighted assets. Total risk-based capital consists of the sum of core and supplementary capital, provided that supplementary capital cannot exceed core capital, as previously defined. Supplementary capital includes (1) permanent capital instruments such as cumulative perpetual preferred stock, perpetual subordinated debt and mandatory convertible subordinated debt, (2) maturing capital instruments such as subordinated debt, intermediate-term preferred stock and mandatory convertible subordinated debt, subject to an amortization schedule, and (3) general valuation loan and lease loss allowances up to 1.25% of risk-weighted assets.

     The risk-based capital regulation assigns each balance sheet asset held by a savings institution to one of four risk categories based on the amount of credit risk associated with that particular class of assets. Assets not included for purposes of calculating capital are not included in calculating risk-weighted assets. The categories range from 0% for cash and securities that are backed by the full faith and credit of the U.S. Government to 100% for repossessed assets or assets more than 90 days past due. Qualifying residential mortgage loans (including multi-family mortgage loans) are assigned a 50% risk weight. Consumer, commercial, home equity and residential construction loans are assigned a 100% risk weight, as are nonqualifying residential mortgage loans and that portion of land loans and nonresidential construction loans that do not exceed an 80% loan-to-value ratio. The book value of assets in each category is multiplied by the weighing factor (from 0% to 100%) assigned to that category. These products are then totaled to arrive at total risk-weighted assets. Off-balance sheet items are included in risk-weighted assets by converting them to an approximate balance sheet "credit equivalent amount" based on a conversion schedule. These credit equivalent amounts are then assigned to risk categories in the same manner as balance sheet assets and included risk-weighted assets.

     The OTS has incorporated an interest rate risk component into its regulatory capital rule. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200 basis point increase or decrease in market interest rates divided by the estimated economic value of First Federal's assets, as calculated in accordance with guidelines promulgated by the OTS. A savings

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association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate risk component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of First Federal's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. Under certain circumstances, a savings association may request an adjustment to its interest rate risk component if it believes that the OTS-calculated interest rate risk component overstates its interest rate risk exposure. In addition, certain "well-capitalized" institutions may obtain authorization to use their own interest rate risk model to calculate their interest rate risk component in lieu of the OTS-calculated amount. The OTS has postponed the date that the component will first be deducted from an institution's total capital.

     See "Historical and Pro Forma Regulatory Capital Compliance" for a table that sets forth in terms of dollars and percentages the OTS tangible, core and risk-based capital requirements, First Federal's historical amounts and percentages at September 30, 1998 and pro forma amounts and percentages based upon the assumptions stated.

     Limitations on Capital Distributions. OTS regulations impose uniform limitations on the ability of all savings associations to engage in various distributions of capital such as dividends, stock repurchases and cash-out mergers. In addition, OTS regulations require First Federal to give the OTS 30 days' advance notice of any proposed declaration of dividends, and the OTS has the authority under its supervisory powers to prohibit the payment of dividends. The regulation utilizes a three-tiered approach which permits various levels of distributions based primarily upon a savings association's capital level.

     A Tier 1 savings association has capital in excess of its capital requirement both before and after the proposed capital distribution. A Tier 1 savings association may make (without application but upon prior notice to, and no objection made by, the OTS) capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus one-half its surplus capital ratio, i.e., the amount of capital in excess of its requirement, at the beginning of the calendar year or the amount authorized for a Tier 2 association. Capital distributions in excess of such amount require advance notice to the OTS. A Tier 2 savings association has capital equal to or in excess of its minimum capital requirement but below its requirement (both before and after the proposed capital distribution). Such an association may make (without application) capital distributions up to an amount equal to 75% of its net income during the previous four quarters depending on how close First Federal is to meeting its capital requirement. Capital distributions exceeding this amount require prior OTS approval. Tier 3 associations are savings associations with capital below the minimum capital requirement either before or after the proposed capital distribution. Tier 3 associations may not make any capital distributions without prior approval from the OTS.

     First Federal currently meets the criteria to be designated a Tier 1 association and, consequently, could at its option (after prior notice to, and no objection made by, the OTS) distribute up to 100% of its net income during the calendar year plus 50% of its surplus capital ratio at the beginning of the calendar year less any distributions previously paid during the year.

     Effective April 1, 1999, the OTS's capital distribution regulation will change. Under the new regulation, an application to and the prior approval of the OTS will be required prior to any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations, the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the insitution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the OTS. If an application is not required, the institution must still provide prior notice to the OTS of the capital distribution.

     Loans to One Borrower. Under federal law, savings institutions are generally subject to the national bank limit on loans to one borrower. Generally, this limit is 15% of First Federal's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. The OTS by regulation has amended the loans to one borrower rule to permit savings associations meeting certain requirements, including capital requirements, to extend loans to one borrower in additional amounts under

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circumstances limited essentially to loans to develop or complete residential housing units. At September 30, 1998, First Federal's regulatory limit on loans to one borrower was $2.3 million. At September 30, 1998, First Federal's largest aggregate amount of loans to one borrower was $649,000.

     Activities of Associations and their Subsidiaries. A savings association may establish operating subsidiaries to engage in any activity that the savings association may conduct directly and may establish service corporation subsidiaries to engage in certain preapproved activities or, with approval of the OTS, other activities reasonably related to the activities of financial institutions. When a savings association establishes or acquires a subsidiary or elects to conduct any new activity through a subsidiary that First Federal controls, the savings association must notify the FDIC and the OTS 30 days in advance and provide the information each agency may, by regulation, require. Savings associations also must conduct the activities of subsidiaries in accordance with existing regulations and orders.

     The OTS may determine that the continuation by a savings association of its ownership control of, or its relationship to, the subsidiary constitutes a serious risk to the safety, soundness or stability of First Federal or is inconsistent with sound banking practices or with the purposes of the Federal Deposit Insurance Act. Based upon that determination, the FDIC or the OTS has the authority to order the savings association to divest itself of control of the subsidiary. The FDIC also may determine by regulation or order that any specific activity poses a serious threat to the Savings Association Insurance Fund. If so, it may require that no Savings Association Insurance Fund member engage in that activity directly.

     Transactions with Affiliates. Savings associations must comply with Sections 23A and 23B of the Federal Reserve Act relative to transactions with affiliates in the same manner and to the same extent as if the savings
association were a Federal Reserve member bank.   Under federal law, a savings
and loan holding company, its subsidiaries and any other company under common control are considered affiliates of the subsidiary savings association. Generally, Sections 23A and 23B: (1) limit the extent to which the insured association or its subsidiaries may engage in certain covered transactions with an affiliate to an amount equal to 10% of such institution's capital and surplus and place an aggregate limit on all such transactions with affiliates to an amount equal to 20% of such capital and surplus, and (2) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, the purchase of assets, the issuance of a guarantee and similar types of transactions. Any loan or extension of credit by First Federal to an affiliate must be secured by collateral in accordance with Section 23A.

     Three additional rules apply to savings associations: (1) a savings association may not make any loan or other extension of credit to an affiliate unless that affiliate is engaged only in activities permissible for bank holding companies; (2) a savings association may not purchase or invest in securities issued by an affiliate (other than securities of a subsidiary); and (3) the OTS may, for reasons of safety and soundness, impose more stringent restrictions on savings associations but may not exempt transactions from or otherwise abridge
Section 23A or 23B. Exemptions from Section 23A or 23B may be granted only by the Federal Reserve, as is currently the case with respect to all FDIC-insured banks.

     First Federal's authority to extend credit to executive officers, directors and 10% shareholders, as well as entities controlled by such persons, is currently governed by Sections 22(g) and 22(h) of the Federal Reserve Act, and Regulation O thereunder. Among other things, these regulations require that such loans be made on terms and conditions substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. Regulation O also places individual and aggregate limits on the amount of loans First Federal may make to such persons based, in part, on First Federal's capital position, and requires certain board approval procedures to be followed. The OTS regulations, with certain minor variances, apply Regulation O to savings institutions.

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

     Community Reinvestment Act. Savings associations are also subject to the provisions of the Community Reinvestment Act of 1977, which requires the appropriate federal bank regulatory agency, in connection with its regular examination of a savings association, to assess the saving association's record in meeting the credit needs of the community serviced by the savings association, including low and moderate income neighborhoods. The regulatory agency's assessment of the savings association's record is made available to the public. Further, such assessment is required of any savings association which has applied, among other things, to establish a new branch office that will accept deposits, relocate an existing office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution.

Savings and Loan Holding Company Regulations

     Holding Company Acquisitions. Federal law and OTS regulations generally prohibit a savings and loan holding company, without prior OTS approval, from acquiring more than 5% of the voting stock of any other savings association or savings and loan holding company or controlling the assets thereof. They also prohibit, among other things, any director or officer of a savings and loan holding company, or any individual who owns or controls more than 25% of the voting shares of such holding company, from acquiring control of any savings association not a subsidiary of such savings and loan holding company, unless the acquisition is approved by the OTS.

     Holding Company Activities. As a unitary savings and loan holding company, First Bancorp generally is not subject to activity restrictions under federal law. If First Bancorp acquires control of another savings association as a separate subsidiary other than in a supervisory acquisition, it would become a multiple savings and loan holding company. There generally are more restrictions on the activities of a multiple savings and loan holding company
than on those of a unitary savings and loan holding company.   No multiple
savings and loan holding company or subsidiary thereof which is not an insured association may commence or continue for more than two years after becoming a multiple savings and loan association holding company or subsidiary thereof, any business activity other than:

     (1) furnishing or performing management services for a subsidiary insured institution,

     (2)  conducting an insurance agency or escrow business,

     (3) holding, managing, or liquidating assets owned by or acquired from a subsidiary insured institution,

     (4) holding or managing properties used or occupied by a subsidiary insured institution,

     (5)  acting as trustee under deeds of trust,

     (6) those activities previously directly authorized by regulation as of March 5, 1987 to be engaged in by multiple holding companies or

     (7) those activities authorized by the Federal Reserve Board as permissible for bank holding companies, unless the OTS by regulation, prohibits or limits such activities for savings and loan holding companies.

Those activities described in (7) above also must be approved by the OTS prior to being engaged in by a multiple savings and loan holding company.

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     Qualified Thrift Lender Test.  Federal law provides that any savings and loan holding company that controls a savings association that fails the qualified thrift lender test, as explained under "-- Federal Regulation of Savings Associations -- Qualified Thrift Lender Test," must, within one year after the date on which First Federal ceases to be a QTL, register as and be deemed a bank holding company subject to all applicable laws and regulations.


                                   TAXATION

Federal Taxation

     General. Following completion of the conversion, First Bancorp and First Federal will report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly First Federal's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to First Federal or First Bancorp. For additional information regarding income taxes, see Note 8 of Notes to Consolidated Financial Statements.

     Bad Debt Reserve. Historically, savings institutions such as First Federal which met certain definitional tests primarily related to their assets and the nature of their business were permitted to establish a reserve for bad debts and to make annual additions thereto, which may have been deducted in arriving at their taxable income. First Federal's deductions with respect to "qualifying real property loans," which are generally loans secured by certain interest in real property, were computed using an amount based on First Federal's actual loss experience, or a percentage equal to 8% of First Federal's taxable income, computed with certain modifications and reduced by the amount of any permitted additions to the non-qualifying reserve. Due to First Federal's high equity in relation to deposits, First Federal generally recognized a bad debt deduction equal to net charge-offs.

     The thrift bad debt rules were revised by Congress in 1996. The new rules eliminated the percentage of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also required that all institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). For taxable years beginning after December 31, 1995, First Federal's bad debt deduction must be determined under the experience method using a formula based on actual bad debt experience over a period of years or, if First Federal is a "large" association (assets in excess of $500 million) on the basis of net charge-offs during the taxable year. The new rules allowed an institution to suspend bad debt reserve recapture for the 1996 and 1997 tax years if the institution's lending activity for those years is equal to or greater than the institutions average mortgage lending activity for the six taxable years preceding 1996 adjusted for inflation. For this purpose, only home purchase or home improvement loans are included and the institution can elect to have the tax years with the highest and lowest lending activity removed from the average calculation. If an institution is permitted to postpone the reserve recapture, it must begin its six year recapture no later than the 1998 tax year. The unrecaptured base year reserves will not be subject to recapture as long as the institution continues to carry on the business of banking. In addition, the balance of the pre-1988 bad debt reserves continues to be subject to provisions of present law referred to below that require recapture of the pre-1988 bad debt reserve in the case of certain excess distributions to shareholders.

     Distributions. To the extent that First Federal makes "nondividend distributions" to First Bancorp, such distributions will be considered to result in distributions from the balance of its bad debt reserve as of December 31, 1987 (or a lesser amount if First Federal's loan portfolio decreased since December 31, 1987) and then from the supplemental reserve for losses on loans ("Excess Distributions"), and an amount based on the Excess Distributions will be included in First Federal's taxable income.

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


Nondividend distributions include distributions in excess of First Federal's current and accumulated earnings and profits, distributions in redemption of stock and distributions in partial or complete liquidation. However, dividends paid out of First Federal's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from First Federal's bad debt reserve. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the conversion, First Federal makes a "nondividend distribution," then approximately one and one-half times the Excess Distribution would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate, exclusive of state and local taxes. See "Regulation" and "Dividend Policy" for limits on the payment of dividends by First Federal. First Federal does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserve.

     Corporate Alternative Minimum Tax. The Internal Revenue Code imposes a tax on alternative minimum taxable income at a rate of 20%. The excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method is treated as a preference item for purposes of computing the alternative minimum taxable income. In addition, only 90% of alternative minimum taxable income can be offset by net operating loss carryovers. Alternative minimum taxable income is increased by an amount equal to 75% of the amount by which First Federal's adjusted current earnings exceeds its alternative minimum taxable income (determined without regard to this preference and prior to reduction for net operating losses).

     Dividends-Received Deduction. First Bancorp may exclude from its income 100% of dividends received from First Federal as a member of the same affiliated group of corporations. The corporate dividends-received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which First Bancorp and First Federal will not file a consolidated tax return, except that if First Bancorp or First Federal owns more than 20% of the stock of a corporation distributing a dividend, then 80% of any dividends received may be deducted.

     Audits. First Federal's federal income tax returns have not been audited for the last five years.

State Taxation

     Indiana imposes an 8.5% franchise tax based on a financial institution's adjusted gross income as defined by statute. In computing adjusted gross income, deductions for municipal interest, U.S. Government interest, the bad debt deduction computed using the reserve method and pre-1990 net operating losses are disallowed. First Federal's state franchise tax returns have not been audited for the past five tax years.


                                THE CONVERSION

     The OTS has approved the Plan of Conversion subject to approval of the Plan of Conversion by the members of First Federal and to the satisfaction of certain other conditions imposed by the OTS in its approval. OTS approval does not constitute a recommendation or endorsement of the Plan of Conversion.

General

     On September 16, 1998, the Board of Directors of First Federal unanimously adopted the Plan of Conversion, under which First Federal will be converted from a federally chartered mutual

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


savings bank to a federally chartered stock savings bank to be held as a wholly-owned subsidiary of First Bancorp, a newly formed Indiana corporation. The Board of Directors amended the Plan of Conversion on December 16, 1998. THE FOLLOWING DISCUSSION OF THE PLAN OF CONVERSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN OF CONVERSION, WHICH IS AVAILABLE TO MEMBERS OF FIRST FEDERAL UPON REQUEST. The Plan of Conversion is also filed as an exhibit to the Registration Statement. See "Where You Can Find More Information." The OTS has approved the Plan of Conversion subject to its approval by the members of First Federal entitled to vote on the matter at a Special Meeting called for that purpose to be held on ___________, 1999, and subject to the satisfaction of certain other conditions imposed by the OTS in its approval.

     The conversion will be accomplished through adoption of a Federal Stock Charter and Bylaws to authorize the issuance of capital stock by First Federal. As part of the conversion, First Federal will issue all of its newly issued common stock to First Bancorp in exchange for 50% of the net proceeds from the sale of common stock by First Bancorp. The Plan of Conversion provides generally that:

     (1) First Federal will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank;

     (2) First Bancorp will offer its common stock to persons having subscription rights;

     (3) if necessary, shares of common stock not subscribed for pursuant to subscription rights will be offered to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in Vanderburgh, Warrick, Posey, Gibson and Spencer Counties, Indiana, and then to certain members of the general public through a syndicate of registered broker-dealers pursuant to selected dealers agreements; and

     (4) First Bancorp will purchase all of the capital stock of First Federal to be issued in connection with the conversion.

     As part of the conversion, First Bancorp is offering its common stock in a subscription offering to holders of subscription rights in the following order of priority to:

     (1) "Eligible Account Holders" -- depositors with $50.00 or more on deposit as of June 30, 1997;

     (2)  First Federal's ESOP;

     (3) "Supplemental Eligible Account Holders" -- depositors with $50.00 or more on deposit as of December 31, 1998; and

     (4) "Other Members" -- depositors of First Federal as of January 29, 1999 and borrowers of First Federal with loans outstanding as of March 16, 1988 which continue to be outstanding as of January 29, 1999.


     Shares of common stock not subscribed for in the Subscription Offering may be offered for sale to members of the general public through a direct community offering. The direct community offering, if one is held, is expected to begin immediately after the expiration of the subscription offering, but may begin at any time during the subscription offering. Shares of common stock not sold in the subscription offering and the direct community offering may be offered to members of the general public on a best efforts basis by a selling group of broker-dealers managed by Capital Resources in a syndicated community

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


offering. Regulations require that the direct community offering and the syndicated community offering be completed within 45 days after completion of the subscription offering unless extended by First Federal or First Bancorp with the approval of the regulatory authorities. If the syndicated community offering is determined not to be feasible, the Board of Directors of First Federal will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed shares of common stock. The Plan of Conversion provides that the conversion must be completed within 24 months after the date of the approval of the Plan of Conversion by the members of First Federal.

     No sales of common stock may be completed, either in the subscription offering, direct community offering or syndicated community offering unless the Plan of Conversion is approved by the members of First Federal.

     The completion of the offering, however, is subject to market conditions and other factors beyond First Federal's control. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete the direct community offering or the syndicated community offering or other sale of the common stock. If delays are experienced, significant changes may occur in the estimated pro forma market value of First Bancorp and First Federal as converted, together with corresponding changes in the net proceeds realized by First Bancorp from the sale of the common stock. In the event the conversion is terminated, First Federal would be required to charge all conversion expenses against current income.

     Orders for shares of common stock will not be filled until at least $16,150,000 of common stock has been subscribed for or sold and the OTS approves the final valuation and the conversion closes. If the conversion is not completed within 45 days after the last day of the subscription offering and the OTS consents to an extension of time to complete the conversion, subscribers will be given the right to increase, decrease or rescind their subscriptions. Unless an affirmative indication is received from subscribers that they wish to continue to subscribe for shares, the funds will be returned promptly, together with accrued interest at First Federal's passbook rate from the date payment is received until the funds are returned to the subscriber. If such period is not extended, or, in any event, if the conversion is not completed, all withdrawal authorizations will be terminated and all funds held will be promptly returned together with accrued interest at First Federal's passbook rate from the date payment is received until the conversion is terminated.

Reasons for the Conversion

     The Board of Directors and management believe that the conversion is in the best interests of First Federal, its members and the communities it serves. First Federal's Board of Directors has formed First Bancorp to serve as a holding company, with First Federal as its subsidiary, upon the consummation of the conversion. By converting to the stock form of organization, First Bancorp and First Federal will be structured in the form used by holding companies of commercial banks, most business entities and by a large number of savings institutions. Management of First Federal believes that the conversion offers a number of advantages which will be important to the future growth and performance of First Federal. The capital raised in the conversion is intended to support First Federal's current lending and investment activities and may also support possible future expansion and diversification of operations, although there are no current specific plans, arrangements or understandings, written or oral, regarding any such expansion or diversification. The conversion is also expected to afford First Federal's management, members and others the opportunity to become stockholders of First Bancorp and participate more directly in, and contribute to, any future growth of First Bancorp and First Federal. The conversion will also enable First Bancorp and First Federal to raise additional capital in the public equity or debt markets should the need arise, although there are no current specific plans, arrangements or understandings, written or oral, regarding any such financing activities. First Federal, as a mutual savings bank, does not have the authority to issue capital stock or debt instruments, other than by accepting deposits.

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


Effects of Conversion to Stock Form on Depositors and Borrowers of First Federal

     Voting Rights. Depositors and borrowers will have no voting rights in the converted Bank or First Bancorp and therefore will not be able to elect directors of First Federal or First Bancorp or to control their affairs. Currently, these rights are accorded to members of First Federal. After the conversion, voting rights will be vested exclusively in First Bancorp with respect to First Federal and the holders of the common stock as to matters pertaining to First Bancorp. Each holder of common stock shall be entitled to vote on any matter to be considered by the stockholders of First Bancorp. A stockholder will be entitled to one vote for each share of common stock owned.

     Savings Accounts and Loans. First Federal's savings accounts, account balances and existing FDIC insurance coverage of savings accounts will not be affected by the conversion. Furthermore, the conversion will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with First Federal.

     Tax Effects. First Federal has received an opinion from Muldoon, Murphy & Faucette LLP, Washington, D.C., that the conversion will constitute a nontaxable reorganization under Section 368(a)(1)(F) of the Internal Revenue Code. The opinion states that:

     (1) no gain or loss will be recognized to First Federal in its mutual or stock form by reason of the conversion;

     (2) no gain or loss will be recognized to its account holders upon the issuance to them of accounts in First Federal immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at First Federal in its mutual form plus interest in the liquidation account;

     (3) the tax basis of account holders' accounts in First Federal immediately after the conversion will be the same as the tax basis of their accounts immediately prior to conversion;

     (4) the tax basis of each account holder's interest in the liquidation account will be equal to the value, if any, of that interest;

     (5) the tax basis of the common stock purchased in the conversion will be the amount paid and the holding period for such stock will commence at the date of purchase; and

     (6) no gain or loss will be recognized to account holders upon the receipt or exercise of subscription rights in the conversion, except to the extent subscription rights are deemed to have value as discussed below.

     Unlike a private letter ruling issued by the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with the conclusions reached in the opinion. In the event of such disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the IRS.

     Based upon past rulings issued by the IRS, the opinion provides that the receipt of subscription rights by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members under the Plan of Conversion will be taxable to the extent, if any, that the subscription rights are deemed to have a fair market value. Capital Resources Group, a financial consulting firm retained by First Federal, whose findings are not binding on the IRS, has issued a letter indicating that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration and

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


afford the recipients the right only to purchase shares of the common stock at the same price paid by purchasers in the direct community offering for unsubscribed shares of common stock. If the subscription rights are deemed to have a fair market value, the receipt of such rights may only be taxable to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. First Federal could also recognize a gain on the distribution of such subscription rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event the subscription rights are deemed to have a fair market value.

     First Federal has also received an opinion from Olive LLP that, assuming the conversion does not result in any federal income tax liability to First Federal, its account holders, or First Bancorp, implementation of the Plan of Conversion will not result in any Indiana income tax liability to such entities or persons.

     The opinions of Muldoon, Murphy & Faucette LLP and Olive LLP and the letter from Capital Resources Group are filed as exhibits to the Registration Statement. See "Where You Can Find More Information."

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE CONVERSION PARTICULAR TO THEM.

     Liquidation Account. In the unlikely event of a complete liquidation of First Federal in its present mutual form, each depositor in First Federal would receive a pro rata share of any assets of First Federal remaining after payment of claims of all creditors, including the claims of all depositors up to the withdrawal value of their accounts. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in First Federal at the time of liquidation.

     After the conversion, holders of withdrawable deposit(s) in First Federal, including certificates of deposit ("Savings Account(s)"), shall not be entitled to share in any residual assets in the event of liquidation of First Federal. However, following OTS regulations, First Federal will, at the time of the conversion, establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition contained in this prospectus.

     The liquidation account will be maintained by First Federal subsequent to the conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who retain their Savings Accounts in First Federal. Each Eligible Account Holder and Supplemental Eligible Account Holder will, with respect to each Savings Account held, have a related inchoate interest in a portion of the liquidation account balance ("subaccount").

     The initial subaccount balance for a Savings Account held by an Eligible Account Holder or a Supplemental Eligible Account Holder will be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of such holder's "qualifying deposit" in the Savings Account and the denominator is the total amount of the "qualifying deposits" of all such holders. The initial subaccount balance will not be increased, and it will be subject to downward adjustment as provided below.

     If the deposit balance in any Savings Account of an Eligible Account Holder or Supplemental Eligible Account Holder at the close of business on any annual closing day of First Federal subsequent to June 30, 1997, or December 31, 1998 is less than the lesser of (1) the deposit balance in such Savings Account at the close of business on any other annual closing date subsequent to June 30, 1997 or December 31, 1998 or (2) the amount of the "qualifying deposit" in such Savings Account on June 30, 1997 or December 31, 1998, then the subaccount balance for such Savings Account shall be adjusted by reducing such subaccount balance in an amount proportionate to the reduction in such deposit balance. In the event of a downward adjustment, such subaccount balance shall not be subsequently increased, notwithstanding any increase in the deposit balance of the related Savings Account. If any such Savings Account is closed, the related subaccount balance shall be reduced to zero.

     In the event of a complete liquidation of First Federal (and only in such event) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for Savings Account(s) then held by such holder before any liquidation distribution may be made to stockholders. No merger, consolidation, bulk purchase of assets with assumptions of Savings Accounts and other liabilities or similar transactions with another federally insured institution in which First Federal is not the surviving institution shall be considered to be a complete liquidation. In any such transaction the liquidation account shall be assumed by the surviving institution.

     In the unlikely event First Federal is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to First Bancorp as the sole stockholder of First Federal.

The Subscription, Direct Community and syndicated community offerings


     Subscription offering. In accordance with the Plan of Conversion, nontransferable subscription rights to purchase the common stock have been issued to persons and entities entitled to purchase the common stock in the subscription offering. The amount of the common stock which these parties may purchase will be subject to the availability of the common stock for purchase under the categories specified in the Plan of Conversion. Subscription priorities have been established for the allocation of stock to the extent that the common stock is available. These priorities are as follows:

     Category 1: Eligible Account Holders. Each depositor with $50.00 or more on deposit at First Federal as of June 30, 1997 will receive nontransferable subscription rights to subscribe for up to the greater of $150,000 of common stock, one-tenth of one percent of the total offering of common stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders. If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing Eligible Account Holders so as to permit each Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make such person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Eligible Account Holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied. Subscription rights received by officers and directors in this category based on their increased deposits in First Federal in the one year period preceding June 30, 1997 are subordinated to the subscription rights of other Eligible Account Holders.

     Category 2: ESOP. The Plan of Conversion provides that the ESOP shall receive nontransferable subscription rights to purchase up to 8% of the shares of common stock sold in the conversion. The ESOP intends to purchase 8% of the shares of common stock sold in the conversion. In the event the number of shares offered in the conversion is increased above the maximum of the Estimated Valuation Range, the ESOP shall have a priority right to purchase any such shares exceeding the maximum of the Estimated Valuation Range up to an aggregate of 8% of the common stock sold in the conversion. If the ESOP's subscription is not filled in its entirety, the ESOP may purchase shares in the open market.

     Category 3: Supplemental Eligible Account Holders. Each depositor with $50.00 or more on deposit as of December 31, 1998 will receive nontransferable subscription rights to subscribe for up to the greater of $150,000 of common stock, one-tenth of one percent of the total offering of common stock or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction of which the numerator is the amount of qualifying deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders. If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Supplemental Eligible Account Holders proportionately, based on the amount of their respective qualifying deposits as compared to total qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

     Category 4: Other Members. Each depositor of First Federal as of January 29, 1999 (the "Voting Record Date") and each borrower with a loan outstanding on March 16, 1988 which continues to be outstanding as of the Voting Record Date will receive nontransferable subscription rights to purchase up to $150,000 of common stock in the conversion to the extent shares are available following subscriptions by Eligible Account Holders and Supplemental Eligible Account Holders. In the event of an oversubscription in this category, the available shares will be allocated proportionately based on the amount of the respective subscriptions.

     SUBSCRIPTION RIGHTS ARE NONTRANSFERABLE. PERSONS SELLING OR OTHERWISE TRANSFERRING THEIR RIGHTS TO SUBSCRIBE FOR COMMON STOCK IN THE SUBSCRIPTION OFFERING OR SUBSCRIBING FOR COMMON STOCK ON BEHALF OF ANOTHER PERSON WILL BE SUBJECT TO FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE OTS OR ANOTHER AGENCY OF THE U.S. GOVERNMENT. EACH PERSON EXERCISING SUBSCRIPTION RIGHTS WILL BE REQUIRED TO CERTIFY THAT HE OR SHE IS PURCHASING SUCH SHARES SOLELY FOR HIS OR HER OWN ACCOUNT AND THAT HE OR SHE HAS NO AGREEMENT OR UNDERSTANDING WITH ANY OTHER PERSON FOR THE SALE OR TRANSFER OF SUCH SHARES. ONCE TENDERED, SUBSCRIPTION ORDERS CANNOT BE REVOKED WITHOUT THE CONSENT OF FIRST FEDERAL AND FIRST BANCORP.

     First Bancorp and First Federal will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights. However, the subscription offering and all subscription rights under the Plan of Conversion will expire at 12:00 Noon, local time, on ____________, 1999, whether or not First Federal has been able to locate each person entitled to such subscription rights. ORDERS FOR COMMON STOCK IN THE SUBSCRIPTION OFFERING RECEIVED IN HAND BY FIRST fEDERAL AFTER THE EXPIRATION DATE WILL NOT BE ACCEPTED.

     Direct Community Offering. Any shares of common stock which remain unsubscribed for in the subscription offering may be offered by First Bancorp to certain members of the general public in a direct community offering, with preference given to natural persons and trusts of natural persons residing in Vanderburgh, Warrick, Posey, Gibson and Spencer Counties, Indiana. Purchasers in the direct community offering are eligible to purchase up to $150,000 of common stock. In the event an insufficient number of shares are available to fill orders in the direct community offering, the available shares will be allocated on a pro rata basis determined by the amount of the respective orders. The direct community offering, if one is held, is expected to begin immediately after the expiration of the subscription offering, but may begin at any time during the subscription offering. The direct community offering may terminate at the same time as the subscription offering or at any time subsequent thereto, but no later than 45 days after the close of the subscription offering, unless extended by First Bancorp and First Federal, with approval of the OTS.

     THE RIGHT OF ANY PERSON TO PURCHASE SHARES IN THE DIRECT COMMUNITY OFFERING IS SUBJECT TO THE ABSOLUTE RIGHT OF FIRST BANCORP AND FIRST FEDERAL TO ACCEPT OR REJECT SUCH PURCHASES IN WHOLE OR IN PART. IF AN ORDER IS REJECTED IN PART, THE PURCHASER DOES NOT HAVE THE RIGHT TO CANCEL

THE REMAINDER OF THE ORDER. FIRST BANCORP PRESENTLY INTENDS TO TERMINATE THE DIRECT COMMUNITY OFFERING AS SOON AS IT HAS RECEIVED ORDERS FOR ALL SHARES AVAILABLE FOR PURCHASE IN THE CONVERSION.

     If all of the common stock offered in the subscription offering is subscribed for, no common stock will be available for purchase in the direct community offering.

     Syndicated Community Offering. The Plan of Conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and direct community offering, if any, may be offered for sale to certain members of the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Capital Resources acting as agent of First Bancorp. FIRST BANCORP AND FIRST FEDERAL HAVE THE RIGHT TO REJECT ORDERS, IN WHOLE OR IN PART, IN THEIR SOLE DISCRETION IN THE SYNDICATED COMMUNITY OFFERING. Neither Capital Resources nor any registered broker-dealer shall have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Capital Resources has agreed to use its best efforts in the sale of shares in the syndicated community offering.

     Stock sold in the syndicated community offering also will be sold at the $10.00 purchase price. See "--Stock Pricing and Number of Shares to be Issued." No person will be permitted to subscribe in the syndicated community offering for shares of common stock with an aggregate purchase price of more than $150,000. See "--Plan of Distribution for the Subscription, Direct Community and syndicated community offerings" for a description of the commission to be paid to the selected dealers and to Capital Resources.

     Capital Resources may enter into agreements with selected dealers to assist in the sale of shares in the syndicated community offering. If a syndicate of broker-dealers ("selected dealers") is formed to assist in the syndicated community offering, a purchaser may pay for his or her shares with funds held by or deposited with a selected dealer. If an order form is executed and forwarded to the selected dealer or if the selected dealer is authorized to execute the order form on behalf of a purchaser, the selected dealer is required to forward the order form and funds to First Federal for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the selected dealer. Alternatively, selected dealers may solicit indications of interest from their customers to place orders for shares. Such selected dealers shall subsequently contact their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall execute order forms and forward them to their selected dealer or authorize the selected dealer to execute such forms. The selected dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to First Federal for deposit in a segregated account. Although purchasers' funds are not required to be in their accounts with selected dealers until the debit date if this alternative procedure is employed, once a confirmation of an intent to purchase has been received by the selected dealer, the purchaser has no right to rescind his or her order.

     The syndicated community offering may terminate no more than 45 days after the expiration of the subscription offering, unless extended by First Bancorp and First Federal, with approval of the OTS. In the event First Federal is unable to find purchasers from the general public for all unsubscribed shares, other purchase arrangements will be made by the Board of Directors of First Federal, if feasible. Such other arrangements will be subject to the approval of the OTS.

     Time to Complete the Offering. OTS regulations require that First Bancorp complete the sale of common stock within 45 days after the close of the subscription offering. If the offering is not completed within such period all funds received will be promptly returned with interest at First Federal's passbook rate and all withdrawal authorizations will be canceled. The OTS may grant one or more extensions of the offering period, provided that no single extension exceeds 90 days, subscribers are given the right to increase, decrease or rescind their subscriptions during the extension period, and the extensions do not go more than two years beyond the date on which the members approved the Plan of Conversion. If the OTS grants approval of an extension offering period, all subscribers will be notified of such extension and of the duration of any extension that has been granted, and will be given the right to increase, decrease or rescind their orders. If an affirmative response to any resolicitation is not received by First Bancorp from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest (or withdrawal authorizations will be canceled).

     Persons in Non-Qualified States. First Bancorp and First Federal will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the Plan of Conversion reside. However, First Bancorp and First Federal are not required to offer stock in the subscription offering to any person (1) who resides in a foreign country or in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares of common stock reside in such state or (2) who resides in a state with respect to which First Bancorp or First Federal determines that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including but not limited to a request or requirement that First Bancorp and First Federal or their officers, directors or trustees register as a broker, dealer, salesman or selling agent, under the securities laws of such state, or a request or requirement to register or otherwise qualify the subscription rights or common stock for sale or submit any filing with respect thereto in such state. Where the number of persons eligible to subscribe for shares in one state is small, First Bancorp and First Federal will base their decision as to whether or not to offer the common stock in such state on a number of factors, including the size of accounts held by account holders in the state, the cost of reviewing the registration and qualification requirements of the state (and of actually registering or qualifying the shares) or the need to register First Bancorp, its officers, directors or employees as brokers, dealers or salesmen.

Plan of Distribution for the Subscription, Direct Community and syndicated community offerings

     First Bancorp and First Federal have retained Capital Resources, a broker-dealer registered with the SEC and a member of the NASD, to consult with and advise First Bancorp and First Federal and to assist, on a best efforts basis, in the distribution of the common stock in the conversion. The services Capital Resources will perform include: (1) training and educating the Company's and First Federal's employees regarding the mechanics and regulatory requirements of the stock conversion process; (2) conducting information meetings for potential subscribers, if necessary; (3) managing the sales efforts in the offering; (4) assisting in the collection of proxies from depositors for use at the Special Meeting; and (5) keeping records of subscriptions and orders for common stock. Capital Resources will receive for its services a fee equal to 1.25% of the total dollar amount of stock sold, excluding shares purchased by the ESOP and by officers, directors and employees and their immediate household family members. If selected dealers are utilized in connection with the offering, First Bancorp will pay a fee (negotiated at such time) to such selected dealers and a management fee to Capital Resources under a selected dealer's agreement. The fee to be negotiated with the selected dealers is expected to be up to 4.0% of the total dollar amount sold through selected dealers. Capital Resources will also be reimbursed for its legal fees and for reasonable out-of-pocket expenses in an amount not to exceed $40,000. Capital Resources has received fees totaling $60,000 for consulting and advisory services relating to the conversion, which fees will be credited against marketing fees payable to Capital Resources. Capital Resources is affiliated with Capital Resources Group.

     Subject to certain limitations, First Bancorp and First Federal have also agreed to indemnify Capital Resources against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation, including claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock.

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

Description of Sales Activities

     The common stock will be offered in the subscription offering and direct community offering principally by the distribution of this prospectus and through activities conducted at First Federal's stock center at its main office facility. The stock center is expected to operate during normal business hours throughout the subscription offering and direct community offering. It is expected that at any particular time one or more Capital Resources employees will be working at the stock center. Such employees of Capital Resources will be responsible for mailing materials relating to the offering, responding to questions regarding the conversion and the offering and processing stock orders.

     Sales of common stock will be made by registered representatives affiliated with Capital Resources or by the selected dealers managed by Capital Resources. The management and employees of First Federal may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Management of First Federal may answer questions regarding the business of First Federal when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. The management and employees of First Bancorp and First Federal have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.

     No officer, director or employee of First Federal or First Bancorp will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the conversion.

     None of First Federal's personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. First Federal's personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Exchange Act. Rule 3a4-1 generally provides that an "associated person of an issuer" of securities shall not be deemed a broker solely by reason of participation in the sale of securities of such issuer if the associated person meets certain conditions. Such conditions include, but are not limited to, that the associated person participating in the sale of an issuer's securities not be compensated in connection therewith at the time of participation, that such person not be associated with a broker or dealer and that such person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, "associated person of an issuer" is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and direct community offerings

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the expiration of the subscription offering in accordance with Rule 15c2-8 under the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus. First Federal will accept for processing only orders submitted on original order forms. First Federal is not obligated to accept orders submitted on photocopied or telecopied order forms. ORDERS CANNOT AND WILL NOT BE ACCEPTED WITHOUT THE EXECUTION OF THE CERTIFICATION APPEARING ON THE ORDER FORM. By executing and returning the regulatory mandated certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by any federal or state governmental agency. You will also be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

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


     To purchase shares in the subscription offering, an executed order form with the required full payment for each share subscribed for, or with appropriate authorization for withdrawal of full payment from the subscriber's deposit account with First Federal (which may be given by completing the appropriate blanks in the order form), must be received by First Federal by 12:00 Noon, local time, on ___________, 1999. Order forms that are not received by such time or are executed defectively or are received without full payment or without appropriate withdrawal instructions are not required to be accepted. First Bancorp and First Federal have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that they will do so. Under the Plan of Conversion, the interpretation by First Bancorp and First Federal of the terms and conditions of the Plan of Conversion and of the order form will be final. In order to purchase shares in the direct community offering, the order form, accompanied by the required payment for each share subscribed for, must be received by First Federal prior to the time the direct community offering terminates, which may be at the same time as or subsequent to the expiration of the subscription offering. Once received, an executed order form may not be modified, amended or rescinded without the consent of First Federal unless the conversion has not been completed within 45 days after the end of the subscription offering, unless such period has been extended.

     In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (June 30, 1997) and/or the Supplemental Eligibility Record Date (December 31, 1998) and/or the Voting Record Date (January 29, 1999) must list all accounts on the order form giving all names in each account, the account number and the approximate account balance as of such date. Failure to list an account could result in fewer shares being allocated in the event of an oversubscription than if all accounts had been disclosed.

     Full payment for subscriptions may be made (1) in cash if delivered in person at First Federal's stock center, (2) by check, bank draft, or money order, or (3) by authorization of withdrawal from deposit accounts maintained with First Federal. Appropriate means by which such withdrawals may be authorized are provided on the order form. No wire transfers will be accepted. Payment for subscriptions of $25,000 or more must be by account withdrawal or by certified or cashier's check or money order. Interest will be paid on payments made by cash, check, bank draft or money order at First Federal's passbook rate from the date payment is received until the completion or termination of the conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the conversion, unless the certificate matures after the date of receipt of the order form but prior to closing, in which case funds will earn interest at the passbook rate from the date of maturity until consummation of the conversion, but a hold will be placed on such funds, thereby making them unavailable to the depositor until completion or termination of the conversion. At the completion of the conversion, the funds received in the offering will be used to purchase the shares of common stock ordered. THE SHARES OF COMMON STOCK ISSUED IN THE CONVERSION CANNOT AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY. In the event that the conversion is not completed for any reason, all funds submitted will be promptly refunded with interest as described above.

     If a subscriber authorizes First Federal to withdraw the amount of the aggregate purchase price from his or her deposit account, First Federal will do so as of the effective date of conversion, though the account must contain the full amount necessary for payment at the time the subscription order is received. First Federal will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at First Federal's passbook rate.

     IRAs maintained in First Federal do not permit investment in the common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since First Federal does not offer such accounts, it will allow such a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that such funds will

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


be used to purchase First Bancorp's common stock in the offering. There will be no early withdrawal or IRS interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as First Federal now holds the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using IRA funds at First Federal to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded for execution and returned prior to the expiration of the subscription offering. In addition, the provisions of the Employee Retirement Income Security Act and IRS regulations require that officers, directors and 10% shareholders who use self-directed IRA funds to purchase shares of common stock in the subscription offering, make such purchases for the exclusive benefit of IRAs.

     The ESOP will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for such shares of common stock subscribed for at the $10.00 purchase price at the closing of the conversion, provided that there is in force from the time of its subscription until such time, a loan commitment from an unrelated financial institution or First Bancorp to lend to the ESOP, at such time, the aggregate purchase price of the shares for which it subscribed.

     Certificates representing shares of common stock purchased, and any refund due, will be mailed to purchasers at such address as may be specified in properly completed order forms or to the last address of such persons appearing on the records of First Federal as soon as practicable following consummation of the sale of all shares of common stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law. PURCHASERS MAY NOT BE ABLE TO SELL THE SHARES OF COMMON STOCK WHICH THEY PURCHASED UNTIL CERTIFICATES FOR THE COMMON STOCK ARE AVAILABLE AND DELIVERED TO THEM, EVEN THOUGH TRADING OF THE COMMON STOCK MAY HAVE COMMENCED.

Stock Pricing and Number of Shares to be Issued

     Federal regulations promulgated by the OTS require that a converting savings association issue and sell its capital stock at a total price equal to the estimated pro forma market value of such stock in the converted savings association, based on an independent valuation. These regulations require First Bancorp and First Federal to retain an appraiser who is independent of First Bancorp and First Federal, experienced and expert in the area of corporate appraisal and acceptable to OTS. The term independent appraiser is defined by the federal regulations. First Federal has retained Capital Resources Group to prepare an appraisal of the pro forma market value of First Bancorp and First Federal as converted and to assist in preparing a business plan. Capital Resources Group is the parent company of and affiliated with Capital Resources, the marketing agent for First Bancorp's conversion stock. Capital Resources Group will receive a fee expected to total $35,000 for its appraisal services and assistance in the preparation of a business plan, plus reasonable out-of-pocket expenses incurred in connection with the appraisal and preparation of the business plan, not to exceed $5,000 without prior approval by First Federal. If an updated appraisal is required in connection with the conversion process, Capital Resources Group will receive a fixed fee of $5,000 for preparation of an updated appraisal. First Federal has agreed to indemnify Capital Resources Group under certain circumstances against liabilities and expenses (including legal fees) arising out of, related to, or based upon the conversion. Capital Resources Group will also receive a fee of $20,000 for records management services in connection with the conversion plus reimbursement of reasonable out-of-pocket expenses incurred in connection with the records management services not to exceed $5,000 without prior approval by First Federal.

     The OTS has issued guidelines to appraisers in connection with the appraisal of converting savings institutions which describe the methodology that OTS expects the appraiser to utilize. OTS reviews the appraisal and any appraisal update submitted to them, and the methodology employed in the appraisal. In the past, OTS has required converting savings institutions to adjust their appraisals or appraisal updates which has resulted in a change in the number of shares issued. Although OTS has not objected to the appraisal of First Bancorp and First Federal in connection with the conversion, there can be no assurance that the

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


OTS may not require First Federal to sell additional stock to complete the conversion. There also can be no assurance that the common stock will exhibit the post-conversion price and trading patterns experienced by other converting mutual associations, or that the common stock will sell in the aftermarket at $10.00 per share or in the aggregate at or above the estimated pro form market value.

     The appraisal contains an analysis of a number of factors including, but not limited to, First Federal's financial condition and operating trends, the competitive environment within which First Federal operates, operating trends of certain thrift institutions and savings and loan holding companies, relevant economic conditions both nationally and in the State of Indiana which affect the operations of thrift institutions, stock market values of certain institutions, and stock market conditions for publicly traded savings institutions and savings and loan holding companies. In addition, Capital Resources Group has advised First Federal that it has considered and will consider the effect of the additional capital raised by the sale of the common stock on the estimated aggregate pro forma market value of such shares. The Board of Directors has reviewed the appraisal, including the stated methodology of Capital Resources Group and the assumptions used in the preparation of the appraisal. The Board of Directors is relying upon the expertise, experience and independence of Capital Resources Group and is not qualified to determine the appropriateness of the assumptions or the methodology. The appraisal has been filed as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

     OTS regulations require that the appraiser establish an estimated valuation range for First Bancorp's common stock to allow for fluctuations in the aggregate value of the stock due to changing market conditions and other factors. On the basis of the foregoing, Capital Resources Group has advised First Bancorp and First Federal that, in its opinion, as of December 4, 1998, the pro forma market value of First Bancorp and First Federal as converted and, therefore, the common stock, was within the valuation range of $16,150,000 to $21,850,000 with a midpoint of $19,000,000. After reviewing the methodology and the assumptions used by Capital Resources Group in the preparation of the appraisal, the Board of Directors accepted the Estimated Valuation Range. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 1,615,000 and 2,185,000 with a midpoint of 1,900,000. The purchase price of $10.00 was determined by discussion among the Boards of Directors of First Federal and First Bancorp and Capital Resources, taking into account, among other factors, the requirement under OTS regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock subsequent to the conversion. Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible to determine the exact number of shares that will be issued by First Bancorp at this time. The Estimated Valuation Range may be amended, with the approval of the OTS, if necessitated by developments following the date of such appraisal in, among other things, First Federal's financial condition and operating trends, the competitive environment within which First Federal operates, operating trends of certain thrift institutions and savings and loan holding companies, relevant economic conditions both nationally and in the State of Indiana which affect the operations of thrift institutions, stock market values of certain institutions, and stock market conditions for publicly traded savings institutions and savings and loan holding companies.

     If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, Capital Resources Group, after taking into account factors similar to those involved in its prior appraisal as well as the results of the subscription offering, will determine its estimate of the pro forma market value of First Bancorp and First Federal as converted based on information available to Capital Resources Group at that time. This may result in an increase or decrease of the Estimated Valuation Range. An increase or decrease in the Estimated Valuation Range will result in a change in the number of shares to be issued in the conversion.

     No sale of the shares will take place unless prior thereto Capital Resources Group confirms to the OTS that, to the best of Capital Resources Group's knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price on an aggregate basis was incompatible with its estimate of the total pro forma market value of First Bancorp and First Federal as converted at the time of the sale. If, however, the facts do not justify such a statement, the offering or other sale may be canceled, a new Estimated Valuation Range and price per share set and new Subscription, Direct Community and syndicated community offerings held. Under such circumstances, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced.

     Depending upon market and financial conditions, the number of shares issued may be more or less than the range in number of shares discussed in this prospectus. Persons ordering shares will not be permitted to modify or cancel their orders unless the change in the number of shares to be issued in the conversion results in an offering which is either less than 1,615,000 shares or more than 2,512,750 shares. In the event the total amount of shares issued is less than 1,615,000 or more than 2,512,750 (15% above the maximum of the Estimated Valuation Range), for aggregate gross proceeds of less than $16,150,000 or more than $25,127,500, subscription funds will be returned promptly with interest to each subscriber unless he indicates otherwise. In the event a new valuation range is established by Capital Resources Group, such new range will be subject to approval by the OTS. In the event of an increase in the valuation, First Bancorp may increase the total number of shares to be issued in the conversion. An increase in the total number of shares to be issued in the conversion would decrease a subscriber's percentage ownership interest and pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a reduction in the valuation, First Bancorp may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease the pro forma net income and net worth on an aggregate basis. For a presentation of the possible effects of an increase or decrease in the number of shares to be issued, see "Pro Forma Data."

     If purchasers cannot be found for an insignificant residue of unsubscribed shares from the general public, other purchase arrangements will be made by the Boards of Directors of First Federal and First Bancorp, if possible. These other purchase arrangements will be subject to the approval of the OTS and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the Plan of Conversion and in excess of the proposed director purchases, although no additional purchases are currently intended. If such other purchase arrangements cannot be made, the Plan of Conversion will terminate.

     In formulating its appraisal, Capital Resources Group relied upon the truthfulness, accuracy and completeness of all documents First Federal furnished to it. Capital Resources Group also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While Capital Resources Group believes this information to be reliable, Capital Resources Group does not guarantee the accuracy or completeness of such information and did not independently verify the financial statements and other data provided by First Federal and First Bancorp or independently value the assets or liabilities of First Bancorp and First Federal. The appraisal considers First Bancorp and First Federal only as a going concern and should not be considered to be a liquidation value. THE APPRAISAL BY CAPITAL RESOURCES GROUP IS NOT INTENDED TO BE, AND MUST NOT BE INTERPRETED AS, A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF VOTING TO APPROVE THE PLAN OF CONVERSION OR OF PURCHASING SHARES OF COMMON STOCK. MOREOVER, BECAUSE THE APPRAISAL IS NECESSARILY BASED ON MANY FACTORS WHICH CHANGE FROM TIME TO TIME, THERE IS NO ASSURANCE THAT PERSONS WHO PURCHASE SUCH SHARES IN THE CONVERSION WILL LATER BE ABLE TO SELL SHARES THEREAFTER AT PRICES AT OR ABOVE THE PURCHASE PRICE IN THE OFFERING.

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

Limitations on Purchases of Shares

     The Plan of Conversion provides for certain limitations to be placed upon the purchase of common stock by eligible subscribers and others in the conversion. Each subscriber must subscribe for a minimum of 25 shares. The Plan of Conversion provides the following purchase limitations:

     (1) no eligible subscriber (including all persons on a joint account) may purchase more than $150,000 of common stock in the subscription offering;

     (2) no person may purchase more than $150,000 of common stock in the direct community offering;

     (3) no person may purchase more than $150,000 of common stock in the syndicated community offering; and

     (4) no person, either alone or together with associates of or persons acting in concert with such person, may purchase in the aggregate more than the overall maximum purchase limitation of $220,000 of common stock.

For purposes of the Plan of Conversion, the directors are not deemed to be acting in concert solely by reason of their Board membership. Pro rata reductions within each subscription rights category will be made in allocating shares to the extent that the maximum purchase limitations are exceeded.

     First Federal's and First Bancorp's Boards of Directors may, in their sole discretion, increase the maximum purchase limitation described above up to 9.99% of the shares of common stock sold in the conversion, provided that if the maximum purchase limitation is increased to more than 5% of the shares sold in the conversion, orders for shares which exceed 5% of the shares of common stock sold in the conversion may not exceed, in the aggregate, 10% of the shares sold in the conversion. First Federal and First Bancorp do not intend to increase the maximum purchase limitation unless market conditions are such that an increase in the maximum purchase limitation is necessary to sell a number of shares in excess of the minimum of the Estimated Valuation Range. If the Boards of Directors decide to increase the purchase limitation above, persons who subscribed for the maximum number of shares of common stock will be, and other large subscribers in the discretion of First Bancorp and First Federal may be, given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights.

     The term "acting in concert" is defined in the Plan of Conversion to mean
(1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not under an express agreement; or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party shall also be deemed to be acting in concert with any person who is also acting in concert with that other party. First Bancorp and First Federal may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

     The term "associate" of a person is defined in the Plan of Conversion to mean:

     (1) any corporation or organization (other than First Federal or a majority-owned subsidiary of First Federal) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

     (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (excluding tax-qualified employee plans); and

     (3) any relative or spouse of such person, or any relative of such spouse, who either has the same home as such person or who is a director or officer of First Federal or any of its parents or subsidiaries.

     For example, a corporation of which a person serves as an officer would be an associate of such person and, therefore, all shares purchased by such corporation would be included with the number of shares which such person could purchase individually under the above limitations.

     The term "officer" is defined in the Plan of Conversion to mean an executive officer of First Federal, including its Chairman of the Board, President, Vice Presidents, Secretary and Treasurer.

     Common stock purchased under the conversion will be freely transferable, except for shares purchased by directors and officers of First Federal and First Bancorp and by NASD members. See "-- Restrictions on Transferability by Directors and Officers and NASD Members."

Restrictions on Repurchase of Stock

     Under OTS regulations, OTS-regulated savings associations (and their holding companies) may not for a period of three years from the date of an institution's mutual-to-stock conversion repurchase any of its common stock from any person, except in the event of an offer made to all of its stockholders to repurchase the common stock on a pro rata basis, approved by the OTS, or the repurchase of qualifying shares of a director. Furthermore, repurchases of any common stock are prohibited if the effect thereof would cause First Federal's regulatory capital to be reduced below the amount required for the liquidation account or the regulatory capital requirements imposed by the OTS. Repurchases are generally prohibited during the first year following conversion. Upon ten days' written notice to the OTS, and if the OTS does not object, an institution may make open market repurchases of its outstanding common stock during years two and three following the conversion, provided that certain regulatory conditions are met and that the repurchase would not adversely affect the financial condition of the institution. Any repurchases of common stock by First Bancorp would be subject to these regulatory restrictions unless the OTS would provide otherwise.

Restrictions on Transferability by Directors and Officers and NASD Members

     Shares of common stock purchased in the offering by directors and officers of First Bancorp may not be sold for a period of one year following consummation of the conversion, except in the event of the death of the stockholder or in any exchange of the common stock in connection with a merger or acquisition of First Bancorp. Shares of common stock received by directors or officers through the ESOP or the MRDP or upon exercise of options issued pursuant to the Stock Option Plan or purchased subsequent to the conversion are not subject to this restriction. Accordingly, shares of common stock issued by First Bancorp to directors and officers shall bear a legend giving appropriate notice of the restriction and, in addition, First Bancorp will give appropriate instructions to the transfer agent for First Bancorp's common stock with respect to the restriction on transfers. Any shares issued to directors and officers as a stock dividend, stock split or otherwise with respect to restricted common stock shall be subject to the same restrictions.

     Purchases of outstanding shares of common stock of First Bancorp by directors, executive officers (or any person who was an executive officer or director of First Federal after adoption of the Plan of Conversion) and their associates during the three-year period following the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of First Bancorp's outstanding common stock or to the purchase of stock pursuant to the Stock Option Plan.

     First Bancorp has filed with the SEC a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the conversion. The registration of shares of the common stock to be issued in the conversion does not cover the resale of such shares. Shares of common stock purchased by persons who are not affiliates of First Bancorp may be resold without registration. Shares purchased by an affiliate of First Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act. If First Bancorp meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of First Bancorp who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of First Bancorp or the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by First Bancorp to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

     Under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.


                  RESTRICTIONS ON ACQUISITION OF FIRST BANCORP

     The following discussion is a summary of provisions of federal law and regulations and Indiana corporate law, as well as the Articles of Incorporation and Bylaws of First Bancorp, relating to stock ownership and transfers, the Board of Directors and business combinations, all of which may be deemed to have "anti-takeover" effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations and to the Articles of Incorporation and Bylaws of First Bancorp contained in the Registration Statement filed with the SEC. See "Where You Can Find More Information" as to how to obtain a copy of these documents.

Conversion Regulations

     OTS regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution (or its holding company) from another person prior to completion of its conversion. Further, without the prior written approval of the OTS, no person may make such an offer or announcement of an offer to purchase shares or actually acquire shares in the converting institution (or its holding company) for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, that person would become the beneficial owner of more than 10% of the outstanding stock of the institution (or its holding company). The OTS has defined "person" to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to an association (or its holding company) or an underwriter or member of a selling group acting on the converting institution's (or its holding company's) behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution (or its holding company) or who controls more than 10% of the outstanding shares or voting rights of a converting or converted institution (or its holding company).

Change of Control Regulations

     Under the Change in Bank Control Act, no person may acquire control of an insured federal savings and loan association or its parent holding company unless the OTS has been given 60 days' prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, OTS regulations provide that no company may acquire control of a savings association without the prior approval of the OTS. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation by the OTS.

     Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association's directors, or a determination by the OTS that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquirer also is subject to any one of specified "control factors," constitutes a rebuttal determination of control under the regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification form that the holder is not in control of such institution, is not subject to a rebuttal determination of control and will take no action which would result in a determination or rebuttal determination of control without prior notice to or approval of the OTS, as applicable. There are also rebuttal presumptions in the regulations concerning whether a group "acting in concert" exists, including presumed action in concert among members of an "immediate family."

     The OTS may prohibit an acquisition of control if it finds, among other things, that: (1) the acquisition would result in a monopoly or substantially lessen competition; (2) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or (3) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person.

Anti-takeover Provisions in First Bancorp's Articles of Incorporation and Bylaws and in Indiana Law

     A number of provisions of First Bancorp's Articles of Incorporation and Bylaws deal with matters of corporate governance and certain rights of stockholders. The following discussion is a general summary of certain provisions of First Bancorp's Articles of Incorporation and Bylaws and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Holding Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the incumbent Board of Directors or management of First Bancorp more difficult. The following description of certain of the provisions of the Articles of Incorporation and Bylaws of First Bancorp is necessarily general and reference should be made in each case to such Articles of Incorporation and Bylaws, which are incorporated in this prospectus by reference. See "Where You Can Find More Information" as to where to obtain a copy of these documents.

     Limitation on Voting Rights. The Articles of Incorporation of First Bancorp provide that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of common stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit, unless permitted by a resolution adopted by a majority of the board of directors. Beneficial ownership is determined under the federal securities laws and includes shares beneficially owned by such person or any of his or her affiliates (as defined in the Articles of Incorporation), shares which such person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his or her affiliates have or share investment or voting power, but shall not include shares beneficially owned by the ESOP or directors, officers and employees of First Federal or Holding Company or shares that are subject to a revocable proxy and that are not otherwise beneficially, or deemed by First Bancorp to be beneficially, owned by such person and his or her affiliates.

     Board of Directors. The Board of Directors of First Bancorp is divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. The members of each class shall be elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors are elected each year. The Articles of Incorporation provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires. The classified Board is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of First Bancorp. The Articles of Incorporation of First Bancorp provide that a director may be removed from the Board of Directors prior to the expiration of his or her term only for cause and only upon the vote of two-thirds of the outstanding shares of voting stock. In the absence of this provision, the vote of the holders of a majority of the shares could remove one or more directors with or without cause. The Bylaws of First Bancorp provide that each director must at all times be the beneficial owner of not less than 100 shares of First Bancorp's common stock. The Bylaws also provide that no person seventy years of age shall be eligible for election to the Board of Directors and that any director who becomes seventy years of age may serve until the completion of his term. Finally, the Bylaws provide that to be eligible for election to the Board of Directors a person must reside within 50 miles of an office of First Bancorp or First Federal.

     Cumulative Voting, Special Meetings and Action by Written Consent. The Articles of Incorporation do not provide for cumulative voting for any purpose. Moreover, the Articles of Incorporation provide that special meetings of stockholders of First Bancorp may be called only by the Board of Directors of First Bancorp. Under Indiana law, action may be taken by shareholders without a meeting only if evidenced by a written consent signed by all shareholders entitled to vote.

     Authorized Shares. The Articles of Incorporation authorizes the issuance of 9,000,000 shares of common stock and 1,000,000 shares of preferred stock.
The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide First Bancorp's Board of Directors with as much flexibility as possible to effect, among other transactions, financing, acquisitions, stock dividends, stock splits, restricted stock grants and the exercise of stock options. However, these additional authorized shares may also be used by the Board of Directors, consistent with fiduciary duties, to deter future attempts to gain control of First Bancorp.
The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of First Bancorp, and thereby assist members of management to retain their positions. First Bancorp's Board currently has no plans for the issuance of additional shares, other than the issuance of shares of common stock upon exercise of stock options and in connection with the MRDP.

     Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Articles of Incorporation require the approval of the holders of at least 80% of First Bancorp's outstanding shares of voting stock to approve certain "Business Combinations" involving a "Related Person" except in cases where the proposed transaction has been approved in advance by a majority of those members of First Bancorp's Board of Directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person. The term "Related Person" is defined to include any individual, corporation, partnership or other entity, other than First Bancorp or its subsidiary, which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of First Bancorp or an affiliate of such person or entity. This provision of the Articles of Incorporation applies to any "Business Combination," which is defined to include:

     (1) any merger or consolidation of First Bancorp with or into any Related Person;

     (2) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of First Bancorp or combined assets of First Bancorp and its subsidiaries to a Related Person;

     (3) any merger or consolidation of a Related Person with or into First Bancorp or a subsidiary of First Bancorp;

     (4) any sale, lease, exchange, transfer, or other disposition of 25% or more of the assets of a Related Person to First Bancorp or a subsidiary of First Bancorp;

     (5) the issuance of any securities of First Bancorp or a subsidiary of First Bancorp to a Related Person;

     (6) the acquisition by First Bancorp or a subsidiary of First Bancorp of any securities of a Related Person;

     (7) any reclassification of common stock of First Bancorp or any recapitalization involving the common stock of First Bancorp; or

     (8) any agreement or other arrangement providing for any of the foregoing.

     Under Indiana law, absent this provision, business combinations, including mergers, share exchanges and sales of substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of common stock of First Bancorp and any other affected class of stock. The increased stockholder vote required to approve a business combination may have the effect of foreclosing mergers and other business combinations which a majority of stockholders deem desirable and placing the power to prevent such a merger or combination in the hands of a minority of stockholders.

     Amendment of Articles of Incorporation and Bylaws. Amendments to First Bancorp's Articles of Incorporation must be approved by a two-thirds vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of at least two-thirds of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Articles of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by First Bancorp and amendment of First Bancorp's Bylaws and Articles of Incorporation. First Bancorp's Bylaws may be amended by its Board of Directors.

     Stockholder Nominations and Proposals. The Bylaws of First Bancorp require a stockholder who intends to nominate a candidate for election to the Board of Directors, or to raise new business at a stockholder meeting to give not less than 60 nor more than 90 days' advance notice to the Secretary of First Bancorp. The notice provision requires a stockholder who desires to raise new business to provide certain information to First Bancorp concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide First Bancorp with certain information concerning the nominee and the proposing stockholder.

     Purpose and Takeover Defensive Effects of First Bancorp's Articles of Incorporation and Bylaws. The Board of Directors of First Federal believes that the provisions described above are prudent and will reduce First Bancorp's vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by its Board of Directors. These provisions will also assist First Bancorp and First Federal in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. The Board of Directors believes these provisions are in the best interest of First Federal and Holding Company and its stockholders. In the judgment of the Board of Directors, First Bancorp's Board will be in the best position to determine the true value of First Bancorp and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interest of First Bancorp and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of First Bancorp and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of First Bancorp and that is in the best interest of all stockholders.

     Attempts to acquire control of financial institutions and their holding companies have recently become increasingly common. Takeover attempts that have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value of First Bancorp for its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of First Bancorp's assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above the current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive First Bancorp's remaining stockholders of benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners became less than 300, thereby allowing for deregistration under the Exchange Act.

     Despite the belief of First Federal and First Bancorp as to the benefits to stockholders of these provisions of First Bancorp's Articles of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt that would not be approved by

First Bancorp's Board, but in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of First Bancorp's Board of Directors and of management more difficult. The Board of Directors of First Federal and First Bancorp, however, have concluded that the potential benefits outweigh the possible disadvantages.

     Following the conversion, if permitted by applicable law and, if required, following the approval by stockholders, First Bancorp may adopt additional anti-takeover charter provisions or other devices regarding the acquisition of its equity securities that would be permitted for an Indiana business corporation.

     The cumulative effect of the restriction on acquisition of First Bancorp contained in the Articles of Incorporation and Bylaws of First Bancorp and in Federal and Indiana law may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders of First Bancorp may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.


                 DESCRIPTION OF CAPITAL STOCK OF FIRST BANCORP

General

     First Bancorp is authorized to issue 9,000,000 shares of common stock having a par value of $.01 per share and 1,000,000 shares of preferred stock having a par value of $.01 per share. Each share of First Bancorp's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.

     THE COMMON STOCK OF FIRST BANCORP WILL REPRESENT NON WITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF ANY TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.

Common Stock

     Dividends. The payment of dividends by First Bancorp is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation." The holders of common stock of First Bancorp will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of First Bancorp out of funds legally available therefor. If First Bancorp issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

     Voting Rights. Upon conversion, the holders of common stock of First Bancorp will possess exclusive voting rights in First Bancorp. They will elect First Bancorp's Board of Directors and act on such other matters as are required to be presented to them under Indiana law or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of First Bancorp," each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If First Bancorp issues preferred stock, holders of First Bancorp preferred stock may also possess voting rights. Certain matters require a vote of more than 50% of the outstanding shares entitled to vote thereon. See "Restrictions on Acquisition of First Bancorp."

     As a federal mutual savings bank, corporate powers and control of First Federal are vested in its Board of Directors, who elect the officers of First Federal and who fill any vacancies on the Board of Directors as it exists upon conversion. Subsequent to conversion, voting rights will be vested exclusively in the owners of the shares of capital stock of First Federal, all of which will be owned by First Bancorp, and voted at the direction of First Bancorp's Board of Directors. Consequently, the holders of the common stock will not have direct control of First Federal.

     Liquidation. In the event of any liquidation, dissolution or winding up of First Federal, First Bancorp, as holder of First Federal's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of First Federal (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders (see "The Conversion"), all assets of First Federal available for distribution. In the event of liquidation, dissolution or winding up of First Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First Bancorp available for distribution. If First Bancorp issues preferred stock, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of the common stock of First Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

     None of the shares of the authorized Holding Company preferred stock will be issued in the conversion and there are no plans to issue the preferred stock. Such stock may be issued with such designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Restrictions on Acquisition

     Acquisitions of First Bancorp are restricted by provisions in its Articles of Incorporation and Bylaws and by the rules and regulations of various regulatory agencies. See "Regulation" and "Restrictions on Acquisition of First Bancorp."


                           REGISTRATION REQUIREMENTS

     First Bancorp has registered the common stock with the SEC under Section 12(g) of the Exchange Act and will not deregister its common stock for a period of at least three years following the completion of the conversion. As result of such registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable.


                             LEGAL AND TAX OPINIONS

     The legality of the common stock has been passed upon for First Bancorp by Muldoon, Murphy & Faucette LLP, Washington, D.C. The federal tax consequences of the offering have been opined upon by Muldoon, Murphy & Faucette LLP and the Indiana tax consequences of the offering have been opined upon by Olive LLP. Muldoon, Murphy & Faucette LLP and Olive LLP have consented to the references in this prospectus to their opinions. Certain legal matters will be passed upon for Capital Resources, Inc. by Steele, Silcox & Browning, P.C., Washington, D.C.


                                    EXPERTS

     The financial statements of First Federal as of June 30, 1998 and 1997 and for the years ended June 30, 1998, 1997 and 1996 included in this prospectus have been audited by Olive LLP independent auditors, as stated in its report appearing in this prospectus, and have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

     Capital Resources Group has consented to the publication in this prospectus of the summary of its report to First Federal setting forth its opinion as to the estimated pro forma market value of First Bancorp and First Federal as converted and its letter with respect to subscription rights and to the use of its name and statements with respect to it appearing in this prospectus.


                      WHERE YOU CAN FIND MORE INFORMATION

     First Bancorp has filed with the SEC a Registration Statement on Form S-1 (File No. 333-68793) under the Securities Act of 1933 with respect to the common stock offered in the conversion. This prospectus does not contain all the information provided in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may read and copy such information at the SEC's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Registration Statement, including this prospectus and the exhibits, also is available through the SEC's World Wide Web site on the Internet (http://www.sec.gov).

     First Federal has filed with the OTS an Application for Approval of Conversion, which includes proxy materials for First Federal's Special Meeting and certain other information. This prospectus omits certain information contained in such Application. The Application, including the proxy materials, exhibits and certain other information that are a part thereof, may be inspected, without charge, at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the office of the Regional Director of the OTS at the Central Regional Office of the OTS, 200 West Madison Street, Suite 1300, Chicago, IL 60606.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                   First Federal Savings Bank and Subsidiary



                                                                    Page
                                                                    ----
Independent Auditor's Report......................................   F-1

Consolidated Balance Sheet as of September 30, 1998 (unaudited)
 and June 30, 1998 and 1997.......................................   F-2

Consolidated Statement of Income for the
 Three Months Ended September 30, 1998 and 1997 (unaudited) and
 the Years Ended June 30, 1998, 1997 and 1996.....................    28

Consolidated Statement of Equity Capital for the
 Three Months Ended September 30, 1998 (unaudited) and
 the Years Ended June 30, 1998, 1997 and 1996.....................   F-3

Consolidated Statement of Cash Flows for the
 Three Months Ended September 30, 1998 and 1997 (unaudited) and
 the Years Ended June 30, 1998, 1997 and 1996.....................   F-4

Notes to Consolidated Financial Statements........................   F-5

                                   *   *   *


     All schedules are omitted as the required information either is not applicable or is included in the Consolidated Financial Statements or related Notes.

     Separate financial statements for First Bancorp have not been included in this prospectus because First Bancorp, which has engaged in only organizational activities to date, has no significant assets, liabilities (contingent or otherwise), revenues or expenses.

[LOGO OF OLIVE APPEARS HERE]

                         INDEPENDENT AUDITOR'S REPORT


Board of Directors
First Federal Savings Bank
Evansville, Indiana


We have audited the consolidated balance sheet of First Federal Savings Bank and subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of income, changes in equity capital and cash flows for each of the three years in the period ended June 30, 1998. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of First Federal Savings Bank and subsidiary as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

/s/ Olive LLP

Evansville, Indiana
August 12, 1998, except for note 16,
as to which the date is September 16,
1998

                                     (F-1)

                          FIRST FEDERAL SAVINGS BANK
                                AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                     SEPTEMBER 30,             JUNE 30
                                                   -----------------------------
                                          1998           1998           1997
--------------------------------------------------------------------------------
                                      (Unaudited)
ASSETS
 Cash and due from banks              $    888,262  $    926,974 $    940,736
 Interest-bearing demand deposits       12,665,601    10,442,095    6,797,436
 Federal funds sold                        420,000       320,000       25,000
                                      ------------------------------------------
    Total cash and cash equivalents     13,973,863    11,689,069    7,763,172
 Interest-bearing deposits               1,882,000     2,279,000    5,546,000
 Investment securities
  Available for sale                     4,015,967     4,375,672    7,864,682
  Held to maturity (fair value of
   $48,304,000 (unaudited), $49,463,000
   and $52,118,000)                     47,987,499    49,363,642   52,469,675
                                      ------------------------------------------
    Total investment securities         52,003,466    53,739,314   60,334,357
Loans, net of allowance for loan
 losses of $250,000                     38,183,162    35,655,003   32,164,336
Premises and equipment                   1,513,210     1,520,311      888,861
Federal Home Loan Bank stock               727,400       727,400      727,400
Other assets                             3,344,239     3,353,715    3,322,798
                                      ------------------------------------------

     Total assets                     $111,627,340  $108,963,812 $110,746,924
                                      ==========================================

LIABILITIES
 Deposits
  Non-interest bearing                $    216,530  $    197,161 $    205,586
  Interest bearing                      90,744,364    89,031,871   88,354,630
                                      ------------------------------------------
     Total deposits                     90,960,894    89,229,032   88,560,216
Borrowings                               3,645,000     3,645,000    7,050,000
Advances by borrowers for taxes and
 insurance                                 560,660       355,841      333,770
Other liabilities                        1,344,144       785,282      749,565
                                      ------------------------------------------
     Total liabilities                  96,510,698    94,015,155   96,693,551
                                      ------------------------------------------

COMMITMENTS AND CONTINGENCIES

EQUITY CAPITAL
 Retained earnings--substantially
  restricted                            15,055,306    14,900,739   14,021,035
 Accumulated other comprehensive
  income                                    61,336        47,918       32,338
                                      ------------------------------------------
     Total equity capital               15,116,642    14,948,657   14,053,373
                                      ------------------------------------------
     Total liabilities and equity
      capital                         $111,627,340  $108,963,812 $110,746,924
                                      ==========================================

See notes to consolidated financial statements.

                                     (F-2)

                          FIRST FEDERAL SAVINGS BANK
                                AND SUBSIDIARY

                   CONSOLIDATED STATEMENT OF EQUITY CAPITAL

                                                                      ACCUMULATED
                                                                         OTHER
                                                  RETAINED           COMPREHENSIVE
                                                  EARNINGS              INCOME               TOTAL
                                               --------------------------------------------------------
BALANCES, JULY 1, 1995                          $13,013,629           $(11,425)            $13,002,204

  Comprehensive income
    Net income                                      620,046                                    620,046
    Other comprehensive income, net of tax--
     unrealized losses on securities                                   (47,707)                (47,707)
                                               --------------------------------------------------------
  Comprehensive income                              620,046            (47,707)                572,339
                                               --------------------------------------------------------

BALANCES, JUNE 30, 1996                          13,633,675            (59,132)             13,574,543

  Comprehensive income
    Net income                                      387,360                                    387,360
    Other comprehensive income, net of tax--
     unrealized gains on securities                                     91,470                  91,470
                                               --------------------------------------------------------
  Comprehensive income                              387,360             91,470                 478,830
                                               --------------------------------------------------------

BALANCES, JUNE 30, 1997                          14,021,035             32,338              14,053,373

  Comprehensive income
    Net income                                      879,704                                    879,704
    Other comprehensive income, net of tax--
     unrealized gains on securities                                     15,580                  15,580
                                               --------------------------------------------------------
  Comprehensive income                              879,704             15,580                 895,284
                                               --------------------------------------------------------

BALANCES, JUNE 30, 1998                          14,900,739             47,918              14,948,657

  Comprehensive income
    Net income (unaudited)                          154,567                                    154,567
    Other comprehensive income, net of tax--
     unrealized gains on securities (unaudited)                         13,418                  13,418
                                               --------------------------------------------------------
  Comprehensive income (unaudited)                  154,567             13,418                 167,985
                                               --------------------------------------------------------

BALANCES, SEPTEMBER 30, 1998 (UNAUDITED)        $15,055,306           $ 61,336             $15,116,642
                                               ========================================================

See notes to consolidated financial statements.

                                     (F-3)

                          FIRST FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                   THREE MONTHS ENDED
                                                                      SEPTEMBER 30                     YEAR ENDED JUNE 30
                                                                -------------------------------------------------------------------
                                                                   1998          1997          1998          1997          1996
                                                                -------------------------------------------------------------------
                                                                       (UNAUDITED)
OPERATING ACTIVITIES
  Net income                                                    $   154,567   $   215,330   $   879,704  $    387,360  $    620,046
  Adjustments to reconcile net income to net cash
   provided by operating activities
   Provision for loan losses                                                                                                100,000
   Depreciation and amortization                                     27,319        10,260        96,349        51,180        67,188
   Amortization of net loan origination fees                        (14,836)      (11,985)      (47,940)      (28,412)       34,612
   Deferred income tax                                               (5,487)       (9,780)      (41,607)      (54,752)      (80,561)
   Increase in cash surrender value of life insurance
    in excess of premiums paid                                      (23,548)      (19,782)      (87,234)      (81,975)      (83,364)
   Investment securities amortization (accretion), net                1,057       (30,365)     (146,994)     (164,730)     (341,136)
   Loans originated for sale                                     (1,361,000)     (203,000)   (1,844,000)     (627,000)     (543,000)
   Proceeds from sale of loans                                    1,361,000       203,000     1,844,000       627,000       543,000
   Gain on disposal of branch office and deposits                                              (399,552)
   Net change in
     Interest receivable                                             12,295        81,850        84,555        (5,750)     (227,246)
     Interest payable and other liabilities                         558,862       402,554        35,717       234,808       154,469
     Prepaid expense and other assets                                15,634        74,352         1,853         1,500        86,850
                                                                -------------------------------------------------------------------
   Net cash provided by operating activities                        725,863       712,434       374,851       339,229       330,858
                                                                -------------------------------------------------------------------

INVESTING ACTIVITIES
  Net change in interest-bearing deposits                           397,000      (395,000)    3,267,000     2,477,000      (894,000)
  Proceeds from maturities of securities available for sale         383,705     1,027,645     3,528,075     4,177,517     3,240,899
  Purchases of securities held to maturity                       (8,000,000)   (8,230,000)  (38,641,921)  (14,317,656)  (21,987,259)
  Proceeds from maturities of securities held to maturity         9,375,086    12,389,295    41,882,979     8,982,598    16,875,685
  Net change in loans                                            (2,513,323)      791,942    (3,442,727)      305,532       (84,413)
  Purchases of premises and equipment                               (20,218)     (608,260)     (779,275)       (4,066)      (14,768)
  Disposal of branch office and deposits                                                     (2,319,522)
                                                                -------------------------------------------------------------------
   Net cash provided (used) by investing activities                (377,750)    4,975,622     3,494,609     1,620,925    (2,863,856)
                                                                -------------------------------------------------------------------

FINANCING ACTIVITIES
  Net change in
   Non-interest bearing, interest-bearing demand
     and savings deposits                                         1,195,282      (687,698)    1,091,502    (1,932,818)     (625,457)
   Certificates of deposit                                          536,580    (1,187,852)    2,347,864     1,648,781     2,584,129
   Advances by borrowers for taxes and insurance                    204,819       189,128        22,071       (83,229)       (8,652)
  Repayment of long-term debt                                                                (3,405,000)     (450,000)     (500,000)
  Proceeds from long-term debt                                                                                            3,000,000
                                                                -------------------------------------------------------------------
   Net cash provided (used) by financing activities               1,936,681    (1,686,422)       56,437      (817,266)    4,450,020
                                                                -------------------------------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                           2,284,794     4,001,634     3,925,897     1,142,888     1,917,022

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                     11,689,069     7,763,172     7,763,172     6,620.284     4,703,262

                                                                -------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                          $13,973,863   $11,764,806   $11,689,069  $  7,763,172  $  6,620,284
                                                                ===================================================================

ADDITIONAL CASH FLOWS INFORMATION
  Interest paid                                                 $   704,609   $   841,656   $ 5,041,792  $  4,586,705  $  4,629,667
  Income tax paid                                                    16,298        85,200       492,900       247,200       234,574

See notes to consolidated financial statements.

                                     (F-4)

                          FIRST FEDERAL SAVINGS BANK
                                AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (Table Dollar Amounts in Thousands)

NOTE 1 -- NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of First Federal Savings Bank (Bank) and its wholly-owned subsidiary, FFSL Service Corporation, conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of these policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Bank operates under a federal thrift charter and provides full banking services. As a federally-chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation.

The Bank generates mortgage and consumer loans and receives deposits from customers located primarily in Vanderburgh County, Indiana, and surrounding counties. The Bank's loans are generally secured by specific items of collateral, including real property and consumer assets.

FFSL Service Corporation's only current activity is that it owns an equity interest in a limited partnership that is organized to build, own and operate a 44-unit low-income apartment complex.

The accompanying consolidated balance sheet as of September 30, 1998 and the consolidated statements of income, changes in equity capital and cash flows for the three months ended September 30, 1998 and 1997 are unaudited and include the accounts of the Bank and its subsidiary after elimination of all material intercompany transactions. Management is of the opinion that all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of the periods reported, have been included in the accompanying financial statements. The results of operations for the three months ended September 30, 1998 are not necessarily indicative of those expected for the remainder of the year.

CONSOLIDATION -- The consolidated financial statements include the accounts of the Bank and subsidiary after elimination of all material intercompany transactions and accounts.

INVESTMENT SECURITIES-- Debt securities are classified as held to maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in equity capital, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

                                     (F-5)

FIRST FEDERAL SAVINGS BANK
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


LOANS are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. This is generally ninety days after the loan becomes past due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans over the contractual life of those loans.

ALLOWANCE FOR LOAN LOSSES is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.

The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that, as of September 30, 1998 (unaudited), the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

PREMISES AND EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets, which range from 5 to 50 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FEDERAL HOME LOAN BANK (FHLB) STOCK is a required investment for institutions that are members of the FHLB system. The required investment in the common stock is based on a predetermined formula.

INVESTMENT IN LIMITED PARTNERSHIP is included in other assets and is recorded using the equity method of accounting. Losses due to impairment are recorded when it is determined that the investment no longer has the ability to recover its carrying amount. The benefits of low-income housing tax credits associated with the investment are accrued when earned.

INCOME TAX in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Bank files consolidated income tax returns with its subsidiary.

                                     (F-6)

FIRST FEDERAL SAVINGS BANK
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 2 -- INVESTMENT SECURITIES


                                                                             GROSS           GROSS
                                                            AMORTIZED      UNREALIZED     UNREALIZED     FAIR
                                                              COST           GAINS          LOSSES       VALUE
                                                            ------------------------------------------------------
AT SEPTEMBER 30, 1998 (UNAUDITED)
   Available for sale
     Mortgage-backed securities                               $ 3,908       $108                         $ 4,016
                                                            ---------------------------                  ---------
   Held to maturity
     Federal agencies                                           8,235         66                           8,301
     Collateralized auto obligations                            1,008          1                           1,009
     Corporate obligations                                      2,944         24          $  1             2,967
     Mortgage-backed securities                                32,819        289            63            33,045
     Commercial paper                                           2,981          1                           2,982
                                                            ------------------------------------------------------
         Total held to maturity                                47,987        381            64            48,304
                                                            ------------------------------------------------------
         Total investment securities                          $51,895       $489          $ 64           $52,320
                                                            ======================================================

AT JUNE 30, 1998
   Available for sale
     Mortgage-backed securities                               $ 4,292       $ 84                         $ 4,376
                                                            ---------------------------                  ---------
   Held to maturity
     Federal agencies                                          10,232         32                          10,264
     Collateralized auto obligations                            1,009                     $  2             1,007
     Corporate obligations                                      2,956          3             2             2,957
     Mortgage-backed securities                                31,169        220           151            31,238
     Commercial paper                                           3,998                        1             3,997
                                                            ------------------------------------------------------
         Total held to maturity                                49,364        255           156            49,463
                                                            ------------------------------------------------------

         Total investment securities                          $53,656       $339          $156           $53,839
                                                            ======================================================

AT JUNE 30, 1997
   Available for sale
     Mortgage-backed securities                               $ 7,808       $ 76          $ 20           $ 7,864
                                                            ------------------------------------------------------
   Held to maturity
     Federal agencies                                          16,201         22           219            16,004
     Collateralized auto obligations                              249                                        249
     Mortgage-backed securities                                33,530        189           345            33,374
     Commercial paper                                           2,490          1                           2,491
                                                            ------------------------------------------------------
         Total held to maturity                                52,470        212           564            52,118
                                                            ------------------------------------------------------

         Total investment securities                          $60,278       $288          $584           $59,982
                                                            ======================================================

All mortgage backed securities owned by the Bank at September 30, 1998 and June 30, 1998 and 1997 are government agency backed by the Federal Home Loan Mortgage Corporation (FHLMC), Federal National Mortgage Association (FNMA) or Government National Mortgage Association (GNMA), with the exception of one $2,000,000 security that was held in the "held to maturity" category at September 30, 1998.

                                     (F-7)

FIRST FEDERAL SAVINGS BANK
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The amortized cost and fair market value of securities held to maturity and available for sale at September 30, 1998 (unaudited) and June 30, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     HELD TO MATURITY       AVAILABLE FOR SALE
                                  ----------------------------------------------
                                   AMORTIZED     FAIR      AMORTIZED      FAIR
                                     COST        VALUE       COST         VALUE
                                  ----------------------------------------------
SEPTEMBER 30, 1998 (UNAUDITED)
  Within one year                  $ 5,179     $ 5,186
  One to five years                  5,951       5,988
  Five to ten years                  3,040       3,078
  After ten years                      998       1,007
                                   -------------------
                                    15,168      15,259
  Mortgage-backed securities        32,819      33,045       $3,908      $4,016
                                   ---------------------------------------------

     Totals                        $47,987     $48,304       $3,908      $4,016
                                   =============================================

JUNE 30,1998
  Within one year                  $ 6,194     $ 6,203
  One to five years                  5,963       5,964
  Five to ten years                  4,040       4,059
  After ten years                    1,998       1,999
                                   -------------------
                                    18,195      18,225
  Mortgage-backed securities        31,169      31,238       $4,292      $4,376
                                   ---------------------------------------------

     Totals                        $49,364     $49,463       $4,292      $4,376
                                   =============================================


Securities with a carrying value of $6,787,000 and $7,322,000 were pledged at September 30, 1998 (unaudited) and June 30, 1998 to secure FHLB advances and certain other funds advanced to the Bank as part of the Community Reinvestment Act.

On December 31, 1995, the Bank transferred certain securities from held to maturity to available for sale in accordance with a transition reclassification allowed by the Financial Accounting Standards Board. Such securities had a carrying value of $10,422,468 and a fair value of $10,469,217.

                                     (F-8)

FIRST FEDERAL SAVINGS BANK
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 3 -- LOANS AND ALLOWANCE

                                                          SEPTEMBER 30,         JUNE 30
                                                                         ---------------------
                                                             1998          1998       1997
                                                         -------------------------------------
                                                           (Unaudited)
Real estate mortgages
  One to four family                                        $36,745        $33,493    $31,106
  Other                                                       1,197          1,668        230
Credit line equity loans                                        997            937      1,047
Loans to depositors secured by savings                          146            226        131
Consumer loans                                                  542            501        424
                                                         -------------------------------------
                                                             39,627         36,825     32,938
                                                         -------------------------------------

Undisbursed portion of loans                                   (958)          (700)      (349)
Deferred loan fees                                             (236)          (220)      (175)
Allowance for loan losses                                      (250)          (250)      (250)
                                                         -------------------------------------
                                                             (1,444)        (1,170)      (774)
                                                         -------------------------------------

                                                            $38,183        $35,655    $32,164
                                                         =====================================

                                         THREE MONTHS ENDED
                                            SEPTEMBER 30                       YEAR ENDED JUNE 30
                                      ---------------------------------------------------------------------
                                         1998           1997           1998           1997           1996
                                      ---------------------------------------------------------------------
                                             (Unaudited)
Allowance for loan losses
  Balances, beginning of period          $250           $250           $250           $250           $150
  Provision for losses                                                                                100
                                      ---------------------------------------------------------------------
  Balances, end of period                $250           $250           $250           $250           $250
                                      =====================================================================

The Bank has not had any impaired loans during the three years ended June 30, 1998, 1997 and 1996 or the three months ended September 30, 1998 (unaudited).

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid balances of these loans were $9,055,000 and $7,198,000 at September 30, 1998 and 1997 (unaudited) and $7,994,000,
$7,276,000 and $7,712,000 at June 30, 1998, 1997 and 1996.

                                     (F-9)

FIRST FEDERAL SAVINGS BANK
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 4 -- PREMISES AND EQUIPMENT

                                    SEPTEMBER 30,         JUNE 30
                                                  -----------------------
                                        1998         1998         1997
                                  ---------------------------------------
                                     (Unaudited)
Land                                 $   639      $   639      $   515
Buildings                              1,840        1,840        1,669
Equipment                                858          838          787
                                  ---------------------------------------
    Total cost                         3,337        3,317        2,971
Accumulated depreciation              (1,824)      (1,797)      (2,082)
                                  ---------------------------------------

    Net                              $ 1,513      $ 1,520      $   889
                                  =======================================

In October 1997, the Bank sold the real estate, equipment and deposit accounts of its Mr. Vernon, Indiana branch in exchange for cash. Gains on the disposal of real estate and equipment of $261,000 and on the disposal of deposits of $139,000 are included in other income for 1998. Approximately $2,800,000 of deposits were sold at a 5% premium.

                                    (F-10)

FIRST FEDERAL SAVINGS BANK
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 5 -- OTHER ASSETS AND OTHER LIABILITIES

                                                            SEPTEMBER 30,           JUNE 30
                                                                           ----------------------
                                                               1998               1998      1997
                                                            -------------------------------------
                                                             (Unaudited)
Other assets
 Interest receivable
   Investment securities                                    $  490              $  502    $  620
   Loans                                                       181                 181       148
 Cash value of insurance                                     2,084               2,061     1,973
 Investment in limited partnership                             268                 277       330
 Net deferred tax asset                                        142                 148       117
 Prepaid expenses and other                                    179                 185       135
                                                            -------------------------------------
     Total                                                  $3,344              $3,354    $3,323
                                                            =====================================

Other liabilities
 Interest payable
   Deposits                                                 $  613              $  144    $  239
   Other borrowings                                            114                 103        73
 Deferred directors' fees and officer compensation             405                 382       296
 Accrued expenses                                              212                 156       142
                                                            -------------------------------------
     Total                                                  $1,344              $  785    $  750
                                                            =====================================

The investment in limited partnership of $268,000, $277,000 and $330,000 at September 30, 1998 (unaudited) and June 30, 1998 and 1997 represents a 40 percent equity interest in Vann Park II, L.P., a limited partnership organized to build, own and operate a 44-unit apartment complex. In addition to recording its equity in the losses of $53,000, $32,000 and $82,000, the Bank has recorded the benefit of low-income housing tax credits of $73,000 for each of the years ended June 30, 1998, 1997 and 1996. For each of the three-month periods ended September 30, 1998 and 1997 (unaudited), the Bank recorded equity in the losses of the partnership of $9,000, as well as the benefit of low-income housing tax credits of $18,250.

                                    (F-11)

FIRST FEDERAL SAVINGS BANK
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 6 -- DEPOSITS

                                                            SEPTEMBER 30,           JUNE 30
                                                                           -----------------------
                                                               1998               1998      1997
                                                            --------------------------------------
                                                             (Unaudited)
Demand deposits                                              $11,866            $10,624   $ 8,910
Savings deposits                                              10,359             10,406    11,731
Certificates and other time deposits of $100,000 or more       7,278              6,782     6,865
Other certificates and time deposits                          61,458             61,417    61,054
                                                            --------------------------------------
     Total deposits                                          $90,961            $89,229   $88,560
                                                            ======================================

Certificates maturing in years ending:

                                                                           SEPTEMBER 30   JUNE 30
-------------------------------------------------------------------------------------------------
                                                                           (Unaudited)
1999                                                                       $37,547        $35,702
2000                                                                        24,939         25,369
2001                                                                         3,754          4,423
2002                                                                         1,453          1,141
2003                                                                           583          1,011
Thereafter                                                                     460            553
                                                                       --------------------------
                                                                           $68,736        $68,199
                                                                       ==========================

Interest expense on deposits:

                                        THREE MONTHS ENDED
                                           SEPTEMBER 30             YEAR ENDED JUNE 30
                                        ------------------------------------------------------
                                             1998      1997      1998      1997      1996
                                        ------------------------------------------------------
                                               (Unaudited)
Interest-bearing demand                 $    19        $    23   $    85   $   103   $   113
Money market savings deposits                71             27       115       117       138
Savings deposits                             70             84       295       352       398
Certificates                                960            944     4,089     3,730     3,643
                                        ------------------------------------------------------
                                        $ 1,120        $ 1,078   $ 4,584   $ 4,302   $ 4,292
                                        ======================================================

Deposits in excess of $100,000 are not federally insured.

                                    (F-12)

FIRST FEDERAL SAVINGS BANK
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 7 -- BORROWINGS

                                                                      SEPTEMBER 30             JUNE 30
                                                                                     ---------------------------
                                                                         1998             1998           1997
                                                                 -----------------------------------------------
                                                                     (Unaudited)
Federal Home Loan Bank advances
 Variable rate, 5.5% at September 30, 1998
  (unaudited), due in March 1999                                       $3,645             $3,645        $4,050
 Fixed rate, 5.9%, paid February 1998                                                                    3,000
                                                                 -----------------------------------------------
                                                                       $3,645             $3,645        $7,050
                                                                 ===============================================

NOTE 8 -- INCOME TAX

                                                        THREE MONTHS ENDED
                                                           SEPTEMBER 30                YEAR ENDED JUNE 30
                                                       -------------------------------------------------------------
                                                          1998      1997        1998         1997          1996
                                                       -------------------------------------------------------------
                                                            (Unaudited)
Income tax
 Currently payable
  Federal                                                $45        $ 87        $ 332        $ 141         $ 179
  State                                                   21          31          125           25           101
 Deferred
  Federal                                                 (4)         (7)         (32)         (45)          (68)
  State                                                   (1)         (3)         (10)          (9)          (13)
                                                       -------------------------------------------------------------
   Total income tax expense                              $61        $108        $ 415        $ 112         $ 199
                                                       =============================================================

Reconciliation of federal statutory
 to actual tax expense
 Federal statutory income tax at 34%                     $73        $110        $ 440        $ 170         $ 278
 State income taxes, net of federal benefit               13          19           76           11            58
 Cash surrender value of life insurance                   (7)         (7)         (30)         (28)          (28)
 Tax credits                                             (18)        (18)         (73)         (73)          (73)
 Other                                                                 4            2           32           (36)
                                                       -------------------------------------------------------------
   Actual tax expense                                    $61        $108        $ 415        $ 112         $ 199
                                                       =============================================================
   Effective rate                                         28%         33%          32%          23%           24%
                                                       =============================================================

                                     (F-13)

FIRST FEDERAL SAVINGS BANK
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

                                                    SEPTEMBER 30,           JUNE 30
                                                                 ----------------------------
                                                        1998           1998          1997
                                                  -------------------------------------------
                                                     (Unaudited)
ASSETS
 Differences in accounting for loan losses            $  90            $  91         $  90
 Differences in accounting for loan fees                 35               37            48
 Deferred compensation and directors fees               198              188           139
 Other                                                    5                5             2
                                                  -------------------------------------------
      Total assets                                      328              321           279
                                                  -------------------------------------------

LIABILITIES
 Differences in depreciation methods                    (83)             (83)          (79)
 Federal Home Loan Bank dividends                       (55)             (55)          (55)
 Other                                                   (2)
 Accretion of investment discounts                                                      (4)
 Unrealized gain on securities available for sale       (46)             (35)          (24)
                                                  -------------------------------------------
      Total liabilities                                (186)            (173)         (162)
                                                  -------------------------------------------

                                                      $ 142            $ 148         $ 117
                                                  -------------------------------------------

A valuation allowance was not considered necessary at September 30, 1998 (unaudited) and June 30, 1998 and 1997.

Retained earnings at September 30, 1998 (unaudited) and June 30, 1998 include approximately $4,102,000, for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount at September 30, 1998 (unaudited) and June 30, 1998 was approximately $1,395,000.

NOTE 9 -- COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business, there are outstanding commitments and contingent liabilities, such as guarantees and commitments to extend credit which are not included in the accompanying consolidated financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

                                    (F-14)

FIRST FEDERAL SAVINGS BANK
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

Commitments to extend credit, which represent financial instruments whose contract amount represents credit risk, were as follows:

                                                    SEPTEMBER 30,                 JUNE 30
                                                                 ---------------------------------------
                                                       1998               1998              1997
                                                --------------------------------------------------------
                                                    (Unaudited)
Loan commitments
 At variable rates                                    $2,308             $2,108             $1,855
 At fixed rates ranging from
   6.75% to 7.25%                                        793
   6.75% to 7.25%                                                           710
   8.25% to 9.25%                                                                              176
                                                --------------------------------------------------------
                                                      $3,101             $2,818             $2,031
                                                ========================================================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies, but may include residential real estate, income-producing commercial properties or other assets of the borrower.

The Bank and subsidiary are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate determination of such possible claims or lawsuits will not have a material adverse effect on the consolidated financial position of the Bank.

NOTE 10 -- REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

                                    (F-15)

FIRST FEDERAL SAVINGS BANK
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At September 30, 1998 (unaudited) and June 30, 1998 and 1997, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since September 30, 1998 (unaudited) that management believes have changed the Bank's classification.

The Bank's actual and required capital amounts and ratios are as follows:

                                                                      REQUIRED FOR             TO BE WELL
                                                      ACTUAL          ADEQUATE CAPITAL*        CAPITALIZED*
                                               ---------------------------------------------------------------
                                               AMOUNT        RATIO    AMOUNT      RATIO      AMOUNT      RATIO
                                               ---------------------------------------------------------------
 AS OF SEPTEMBER 30, 1998
   (UNAUDITED)
   Total risk-based capital* (to risk-
    weighted assets)                            $15,306      34.88%     $3,511    8.00%       $4,389     10.00%
   Core capital* (to adjusted tangible
     assets)                                     15,056      13.47       4,470    4.00         6,705      6.00
   Core capital* (to adjusted total assets)      15,056      13.47       4,472    4.00         5,591      5.00

AS OF JUNE 30, 1998
   Total risk-based capital* (to risk-
     weighted assets)                           $15,151      34.7%      $3,488    8.00%       $4,361     10.00%
   Core capital* (to adjusted tangible
     assets)                                     14,901      13.6        4,383    4.00         6,575      6.00
   Core capital* (to adjusted total assets)      14,901      13.6        4,385    4.00         5,482      5.00

 AS OF JUNE 30, 1997
   Total risk-based capital* (to risk-
     weighted assets)                           $14,271      37.3%      $3,057    8.00%       $3,821     10.00%
   Core capital* (to adjusted tangible
     assets)                                     14,021      12.6        4,443    4.00         6,664      6.00
   Core capital* (to adjusted total assets)      14,021      12.6        4,444    4.00         5,555      5.00

*As defined by regulatory agencies

The Bank's tangible capital at September 30, 1998 (unaudited) and June 30, 1998 was $15,056,000 and $14,901,000, which amount was 13.5% and 13.6% of tangible assets and exceeded the required ratio of 1.5%.

                                    (F-16)

FIRST FEDERAL SAVINGS BANK
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Reconciliation of capital for financial statement purposes to regulatory capital was as follows:

                                                               SEPTEMBER 30, 1998 (UNAUDITED)
                                                      -----------------------------------------------------
                                                             CORE            TANGIBLE        RISK-BASED
                                                            CAPITAL          CAPITAL          CAPITAL
                                                      -----------------------------------------------------
Capital for financial statement purposes                    $15,117          $15,117          $15,117
Unrealized gain on securities available for sale                (61)             (61)             (61)
General loan valuation allowance                                                                  250
                                                      -----------------------------------------------------
Regulatory capital                                          $15,056          $15,056          $15,306
                                                      =====================================================

                                                           JUNE 30, 1998                         JUNE 30, 1997
                                          --------------------------------------------------------------------------------
                                                                           RISK-                                 RISK-
                                              CORE           TANGIBLE      BASED      CORE        TANGIBLE       BASED
                                             CAPITAL          CAPITAL     CAPITAL    CAPITAL       CAPITAL      CAPITAL
                                          --------------------------------------------------------------------------------
Capital for financial statement purposes     $14,949         $14,949      $14,949    $14,053      $14,053       $14,053
Unrealized gain on securities available
 for sale                                        (48)            (48)         (48)       (32)         (32)          (32)
General loan valuation allowance                                              250                                   250
                                          --------------------------------------------------------------------------------
Regulatory capital                           $14,901         $14,901      $15,151    $14,021      $14,021       $14,271
                                          ================================================================================

NOTE 11 -- PENSION AND EMPLOYEE BENEFIT PLANS

The Bank is a participant in a pension fund known as the Financial Institutions Retirement Fund (FIRF). This plan is a multi-employer plan; separate actuarial valuations are not made with respect to each participating employer. According to FIRF administrators, the market value of the fund's assets exceeded the value of vested benefits in the aggregate as of June 30, 1998, the date of the latest actuarial valuation. Pension expense was $200 and $1,400 for the three months ended September 30, 1998 and 1997 (unaudited) and $1,700, $8,500 and $35,300 for the years ended June 30, 1998, 1997 and 1996. This plan provides pension benefits for substantially all of the Bank's employees.

The Bank has a retirement savings Section 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 50% of the first 6% of base salary contributed by participants. The Bank's expense for the plan was $4,900 for each of the quarters ended September 30, 1998 and 1997 (unaudited) and $30,000, $23,700 and $23,300 for the years ended June 30, 1998, 1997 and 1996.

                                    (F-17)

FIRST FEDERAL SAVINGS BANK
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The Bank also has a supplemental retirement plan and deferred compensation arrangements for the benefit of certain officers. These arrangements are funded by life insurance contracts which have been purchased by the Bank. The Bank's expense for the plan was $9,700 and $8,600 for each of the quarters ended September 30, 1998 and 1997 (unaudited) and $36,300, $32,100 and $27,700 for the years ended June 30, 1998, 1997 and 1996. The Bank also established deferred compensation arrangements with certain directors whereby, in lieu of currently receiving fees, the directors or their beneficiaries will be paid benefits for an established period following the director's retirement or death. These arrangements are also funded by life insurance contracts which have been purchased by the Bank.


NOTE 12 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS--The fair value of cash and cash equivalents approximates carrying value.

INTEREST-BEARING DEPOSITS--The fair value of interest-bearing time deposits approximates carrying value.

INVESTMENT SECURITIES--Fair values are based on quoted market prices.

LOANS--For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans, including one-to-four family residential, are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value for other loans, are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

INTEREST RECEIVABLE/PAYABLE--The fair values of interest receivable/payable approximate carrying values.

FHLB STOCK--Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

CASH SURRENDER VALUE OF LIFE INSURANCE--The fair values of cash surrender values of life insurance approximate carrying values.

DEPOSITS--The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

LONG-TERM DEBT--The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt. Fair value approximates carrying value.

                                    (F-18)

FIRST FEDERAL SAVINGS BANK
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


OFF-BALANCE SHEET COMMITMENTS--Commitments include commitments to purchase and originate mortgage loans and commitments to sell mortgage loans and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The carrying amounts of these commitments, which are immaterial, are reasonable estimates of the fair value of these financial instruments.

The estimated fair values of the Bank's financial instruments are as follows;

                                                                                              JUNE 30
                                                                        ---------------------------------------------------
                                                 SEPTEMBER 30, 1998              1998                       1997
                                             -------------------------------------------------------------------------------
                                             CARRYING        FAIR       CARRYING        FAIR       CARRYING        FAIR
                                             AMOUNT          VALUE      AMOUNT         VALUE        AMOUNT         VALUE
                                             --------------------------------------------------------------------------------
                                                    (Unaudited)
ASSETS
   Cash and cash equivalents                   $13,974      $13,974      $11,689       $11,689     $ 7,763        $ 7,763
   Interest-bearing deposits                     1,882        1,882        2,279         2,279       5,546          5,546
   Investment securities available for sale      4,016        4,016        4,376         4,376       7,864          7,864
   Investment securities held to maturity       47,987       48,304       49,364        49,463      52,470         52,118
   Loans, net                                   38,183       39,909       35,655        35,931      32,164         31,269
   Interest receivable                             671          671          683           683         768            768
   FHLB stock                                      727          727          727           727         727            727
   Cash surrender value of life insurance        2,084        2,084        2,061         2,061       1,973          1,973

LIABILITIES
   Deposits                                     90,961       92,102       89,229        89,556      88,560         88,424
   Long-term debt                                3,645        3,645        3,645         3,645       7,050          7,050
   Interest payable                                727          727          247           247         312            312

Note 13 -- OTHER COMPREHENSIVE INCOME--UNREALIZED GAINS (LOSSES) ON SECURITIES

                                                            THREE MONTHS
                                                                ENDED
                                                             SEPTEMBER 30,                    YEAR ENDED JUNE 30
                                                                           ---------------------------------------------------------
                                                                1998              1998              1997                1996
                                                             -----------------------------------------------------------------------
Before tax amount                                               $24                $27              $158                $(83)
Tax (expense) benefit                                           (11)               (11)              (67)                 35
                                                           -------------------------------------------------------------------------
Net-of-tax amount--other
 comprehensive income                                           $13                $16               $91                $(48)
                                                           =========================================================================


                                    (F-19)

FIRST FEDERAL SAVINGS BANK
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 14--RELATED PARTY TRANSACTIONS

Deposits from related parties held by the Bank at September 30, 1998 (unaudited) and June 30, 1998 and 1997, totaled $756,000, $855,900 and $767,500.

NOTE 15--YEAR 2000

Like all entities, the Bank and its subsidiary are exposed to risks associated with the Year 2000 issue, which affects computer software and hardware; transactions with customers, vendors and other entities, and equipment dependent upon microchips. The Bank has begun, but has not yet completed, the process of identifying and remediating potential Year 2000 problems. It is not possible for any entity to guarantee the results of its own remediation efforts or to accurately predict the impact of the Year 2000 issue on third parties with which the Bank and its subsidiary do business. If remediation efforts of the Bank or third parties with which the Bank and its subsidiary do business are not successful, the Year 2000 issue could have negative effects on the Bank's financial condition and results of operations in the near term.

NOTE 16--SUBSEQUENT EVENT--PLAN OF CONVERSION

On September 16, 1998, the Board of Directors adopted a plan of conversion
(Plan) whereby the Bank will convert from a federally chartered mutual institution to a federally chartered stock savings bank. The Plan is subject to approval of regulatory authorities and members at a special meeting. The stock of the Bank will be issued to First Bancorp of Indiana, Inc. (First), a holding company formed in connection with the conversion, and the Bank will become a wholly-owned subsidiary of First. Pursuant to the Plan, shares of capital stock of First are expected to be offered initially for subscription to eligible members of the Bank and certain other persons as of specified dates subject to various subscription priorities as provided in the Plan. The capital stock will be offered at a price to be determined by the Board of Directors based upon an appraisal to be made by an independent appraisal firm. The exact number of shares to be offered will be determined by the Board of Directors in conjunction with the determination of the subscription price. At least the minimum number of shares offered in the conversion must be sold. Any stock not purchased in the subscription offering may be sold in a community offering expected to be held concurrently with the subscription offering.

                                    (F-20)

FIRST FEDERAL SAVINGS BANK
AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The Plan provides that when the conversion is completed, a "liquidation account" will be established in an amount equal to the retained income of the Bank as of the date of the most recent financial statements contained in the final conversion prospectus. The liquidation account is established to provide a limited priority claim to the assets of the Bank to qualifying depositors (eligible account holders) at September 30, 1998 and other depositors (supplemental eligible account holders) as of December 31, 1998 who continue to maintain deposits in the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, and only in such event, eligible account holders would receive from the liquidation account a liquidation distribution based on their proportionate share of the then total remaining qualifying deposits.

Certain regulations allow the Bank to pay dividends on its stock after the conversion if its regulatory capital would not thereby be reduced below the amount then required for the aforementioned liquidation account. Also, capital distribution regulations limit the Bank's ability to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account based on its capital level and supervisory condition.

Costs of conversion will be netted from proceeds of sale of common stock and recorded as a reduction of additional paid-in capital or common stock. If the conversion is not completed, such costs, totaling $48,000 at September 30, 1998 (unaudited), would be charged to expense.

                                    (F-21)

You should rely only on the information contained in this document. Neither First Bancorp of Indiana, Inc. nor First Federal Savings Bank have authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of First Bancorp of Indiana, Inc. or First Federal Savings Bank since any of the dates as of which information is furnished herein or since the date hereof.



                   [Logo for First Bancorp of Indiana, Inc.]



                         (Proposed Holding Company for
                          First Federal Savings Bank)



                       __________to __________ Shares of
                                  Common Stock


                                ---------------

                                   Prospectus

                                ----------------



                            Capital Resources, Inc.



                                ______ __, 1999



                     DEALER PROSPECTUS DELIVERY OBLIGATION


Until the later of _______, 1999, or 25 days after commencement of the syndicated community offering of common stock, if any, all dealers that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.(1)


    Legal fees and expenses................   $160,000
    Underwriter's legal fees...............     35,000
    EDGAR, printing, postage and mailing...     95,000
    Appraisal and business plan fees.......     35,000
    Accounting fees and expenses...........     70,000
    Securities marketing expenses..........     30,000
    Data processing fees...................     20,000
    SEC fee................................      7,500
    Blue Sky fees and expenses.............     15,000
    OTS fee................................      8,400
    Other..................................     20,100
                                              --------

    TOTAL                                     $496,000
                                              ========

______________________
(1) In addition to the above expenses, Capital Resources, Inc. will receive a fee of 1.25% of the aggregate purchase price of the shares of common stock sold in the Subscription Offering and Direct Community Offering, excluding shares purchased by the ESOP and by officers and directors of the Bank and their associates.

Item 14.  Indemnification of Directors and Officers.

In accordance with the Indiana Business Corporation Law of the State of Indiana (being Section 7 of the Indiana Code), Article 7 of First Bancorp of Indiana, Inc.'s Articles of Incorporation provides as follows:

     Section 7.01. General Provisions. The corporation shall, to the fullest extent to which it is empowered to do so by the Indiana Business Corporation Act or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he is or was a director, officer or employee of the corporation, or who, while serving as such director, officer or employee of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including attorneys' fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by him in accordance with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interest of the corporation, and in all other cases, was not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

     Section 7.02. Indemnification Authorized. To the extent that a director, officer or employee of the corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in
Section 7.01 of this Article, or in the defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under Section 7.01 of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, officer or employee is permissible in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not at the time parties to such action, suit or proceeding; or (b) if a quorum cannot be obtained under subdivision (a), by a majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to such action, suit or proceeding; or (c) by special legal counsel: (i) selected by the board of directors or its committee in the manner prescribed in subdivision (a) or (b), or (ii) if a quorum of the board of directors cannot be obtained under subdivision (a) and a committee cannot be designated under subdivision (b), selected by a majority vote of the full board of directors (in which selection directors who are parties may participate); or (d) by stockholders, but shares owned by or voted under the control of directors who are at the time parties to such action, suit or proceeding may not be voted on the determination.

     Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) to select counsel.

     Section 7.03. Definition of Good Faith. For purposes of any determination under Section 7.01 of this Article, a person shall be deemed to have acted in good faith and to have otherwise met the applicable standard of conduct set forth in Section 7.01 if his action is based on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by (a) one or more officers or employees of the corporation or other enterprise whom he reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, public accountants, appraisers or other persons as to matters he reasonably believes are within the person's professional or expert competence; or (c) a committee of the board of directors of the corporation or another enterprise of which the person is not a member if he reasonably believes the committee merits confidence. The term "another enterprise" as used in this Section 7.03 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent. The provisions of this Section 7.03 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 7.01 of this Article.

     Section 7.04. Advancement of Expenses. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 7.02 of this Article, upon receipt of a written affirmation of the director, officer or employee's good faith belief that he has met the standard of conduct described in Section 7.01 of this Article and upon receipt of a written undertaking on behalf of the director, officer or employee to repay such amount if it shall ultimately be determined that he did not meet the standard of conduct set forth in this Article, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article.

     Section 7.05. Non-Exclusivity. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Articles of Incorporation, the corporation's Bylaws, any resolution of the board of directors or stockholders, any other authorization, whenever adopted, after notice, by a majority vote of all voting stock then outstanding, or any contract, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee, and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 7.06. Vestment of Rights. The right of any individual to indemnification under this Article shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 7.01 of this Article and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to the adoption of this Article. To the extent such prior acts or omissions cannot be deemed to be covered by this Article, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of such prior acts or omissions.

     Section 7.07. Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify the individual against the same liability under this Article.

     Section 7.08.  Other Definitions.

     For purposes of this Article, serving an employee benefit plan at the request of the corporation shall include any service as a director, officer or employee of the corporation which imposes duties on, or involves services by such director, officer or employee with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation" referred to in this Article.

     For purposes of this Article, "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding.

     For purposes of this Article, "official capacity," when used with respect to a director, shall mean the office of director of the corporation; and when used with respect to an individual other than a director, shall mean the office in the corporation held by the officer or the employment or agency relationship undertaking by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, except as set forth in Section 1 of this Article.

     Section 7.09. Business Expenses. Any payments made to any indemnified party under this Article under any other right of indemnification shall be deemed to be an ordinary and necessary business expense of the corporation, and payment thereof shall not subject any person responsible for the payment, or the board of directors, to any action for corporate waste or to any similar action.


Item 15.    Recent Sales of Unregistered Securities

None.

Item 16.  Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

 1.1 Engagement Letter between First Federal Savings Bank and Capital Resources, Inc. *
 1.2  Draft Form of Agency Agreement
 2.1  Plan of Conversion of First Federal Savings Bank
 3.1  Articles of Incorporation of First Bancorp of Indiana, Inc. *
 3.2  Bylaws of First Bancorp of Indiana, Inc. *
 4.1  Form of Stock Certificate of First Bancorp of Indiana, Inc. *
 5.1  Opinion of Muldoon, Murphy & Faucette LLP re: legality
 5.2  Opinion of Johnson, Carroll and Griffith re: legality
 8.1  Opinion of Muldoon, Murphy & Faucette LLP re:  Federal Tax Matters
 8.2  Opinion of Olive LLP re:  State Tax Matters
 8.3 Opinion of Capital Resources Group, Inc. as to the value of subscription rights *
10.1  Draft ESOP Loan Commitment Letter and ESOP Loan Documents *
10.2 Form of Proposed Employment Agreement between First Federal Savings Bank, First Bancorp of Indiana, Inc. and certain executive officers *
10.3  Form of Employee Stock Ownership Plan*
10.4 Form of Proposed First Federal Savings Bank Employee Severance Compensation Plan *
10.5 Restated and Amended Executive Supplemental Retirement Income Master Agreement *
10.6  Restated and Amended Director Deferred Compensation Master Agreement *
21.1  Subsidiaries of First Bancorp of Indiana, Inc. *
23.1  Consent of Olive LLP as independent auditors
23.2 Consent of Muldoon, Murphy & Faucette LLP (contained in its opinion filed as exhibit 5.1)
23.3  Consent of Olive LLP (contained in its opinion filed as exhibit 8.2)
23.4  Consent of Capital Resources Group, Inc. *

23.5  Consent of Johnson, Carroll and Griffith
24.1  Power of Attorney *

27.1  Financial Data Schedule*
99.1  Appraisal Report of Capital Resources Group, Inc. (P)*
99.2  Additional solicitation materials *
99.3 Proxy Statement for Special Meeting of Members of First Federal Savings Bank *
99.4  Agreement with Capital Resources Group, Inc. *

99.5  Stock Order Form
--------------------------------------
* Previously filed
(P) This exhibit was filed in paper format pursuant to a continuing hardship exemption.

(b)  Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     The undersigned Registrant hereby undertakes to furnish stock certificates to or in accordance with the instructions of the respective purchasers of the Common Stock, so as to make delivery to each purchaser promptly following the closing under the Plan of Conversion.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CONFORMED
---------


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on January 29, 1999.

     First Bancorp of Indiana, Inc.


By:  /s/ Harold Duncan
     -------------------------------------------
     Harold Duncan
     President, Chief Executive Officer
     and Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



   Name                             Title                                             Date
   ----                             -----                                             ----
/s/ Harold Duncan
---------------------------         President, Chief Executive                    January 29, 1999
Harold Duncan                       Officer and Chairman of the Board
                                    (principal executive officer)


/s/ Christopher A. Bengert
---------------------------         Treasurer                                     January 29, 1999
Christopher A. Bengert              (principle financial and
                                    accounting officer)


/s/ Robert L. Clayton, Sr.*
---------------------------         Director                                      January 29, 1999
Robert L. Clayton, Sr.


/s/ Herbert V. Dassel*
---------------------------         Director                                      January 29, 1999
Herbert V. Dassel


/s/ Frank E. Kern*
---------------------------         Director                                      January 29, 1999
Frank E. Kern


/s/ James E. Will, Jr.*
---------------------------         Director                                      January 29, 1999
James E. Will, Jr.


/s/ Jerry Ziemer*
---------------------------         Director                                      January 29, 1999
Jerry Ziemer

*  Pursuant to Power of Attorney dated December 16, 1998.